Exhibit 10.2

Dated as of March 7, 2025

KLX ENERGY SERVICES HOLDINGS, INC.,

THE FINANCIAL INSTITUTIONS PARTY HERETO AS LENDERS

ECLIPSE BUSINESS CAPITAL LLC,

as Administrative Agent and Collateral Agent

and

ECLIPSE BUSINESS CAPITAL LLC,

as FILO Administrative Agent

ECLIPSE BUSINESS CAPITAL LLC,

as Lead Arranger and Sole Bookrunner

CREDIT AGREEMENT

Table of Contents

Page

1. Definitions		1

1.1	UCC Definitions	1
1.2	Defined Terms	1
1.3	Other Definitional Provisions	49
1.4	Divisions	50
1.5	Rates	50

2. Amount and Terms of Revolving Credit Commitments		50

2.1	Revolving Credit Commitments	50
2.2	Proceeds of Loans	51
2.3	Issuance of Letters of Credit	51
2.4	Participating Interests	53
2.5	Procedure for Opening Letters of Credit	53
2.6	Payments in Respect of Letters of Credit	54
2.7	Participations	55
2.8	Protective Advances	55
2.9	FILO Credit Commitments	56

3. Amount and Terms of Incremental Loans		57

3.1	Requests for Incremental Loans	57
3.2	Ranking and Other Provisions	57
3.3	Lender Commitments	57
3.4	Incremental Facility Amendment	57
3.5	Effective Date and Allocations	57
3.6	Conditions to Effectiveness of Increase	58
3.7	Effect of Incremental Facility Amendment	58
3.8	Revolving Credit Commitment Increase	58
3.9	Conflicting Provisions	59

4. [RESERVED]		59

5. General Provisions Applicable to Loans and Letters of Credit		59

5.1	Procedure for Borrowing by the Company	59
5.2	Repayment of Loans; Evidence of Debt	60
5.3	[RESERVED]	62

i

5.4	Termination of Commitment Amounts	62
5.5	Optional Prepayments	62
5.6	Mandatory Prepayments	63
5.7	Interest Rates and Payment Dates	64
5.8	Computation of Interest and Fees	64
5.9	Commitment Fees	64
5.10	Certain Fees	65
5.11	Letter of Credit Fees	65
5.12	Letter of Credit Reserves	65
5.13	Further Assurances	66
5.14	Obligations Absolute	66
5.15	Assignments	67
5.16	Participations	67
5.17	Inability to Determine Interest Rate for SOFR Loans; Benchmark Replacement	67
5.18	Pro Rata Treatment and Payments	69
5.19	Illegality	72
5.20	Requirements of Law	72
5.21	[RESERVED]	74
5.22	Replacement of Lenders	74
5.23	Taxes	74
5.24	Defaulting Lenders	78
5.25	Cash Dominion	80

6. Representations and Warranties		81

6.1	Corporate Existence; Compliance with Law	81
6.2	Corporate Power; Authorization	81
6.3	Enforceable Obligations	82
6.4	No Conflict with Law or Contractual Obligations	82
6.5	No Material Litigation	82
6.6	Borrowing Base Calculation	82
6.7	Investment Company Act	82
6.8	Federal Reserve Regulations	82
6.9	No Default	83
6.10	Taxes	83
6.11	Subsidiaries	83

6.12	Ownership of Property; Liens	83
6.13	ERISA	83
6.14	Environmental Matters	84
6.15	Accuracy and Completeness of Financial Statements	84
6.16	Absence of Undisclosed Liabilities	84
6.17	No Material Adverse Effect	85
6.18	Solvency	85
6.19	Intellectual Property	85
6.20	Creation and Perfection of Security Interests	85
6.21	Accuracy and Completeness of Disclosure	86
6.22	Insurance	86
6.23	Anti-Corruption Laws and Sanctions	86
6.24	Patriot Act	87
6.25	Burdensome Restrictions	87
6.26	Labor Matters	87
6.27	Qualified Eligible Contract Participant	87
6.28	Affected Financial Institutions	87

7. Conditions Precedent		87

7.1	Conditions to Execution Date	87
7.2	Conditions to Funding Date	89
7.3	Conditions to All Loans and Letters of Credit	93

8. Affirmative Covenants		93

8.1	Financial Statements	93
8.2	Certificates; Other Information	95
8.3	Payment of Other Obligations	97
8.4	Continuation of Business and Maintenance of Existence and Material Rights and Privileges	98
8.5	Compliance with All Applicable Laws and Regulations and Material Contractual Obligations	98
8.6	Maintenance of Property; Insurance	98
8.7	Maintenance of Books and Records	98
8.8	Right of the Lenders to Inspect Property and Books and Records	99
8.9	Notices	99
8.10	Subsidiary Guaranties and Collateral	100
8.11	Compliance with Environmental Laws	105

8.12	Appraisals; Field Examinations	105
8.13	Further Assurances	106
8.14	[Reserved]	106
8.15	Anti-Corruption; Sanctions	106
8.16	Accuracy of Information	106
8.17	Casualty and Condemnations	107
8.18	Keepwell	107

9. Negative Covenants		107

9.1	Financial Covenants	107
9.2	Indebtedness	108
9.3	Limitation on Liens	111
9.4	Use of Proceeds	114
9.5	Prohibition on Fundamental Changes	114
9.6	Prohibition on Sale of Assets	115
9.7	Limitation on Investments, Loans and Advances	116
9.8	Amendments to Organizational Documents; Amendments to Notes Documents	118
9.9	Restricted Payments	119
9.10	Transaction with Affiliates	119
9.11	Swap Contracts	120
9.12	Other Indebtedness	120
9.13	Fiscal Year	120
9.14	Restrictive Agreements	121
9.15	Limitation on Guarantees	121
9.16	Sale and Leaseback Transactions	121
9.17	Unrestricted Subsidiaries	121
9.18	Net Capital Expenditures	122
9.19	Independence of Covenants	122

10. Events of Default		122

10.1	Events of Default	122
10.2	Certain Remedies with Respect to the FILO Credit Facility	125
10.3	Equity Cure	126

11. The Administrative Agent; The Collateral Agent; The L/C Issuers		127

11.1	Appointment	127
11.2	Delegation of Duties	127
11.3	Exculpatory Provisions	128
11.4	Reliance by Administrative Agent or Collateral Agent	128
11.5	Notice of Default	128
11.6	Non-Reliance on Administrative Agent, Collateral Agent, FILO Administrative Agent, Lead Arranger and Other Lenders	129
11.7	Indemnification	129
11.8	Administrative Agent and Collateral Agent in its Individual Capacity	130
11.9	Successor Administrative Agent or Collateral Agent	130
11.10	L/C Issuer as Issuer of Letters of Credit	131
11.11	Certain ERISA Matters	131
11.12	Credit Bidding	132
11.13	Acknowledgments of Lenders and L/C Issuers	134
11.14	Collateral Matters	135

12. Miscellaneous		137

12.1	Amendments and Waivers	137
12.2	Notices	140
12.3	No Waiver; Cumulative Remedies	142
12.4	Survival of Representations and Warranties	142
12.5	Payment of Expenses; Limitation of Liability; Indemnification	142
12.6	Successors and Assigns; Participations; Purchasing Lenders	144
12.7	Adjustments; Set-off; Cashless Settlement	147
12.8	Counterparts; Integration; Effectiveness; Electronic Execution	148
12.9	[Reserved]	150
12.10	GOVERNING LAW; NO THIRD PARTY RIGHTS	150
12.11	SUBMISSION TO JURISDICTION; WAIVERS	150
12.12	No Fiduciary Duty, etc.	151
12.13	Confidentiality	152
12.14	USA Patriot Act	154
12.15	Flood Insurance Provisions	154
12.16	Severability	154
12.17	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	154
12.18	Acknowledgement Regarding Any Supported QFCs	155

v

13. CERTAIN ADDITIONAL MATTERS PERTAINING TO FILO CREDIT LOANS		155

13.1	Post-Petition Financing; Insolvency Proceedings	155
13.2	Separate Classifications	157
13.3	Avoidance and Reinstatement	158
13.4	Payments Over	158
13.5	Subrogation	158
13.6	FILO Purchase Option	158

SCHEDULES:

Schedule 1A	—	Commitment Amounts
Schedule 1B	—	Existing Money Market Funds
Schedule 1C	—	Deposit Accounts
Schedule 1.01	—	Specified Letters of Credit
Schedule 6.11	—	Domestic Subsidiaries
Schedule 6.12	—	Leasehold Interests
Schedule 6.22	—	Insurance
Schedule 9.2(h)	—	Indebtedness
Schedule 9.2(j)	—	Contingent Obligations
Schedule 9.3	—	Existing Liens
Schedule 9.6	—	Permitted Asset Sales
Schedule 9.7	—	Investments, Loans and Advances
Schedule 9.10	—	Transaction with Affiliates
Schedule 9.14	—	Restrictive Agreements

EXHIBITS:

Exhibit A	—	Form of Pledge and Security Agreement
Exhibit B-1	—	Form of Company Closing Certificate (Secretary)
Exhibit B-2	—	Form of Company Closing Certificate (Officer)
Exhibit C-1	—	Form of Assignment and Assumption
Exhibit D	—	Form of Notice of Borrowing
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Subordination Terms and Conditions of Intercompany Note
Exhibit G	—	Form of Credit Party Accession Agreement
Exhibit H	—	Form of Guaranty
Exhibit I	—	Form of Solvency Certificate
Exhibit J	—	Form of U.S. Tax Compliance Certificates
Exhibit K	—	Form of ABLSoft User Form
Exhibit L	—	Form of Intercreditor Agreement

ANNEXES:

Annex I	—	Borrowing Base Reporting

CREDIT AGREEMENT, dated as of March 7, 2025 (as the same may be amended, supplemented or otherwise modified from time to time after the date hereof, this “Agreement”), among KLX ENERGY SERVICES HOLDINGS, INC., a Delaware corporation (the “Company”), the several Lenders from time to time parties hereto, ECLIPSE BUSINESS CAPITAL LLC, as administrative agent for the Lenders, and as Collateral Agent (as defined below), and ECLIPSE BUSINESS CAPITAL LLC, as FILO Administrative Agent (as defined below).

WHEREAS, the Company has requested that the Lenders provide revolving and FILO asset-based loans and commitments to the Company in an aggregate amount up to the total Commitments (as defined below);

NOW THEREFORE, in consideration of these premises and for other good and valuable consideration, effective as of the Execution Date (as defined below), the parties do hereby agree as follows:

1.	DEFINITIONS

1.1 UCC Definitions. The following terms which are defined in the UCC (as defined below) are used herein as so defined: Account, Chattel Paper, Commercial Tort Claim, Commodity Account, Deposit Account, Document, Equipment, General Intangible, Goods, Instrument, Inventory, Investment Property, Letter of Credit, Letter-of-Credit Rights, Record, Securities Account and Supporting Obligations.

1.2 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“ABL First Priority Collateral” means the “ABL Priority Collateral” under and as defined in the Intercreditor Agreement.

“ABLSoft” means the electronic and/or internet-based system approved by the Administrative Agent for the purpose of making notices, requests, deliveries, communications and for the other purposes contemplated in this Agreement or otherwise approved by the Administrative Agent, whether such system is owned, operated or hosted by the Administrative Agent, any of its Affiliates or any other Person.

“ABR” means, for any day, the greatest of (a) the Floor plus one percent (1.0%), (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2%, (c) Adjusted Term SOFR in effect on such day, plus one percent (1.0%), provided, that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (d) the rate of interest announced, from time to time, within Wells Fargo Bank, N.A. at its principal office in San Francisco as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells Fargo Bank, N.A.’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo Bank, N.A. may designate (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as the Administrative Agent may select in its Permitted Discretion).

“ABR Loans” means Loans bearing interest based upon the ABR.

“Account Debtor” means each Person obligated on an Account.

“Acquired Assets” has the meaning specified in the definition of “Borrowing Base”.

“Additional Availability Amount” means an amount equal to $5,000,000; provided, that, the Additional Availability Amount shall automatically and permanently reduce on the first day of each calendar month, commencing on April 1, 2025, in an amount equal to $277,777.78 per month until the Additional Availability Amount has been reduced to zero ($0).

“Additional Collateral Documents” has the meaning specified in Section 8.10(d).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Eclipse Business Capital LLC, in its capacity as administrative agent under any of the Credit Documents, or any successor administrative agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means (i) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (ii) any Person who is a director or officer of (A) such Person, (B) any Subsidiary of such Person or (C) any Person described in clause (i) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, either (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agents” means a collective reference to the Administrative Agent and the Collateral Agent.

“Aggregate Revolving Credit Extensions of Credit” means, at any particular time, the sum of (i) the aggregate then outstanding principal amount of the Revolving Credit Loans, (ii) the aggregate amount then available to be drawn under all outstanding Letters of Credit and (iii) the aggregate amount of all Revolving L/C Obligations.

“Agreement” has the meaning specified in the preamble hereof.

“Ancillary Document” has the meaning specified in Section 12.8(a).

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and all laws, rules, ordinances and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Margin” means the following per annum percentage:

Revolving Credit Loans		FILO Credit Loans
ABR (for ABR Loans)	Adjusted Term SOFR (for Adjusted Term SOFR Loans)	ABR (for ABR Loans)	Adjusted Term SOFR (for Adjusted Term SOFR Loans)
3.625%	4.625%	5.00%	6.00%

Notwithstanding the foregoing, commencing on the first day of the month following the permanent reduction of the Additional Availability Amount to zero, (a) each of the foregoing percentages in respect of Revolving Credit Loans shall be reduced by a per annum amount equal to 0.125% and (b) each of the foregoing percentages in respect of FILO Credit Loans shall be reduced by a per annum amount equal to 0.50%.

“Appraised Net Orderly Liquidation Value” means, with respect to Inventory, the appraised orderly liquidation value thereof (valued at the lower of Cost and market value) as determined by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Approved Electronic Communication” means each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, facsimile, ABLSoft or any other equivalent electronic service, whether owned, operated or hosted by the Administrative Agent, any of its Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to this Agreement or any other Credit Document, including any financial statement, financial and other report, notice, request, certificate and other information or material; provided, that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that the Administrative Agent specifically instructs a Person to deliver in physical form.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) a Lender Affiliate or (c) an entity or an affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any sale, sale-leaseback, assignment, conveyance, transfer or other disposition by the Company or any Restricted Subsidiary of any of its property or assets, including the stock of any Restricted Subsidiary.

“Assignee” has the meaning specified in Section 12.6(c).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit C-1 hereto or any other form (including electronic records generated by the use of an electronic platform) accepted by the Administrative Agent in its sole discretion.

“Assignor” has the meaning specified in Section 12.6(c).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.3(c).

“Availability” means, at any time, an amount equal to (a) the Line Cap at such time, minus (b) the sum of the aggregate outstanding amount of borrowings under the Revolving Credit Facility plus the undrawn amount of outstanding Letters of Credit under the Revolving Credit Facility minus (c) Reserves with respect to Availability established by the Administrative Agent in its Permitted Discretion (provided that any Reserves with respect to Availability shall not be duplicative of any Reserves with respect to the Borrowing Base).

“Availability Trigger” means Availability is less than 17.0% of the Line Cap.

“Available Revolving Credit Commitment” means, as to any Lender, at a particular time, an amount equal to the excess, if any, of (i) the amount of such Lender’s Revolving Credit Commitment at such time less (ii) the sum of (A) the aggregate then outstanding principal amount of all Revolving Credit Loans made by such Lender pursuant to Section 2.1, (B) such Lender’s L/C Participating Interest in the aggregate amount then available to be drawn under all outstanding Letters of Credit, (C) such Lender’s Revolving Credit Commitment Percentage of the aggregate amount of all Revolving L/C Obligations and (D) such Lender’s Revolving Credit Commitment Percentage of the aggregate then outstanding principal amount at such time of all Protective Advances; collectively, as to all the Lenders, the “Available Revolving Credit Commitments.”

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets, or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.17(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) continues to be provided on such date.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a Resolution Authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or Resolution Authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 5.17(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 5.17(b).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender” has the meaning specified in Section 12.7(a).

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowing Base” means, at any time, without duplication, an amount equal to the sum of the following:

(a) 90% of each Credit Party’s Eligible Accounts at such time, plus

(b) the lesser of (i) 75% of each Credit Party’s Eligible Unbilled Accounts and (ii) $15,000,000, plus

(c) the lesser of (i) 85% of the Appraised Net Orderly Liquidation Value of Eligible Inventory at such time and (ii) $6,000,000, plus

(d) the Additional Availability Amount at such time, minus

(e) the amount of any FILO Deficiency Reserve, minus

(e) Reserves;

provided that, until both an acceptable appraisal and field examination with respect to the assets acquired by any Credit Party in a Permitted Acquisition (the “Acquired Assets”) are received by the Administrative Agent, the Acquired Assets included in the Borrowing Base shall be limited to 50% of the estimated Borrowing Base contribution (as determined by the Administrative Agent in its Permitted Discretion) of Accounts and Inventory comprising such Acquired Assets; provided, further, that if such field examination and appraisal are not received on or prior to the date that is forty-five (45) days after the closing date of such Permitted Acquisition, no Acquired Assets shall be included in the Borrowing Base until such field examination and appraisal have been received by the Administrative Agent.

The Administrative Agent may, in its Permitted Discretion, (i) establish, modify, or eliminate Reserves in accordance with the definition of Reserves or (ii) modify one or more of the other elements used in computing the Borrowing Base (provided that any Reserves with respect to the Borrowing Base shall not be duplicative of any Reserves with respect to Availability), with any such changes to be effective three (3) Business Days after delivery of notice thereof to the Company and the Lenders; provided that the Company may not obtain any new Revolving Credit Loans or Letters of Credit to the extent that such Revolving Credit Loan or Letter of Credit would cause the Aggregate Revolving Credit Extensions of Credit to exceed the Line Cap after giving effect to the establishment, modification or elimination of such Reserve as set forth in such notice. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Calculation delivered to the Administrative Agent pursuant to and in accordance with Section 8.2(f).

“Borrowing Base Calculation” means a calculation of the Borrowing Base and the FILO Borrowing Base (if applicable), in form and substance reasonably satisfactory to the Administrative Agent, utilizing information certified by the Company and provided to the Administrative Agent in electronic format in the Borrowing Base portal tab in ABLSoft.

“Borrowing Date” means any Business Day specified in a notice pursuant to (i) Section 5.1 as a date on which the Company requests the Lenders to make Revolving Credit Loans or FILO Credit Loans hereunder or (ii) Section 2.5 as a date on which the Company requests an L/C Issuer to issue a Letter of Credit hereunder.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 9.14.

“Business Day” means a day other than a Saturday or, Sunday or any other day on which the Administrative Agent or the Federal Reserve Bank of New York or commercial banks in New York, New York are closed.

“Capital Expenditures” means, for any period, without duplication, all amounts or commitments to expend money for any purchase or acquisition of assets that would, in accordance with GAAP, be classified as additions to property, plant and equipment and other capital expenditures of the Company and its Restricted Subsidiaries for such period; provided that, Capital Expenditures shall exclude (a) expenditures which constitute a Permitted Acquisition or Permitted Foreign Acquisition or an Investment permitted by Section 9.7(m), and (b) interest capitalized during construction, as the same are or would be set forth in a consolidated statement of cash flows of the Company and its Subsidiaries for such period.

“Capital Lease” means, of any Person, any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person; provided, that notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP as of August 10, 2018, be considered a “Capital Lease” as a result of any changes in GAAP that take or took effect subsequent to such date.

“Carve Out” means, generally, the agreement of the Secured Parties to set aside a portion of their recovery for the benefit of certain professionals or other junior creditors (without regard to the “absolute priority rule” under the United States Bankruptcy Code), as defined in a manner reasonably satisfactory to the Administrative Agent in the orders or other definitive documentation evidencing a Conforming Post-Petition Financing.

“Cash Collateral Account” means a special cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the Revolving L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable L/C Issuer.

“Cash Dominion Event” means any time that (a) an Availability Trigger shall have occurred or, (b) an Event of Default has occurred and is continuing. Once commenced, a Cash Dominion Event shall be deemed to be continuing until such time as (x) no Event of Default is continuing and (y) if such Cash Dominion Event resulted from an event specified in the preceding clause (a), Availability equals or exceeds for thirty (30) consecutive days the Availability Trigger threshold.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (ii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank having capital and surplus in excess of $500,000,000, (iii) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Lender, the parent corporation of any Lender or any Subsidiary of such Lender’s parent corporation, and commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s and in each case maturing within one year after the date of acquisition thereof, (v) money market funds that (A) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (B) are rated AA by S&P and Aa by Moody’s and (C) have portfolio assets of at least $5,000,000,000, (vi) money market funds existing on the Execution Date that are listed on Schedule 1B, and (vii) in the case of Foreign Subsidiaries, investments that are substantially equivalent to the foregoing investments described in clauses (i) through (v) above that are available in the currency of the jurisdiction in which such Foreign Subsidiary is organized.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code in which any Credit Party or direct or indirect owner of a Credit Party is a “United States shareholder” within the meaning of Section 951(b) of the Code.

“CFC Holdco” means any direct or indirect Domestic Subsidiary that has no material assets other than direct or indirect equity in, and Indebtedness owing by, one or more Subsidiaries that are CFCs.

“Change in Law” means, with respect to any Lender, the adoption of any law, treaty, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any Governmental Authority, including, without limitation, the issuance of any final rule, regulation or guideline by any regulatory agency having jurisdiction over such Lender or, in the case of Section 5.12(b) or 5.20(b), any corporation controlling such Lender, in each case, after the date such Lender becomes a party to this Agreement; provided, however, that notwithstanding anything herein to the contrary, (x) the

Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events from the Execution Date:

(i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than the holders of the Equity Interests of the Company on the Execution Date, has acquired or owned, directly or indirectly, beneficially or of record, by way of merger, consolidation or otherwise, Equity Interests representing 50% or more (on a fully-diluted basis and giving effect to the conversion and exercise of all outstanding rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case, exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests (or convertible or exchangeable securities) of the Company, whether at the time of issuance or upon the passage of time or the occurrence of some future event (whether or not such securities are then currently convertible or exercisable and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right)) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company (irrespective of whether, at the time, Equity Interests of any other class or classes of the Company shall have or might have voting power by reason of the happening of any contingency). For this purpose, a person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an option right); or

(ii) during any period of 12 (twelve) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (A) who were members of that board or equivalent governing body at the time of the Execution Date, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in sub-clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in sub-clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and other assets (which, for the avoidance of doubt, shall exclude any and all Real Property owned by any Credit Party other than Real Property that is made subject to Liens in favor of the Collateral Agent pursuant to Section 8.10(d)) of any Credit Party now existing or hereafter acquired, that is at any time required under the terms hereof or of any of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Access Agreement” has the meaning assigned to such term in the Pledge and Security Agreement.

“Collateral Agent” means Eclipse Business Capital LLC in its capacity as collateral agent and/or security trustee (as applicable) for the Secured Parties and its successors and assigns in such capacity (or such of its Affiliates as it may designate from time to time).

“Collateral Documents” means, collectively, the Pledge and Security Agreement, any Additional Collateral Documents, any additional pledges, security agreements or mortgages that create or purport to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties and any instruments of assignment, Control Agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.

“Collection Account” shall have the meaning assigned to such term in the Pledge and Security Agreement.

“Commitment Fee” has the meaning specified in Section 5.9(a).

“Commitment Fee Rate” means, for any day, with respect to the Commitment Fees payable hereunder, a rate per annum equal to 0.50%.

“Commitment Percentage” means, with respect to any Lender, the Revolving Credit Commitment Percentage of such Lender or the FILO Credit Commitment Percentage, as applicable.

“Commitments” means the collective reference to the Revolving Credit Commitments and the FILO Credit Commitments (individually, a “Commitment”). On the Execution Date, the aggregate amount of the Commitments is $135,000,000.

“Commonly Controlled Entity” means an entity, whether or not incorporated, organized or constituted, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

“Company” has the meaning specified in the preamble hereof.

“Compliance Certificate” means, a certificate, in the form attached as Exhibit E, of a Responsible Officer on behalf of the Company.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.17(b) and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Conforming Post-Petition Financing” has the meaning specified in Section 13.1(a).

“Consolidated Cash Interest Expense” means, for any period, the amount of Consolidated Interest Expense paid or required to be paid in cash by the Company and its Restricted Subsidiaries during such period.

“Consolidated EBITDA” means, for any period for the Company and its Restricted Subsidiaries, the sum of:

(i) Consolidated Net Income for such period (excluding therefrom any unusual or extraordinary items of gain or loss); plus

(ii) without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for:

(A) Consolidated Interest Expense;

(B) provisions for Federal, state, local and foreign income, value added, franchise, margin and similar taxes;

(C) depreciation, amortization (including, without limitation, amortization of goodwill and other intangible assets), impairment of goodwill and other non-cash charges or expenses (excluding any such non-cash charge or expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period);

(D) non-cash compensation expense, or other non-cash expenses or charges, arising from the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation rights or similar arrangements);

(E) any (x) financial advisory fees, underwriting fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket advisory and consulting expenses, and (y) prepayment premiums, breakage costs and interest rate indemnities, redeployment costs or funding costs, with respect to each of clause (x) and clause (y) incurred by the Company and its Restricted Subsidiaries as a result of, or in connection with, any issuance, incurrence, refinancing, redemption, repayment or prepayment of Indebtedness, to the extent permitted under this Agreement; and

(F) any (x) financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket advisory and consulting expenses, and (y) all cash and non-cash restructuring and integration charges, costs, and expenses, in each case incurred by the Company and its Restricted Subsidiaries as a result of any Permitted Acquisition or Permitted Foreign Acquisition or other internal restructuring and deducted from net income, and, in the case of the items described in this sub-clause (y), which are factually supportable, identifiable and documented, and which are not objected to by the Administrative Agent; provided that, the aggregate amount of such costs and expenses under this sub-clause (y) shall not exceed ten percent (10%) of Consolidated EBITDA; minus

(iii) any amount which, in the determination of Consolidated Net Income for such period, has been added for any non-cash income or non-cash gains, all as determined in accordance with GAAP; minus

(iv) the aggregate amount of cash payments made during such period in respect of any non-cash accrual, reserve or other non-cash charge or expense accounted for in a prior period which were added to Consolidated Net Income to determine Consolidated EBITDA for such prior period and which do not otherwise reduce Consolidated Net Income for the current period.

For purposes of calculating Consolidated EBITDA for any Measurement Period pursuant to any determination of the Fixed Charge Coverage Ratio or the Required Ratio, if during such period (or in the case of pro-forma calculations, during the period from the last day of such period to and including the date as of which such calculation is made) the Company or one or more of its Restricted Subsidiaries shall have made a Subject Transaction, Consolidated EBITDA for such period shall be calculated after giving effect thereto on a pro-forma basis.

“Consolidated Interest Expense” means, for any period the sum of (i) the amount of interest expense, both expensed and capitalized (excluding amortization and write offs of debt discount and debt issuance costs and any other non-cash interest expense or accretions of discounts), net of interest income, of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period and (ii) dividends paid in cash during such period on preferred stock issued by the Company or any of its Restricted Subsidiaries; provided that, for purposes of calculating Consolidated Interest Expense for any period for determining the Fixed Charge Coverage Ratio, if during such period (or in the case of pro-forma calculations, during the period from the last day of such period to and including the date as of which such calculation is made) the Company or one or more of its Restricted Subsidiaries shall have made a Subject Transaction, then Consolidated Interest Expense for such period shall be calculated after giving effect thereto on a pro-forma basis.

“Consolidated Net Income” means, for any period, the net income (or net loss) after taxes of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income for such period (i) the income (or loss) of any Person in which any other Person (other than the Company or any of its Wholly-Owned Restricted Subsidiaries) has an ownership interest, except to the extent that any such income is actually received in cash by the Company or such Wholly-Owned Restricted Subsidiary in the form of dividends or other equity distributions during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Company or any of its Restricted Subsidiaries and (iii) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Subsidiary” means at any date any Subsidiary of the Company or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP, and “Consolidated Subsidiaries” means all of them, collectively.

“Consolidated Total Indebtedness” means, as of any date of determination, all Indebtedness of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding any obligations in respect of hedging arrangements.

“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business and (y) any obligation resulting from the existence of deferred revenue, including customer deposits. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Company in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Company in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

“Control Agreement” means an account control agreement (or similar agreement), in form and substance acceptable to the Administrative Agent, executed by the applicable Credit Party, the Administrative Agent, the Collateral Agent and the relevant bank, securities intermediary or commodity intermediary, as applicable, party thereto. Such agreement shall provide a first priority perfected Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, in the applicable Credit Party’s Deposit Account, Securities Account or Commodity Account, as applicable.

“Controlled Account” means a Deposit Account, Securities Account or Commodity Account that is subject to a Control Agreement.

“Cost” means, with respect to any item of Inventory, the cost of purchase of such Inventory, calculated based upon the Company’s accounting practices as reflected in the most recent financial statements required to be delivered pursuant to Section 8.1(a) or 8.1(b).

“Covenant Trigger Event” means any time that Availability is less than $7,000,000. Once commenced, a Covenant Trigger Event shall be deemed to be continuing until such time as Availability equals or exceeds $7,000,000 for thirty (30) consecutive days.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 12.18.

“Credit Documents” means the collective reference to this Agreement, the Notes, the Guaranty (including any guarantee or Credit Party Accession Agreement executed and delivered pursuant to Section 8.10 or 9.15 of this Agreement), the Collateral Documents, the Intercreditor Agreement and any other document or instrument designated by the Company and the Administrative Agent as a “Credit Document”. Any reference in this Agreement or any other Credit Document to a Credit Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto.

“Credit Parties” means the collective reference to the Company and each Subsidiary Guarantor.

“Credit Party Accession Agreement” means an accession agreement, substantially in the form of Exhibit G hereto, executed and delivered by a Subsidiary after the Execution Date, in accordance with Section 8.10 or Section 9.15.

“Cure Amount” has the meaning specified in Section 10.3.

“Cure Expiration Date” has the meaning specified in Section 10.3.

“Cure Month” has the meaning specified in Section 10.3.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Article 10, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 5.24, any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Finance Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Finance Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request in writing by the Administrative Agent or any L/C Issuer, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Finance Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent entity that has, after the date hereof, become the subject of a Bankruptcy Event.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior twelve (12) months, that is the result of dividing the Dollar equivalent of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to a Credit Party’s Accounts during such period by (b) such Credit Party’s billings with respect to Accounts during such period. If Dilution exceeds two percent (2%), the Administrative Agent may, at its option in its Permitted Discretion, (i) reduce the advance rate applicable to Eligible Accounts by the number of full or partial percentage points comprising such excess or (B) establish a Reserve on account of such excess.

“Dollars” and “$” mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Company other than a Foreign Subsidiary.

“Eclipse” means Eclipse Business Capital LLC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means the process of attaching to or logically associating with an Approved Electronic Communication an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Approved Electronic Communication) with the intent to sign, authenticate or accept such Approved Electronic Communication.

“Eligible Account” means, at any time, each Account held by and owed to the Company other than any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Collateral Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent and (ii) a Lien permitted by paragraph (a) or (r) of Section 9.3 (provided that such Liens shall not be prior to the Liens of the Collateral Agent unless a Reserve shall have been established for such Liens);

(c) (i) which is unpaid more than one-hundred twenty (120) days after the date of the original invoice therefor or more than sixty (60) days after the original due date therefor, or (ii) which has been written off the books of the applicable Account Debtor or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing by such Account Debtor and its Affiliates are ineligible pursuant to paragraph (c) above;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing by such Account Debtor and its Affiliates to the Company that would be included as “Eligible Accounts” but for this paragraph (e) exceeds 25% of the aggregate amount of all Eligible Accounts;

(f) with respect to which any covenant, representation or warranty contained in this Agreement or in the Collateral Documents has been breached in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation in a form heretofore supplied to the Administrative Agent or its agent (or is otherwise satisfactory to the Administrative Agent) which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Company’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to the payment of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Company;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under a Bankruptcy Event and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l) which is owed by an Account Debtor that fails to satisfy at least one of the following requirements: (i) it maintains its chief executive office in the U.S. or Canada (other than the province of Quebec) or (ii) its jurisdiction of organization is in the U.S. or Canada (other than the province of Quebec);

(m) which is owed in any currency other than U.S. Dollars;

(n) which is owed by (i) any Governmental Authority of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Collateral Agent in such Account have been complied with;

(o) which is owed by any Credit Party or any Affiliate of any Credit Party or any employee, officer, director, agent or stockholder of any Credit Party or any of its Affiliates;

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which the Company is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q) which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(r) which is evidenced by any promissory note, Chattel Paper or Instrument unless all steps necessary to perfect the Lien of the Collateral Agent in such promissory note, Chattel Paper or Instrument have been complied with in a manner reasonably satisfactory to the Administrative Agent;

(s) which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Company to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Company has filed such report or qualified to do business in such jurisdiction, or (ii) which is a Sanctioned Person;

(t) with respect to which the Company has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business but only to the extent of any such reduction, or any Account which was partially paid and the Company created a new receivable for the unpaid portion of such Account;

(u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including, without limitation, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors;

(v) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person (other than the Company) has or has had an ownership interest in such goods, or which indicates any party (other than the Company or the Collateral Agent) as payee or remittance party;

(w) which was created on cash on delivery terms;

(x) as to which the contract or agreement underlying such Account is governed by the laws of any jurisdiction other than (or, if no governing law is expressed therein, as to which, under applicable choice of law principles, such Account would not be governed by the laws of any of) the United States, any state thereof or the District of Columbia; or

(y) which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Company shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Calculation. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Company may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Company to reduce the amount of such Account. Subject to Section 8.12(d), the Administrative Agent shall have received periodic field examinations and appraisals satisfactory to it with respect to the Eligible Accounts and Eligible Unbilled Accounts included within the Borrowing Base. Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective three (3) Business Days after delivery of notice thereof to the Company and the Lenders.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.6 (subject to such consents, if any, as may be required thereunder).

“Eligible Inventory” means, at any time, all Inventory owned by the Company or any Credit Party other than any Inventory:

(a) which is not subject to a perfected Lien in favor of the Collateral Agent under the Pledge and Security Agreement;

(b) which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent and (ii) a Lien permitted by paragraph (a), (b) or (r) of Section 9.3 (provided that such Liens shall not be prior to the Liens of the Collateral Agent unless a Reserve shall have been established for such Liens);

(c) which is, in the Administrative Agent’s determination (as such determination may be updated pursuant to each field examination conducted pursuant to Section 8.12) slow moving, obsolete, expired, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity, or does not comply with any certification requirements for sale applicable to such Inventory;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or in the Collateral Documents has been breached in any material respect and which does not conform in any material respect to any applicable standard applicable to the sale or use thereof imposed by any Governmental Authority;

(e) in which any Person other than the Company or any Subsidiary shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not finished goods or which constitutes spare parts, work-in-process, raw materials, packaging and shipping material, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) (i) is not located in the U.S. or a province in Canada in which the PPSA has been adopted or (ii) is in transit (other than Inventory in transit that has been shipped from a location where the Lien of the Collateral Agent is perfected under the laws of such location to another location where the Lien of the Collateral Agent is perfected under the laws of such other location);

(h) which is located in any location leased by the Company or any Subsidiary unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges and other amounts due or to become due in the next three-month period with respect to such facility has been established;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document (other than bills of lading in respect of Inventory in transit pursuant to paragraph (g) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) a Reserve for charges for storage or transportation, insurance, labor and other similar expenses for which such warehouseman or bailee has a lien or a claim on the relevant Inventory has been established;

(j) which (i) is located in a customer location, (ii) cannot be located or is being processed offsite at a third party location or outside processor, or (iii) is in-transit to or from such third party location or outside processor;

(k) which is a discontinued product or component thereof;

(l) which is the subject of a consignment by the Company or any Subsidiary as consignor;

(m) which is perishable;

(n) which contains or bears any intellectual property rights licensed to the Company or any Subsidiary unless such Inventory may be sold or disposed of by the Company or such Subsidiary or any Secured Party without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to the sale of such Inventory under the current licensing agreement;

(o) which is not reflected in a current perpetual inventory report of the Company or a Subsidiary thereof (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);

(p) for which reclamation rights have been legally and validly asserted by the seller;

(q) which is otherwise eligible to be included in the Borrowing Base but is located in a single location and, together with any other Eligible Inventory that is located in that single location, has an aggregate value of less than $100,000;

(r) which has been acquired from a Sanctioned Person; or

(s) which the Administrative Agent otherwise determines in its Permitted Discretion is unacceptable.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Company shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Calculation. Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective three (3) Business Days after delivery of notice thereof to the Company and the Lenders. Subject to Section 8.12(d), the Administrative Agent shall have received periodic field examinations and appraisals satisfactory to it with respect to the Eligible Inventory included within the Borrowing Base.

“Eligible Unbilled Accounts” means, with respect to each Credit Party, each Account of a Credit Party that would be an Eligible Account but for the fact that such Account has not been invoiced, in each case arising in the ordinary course of business, and which the Administrative Agent, in its judgment, exercised in its Permitted Discretion, shall not deem (in a notice to the Company) to be excluded as ineligible; provided that, no more than thirty (30) days have elapsed from the date on which the goods or services to which such Account related were delivered or performed.

“Environmental Laws” means any and all applicable Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or legally enforceable requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning human health as they relate to Materials of Environmental Concern or the protection of the environment, including, without limitation, Materials of Environmental Concern, as now or may at any time hereafter be in effect.

“Environmental Permit” means any permit, approval, license or other authorization required under any Environmental Law.

“Equity Cure Contribution” has the meaning specified in Section 10.3.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m), (n) or (o) of the Code or Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure to satisfy statutory minimum funding standards with respect to any Plan; (c) the filing pursuant to Section 412(c) of the Code of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“Event of Default” means any of the events specified in Article 10, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Account” means accounts that are (a) solely used for the purposes of making payments in respect of payroll, taxes and employees’ wages and benefits, (b) disbursement accounts where solely proceeds of indebtedness, including the proceeds of the Loans are deposited, (c) zero balance accounts, (d) trust accounts, (e) other accounts with funds on deposit averaging less than $1,000,000 individually and $2,500,000 in the aggregate, and (f) the cash collateral account for the benefit of the agent and lenders under the Prior ABL to the extent such account only maintains amounts that constitute cash collateral in respect of the Company’s surviving letter of credit obligations and p-card, overdraft and similar banking services obligations after giving effect to the payoff of the Prior ABL on the Funding Date in accordance with Section 9.3(t).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under this Agreement) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.23(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) United States Taxes attributable to such recipient’s failure to comply with Section 5.23(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Execution Date” means the date on which the conditions specified in Section 7.1 are satisfied (or waived in accordance with Section 12.1).

“Extensions of Credit” means the collective reference to Loans made and Letters of Credit issued under this Agreement.

“Facility” and “Facilities” means, individually or collectively as required by the context, each of (i) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”), and (ii) the FILO Credit Commitments and the extensions of credit made thereunder (the “FILO Credit Facility”).

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor provisions that are substantively similar) and any regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the agent fee letter dated as of the Execution Date between the Company and Eclipse.

“FILO Administrative Agent” means Eclipse Business Capital LLC in its capacity as documentation agent for the FILO Credit Facility and its successors and assigns in such capacity (or such of its Affiliates as it may designate from time to time).

“FILO Borrowing Base” means, at any time, without duplication, an amount equal to the sum of the following:

(a) 95% of each Credit Party’s Eligible Accounts at such time, plus

(b) 80% of each Credit Party’s Eligible Unbilled Accounts at such time, plus

(c) 85% of each Credit Party’s Eligible Inventory at such time, minus

(d) the aggregate amount of the Borrowing Base predicated on Eligible Accounts, Eligible Unbilled Accounts and Eligible Inventory at such time under the Revolving Credit Facility, without giving effect to any Reserves (including, without limitation, the FILO Deficiency Reserve).

“FILO Credit Commitment” means, as to any Lender, its obligations to make FILO Credit Loans to the Company pursuant to Section 2.9 in an aggregate amount not to exceed at any time the amount set forth opposite such Lender’s name in Schedule 1A under the heading “FILO Credit Commitment” and in an aggregate amount not to exceed at any time the amount equal to such Lender’s FILO Credit Commitment Percentage of the aggregate FILO Credit Commitments, as the aggregate FILO Credit Commitments may be reduced or adjusted from time to time pursuant to this Agreement; collectively, as to all the Lenders, the “FILO Credit Commitments”. On the Execution Date, the aggregate amount of the FILO Credit Commitments is $10,000,000.

“FILO Credit Commitment Expiration Date” means September 7, 2026.

“FILO Credit Commitment Percentage” means, as to any Lender at any time, the percentage which such Lender’s FILO Credit Commitment constitutes of all of the FILO Credit Commitments (or, if the FILO Credit Commitments shall have been terminated, the percentage of the outstanding FILO Credit Loans held by such Lender).

“FILO Credit Facility” has the meaning specified in the definition of “Facilities”.

“FILO Credit Funding Date” has the meaning specified in Section 2.9(a).

“FILO Credit Lenders” means the Lenders with FILO Credit Commitments and/or outstanding FILO Credit Loans.

“FILO Credit Loan” and “FILO Credit Loans” has the meaning specified in Section 2.9(a).

“FILO Credit Obligations” means all present and future FILO Credit Loans, advances, debts, liabilities, fees, expenses, obligations, guaranties, covenants, duties and indebtedness at any time owing by the Company or any Credit Party to the Administrative Agent, the Collateral Agent, the FILO Administrative Agent and FILO Credit Lenders, which are evidenced by this Agreement or any other Credit Document, whether arising from an extension of credit, guaranty, indemnification or otherwise, whether direct or indirect (including those acquired by assignment and any participation by any FILO Credit Lender in any Credit Party’s indebtedness owing under this Agreement and the other Credit Documents), whether absolute or contingent, whether due or to become due, whether allowed or not allowed and whether arising before or after the commencement of a proceeding under the United States Bankruptcy Code (11 U.S.C. § 101 et seq.) or any similar statute.

“FILO Credit Secured Parties” means, collectively, the FILO Administrative Agent and the FILO Credit Lenders.

“FILO Credit Specified Event of Default” means (a) an Event of Default under Section 10.1(a) with respect to the FILO Credit Loans or any other FILO Credit Obligations, (b) an Event of Default under 10.1(a) with respect to the Revolving Credit Obligations as a result of failure of the Company to pay all such Revolving Credit Obligations then due and owing on the Revolving Credit Termination Date, (c) an Event of Default under Section 10.1(c), but only to the extent (x) such Event of Default arises from the Credit Parties’ failure to comply with the provisions of Section 9.1 and (y) such Event of Default has not been waived or cured within thirty (30) days, (d) an Event of Default under Section 10.1(c), but only to the extent (x) such Event of Default arises from the Credit Parties’ failure to comply with the provisions of Section 5.25 and (y) such Event of Default has not been waived or cured within ten (10) days, or (e) an Event of Default under Section 10.1(c), but only to the extent (x) such Event of Default arises from the Credit Parties’ failure to comply with the provisions of Section 8.2(f) and (y) such Event of Default has not been waived or cured within ten (10) days. Except as expressly set forth above, each determination of whether a FILO Credit Specified Event of Default has occurred and is continuing shall be made without giving effect to any waiver or modification of any such provision effected pursuant to the terms hereof without the consent of the FILO Administrative Agent.

“FILO Credit Termination Date” means, the earliest to occur of (i) the Scheduled Maturity Date and (ii) any other date on which the FILO Credit Commitments shall terminate hereunder.

“FILO Deficiency Reserve” means, at any date of determination, a reserve maintained against the Borrowing Base established by the Administrative Agent in its Permitted Discretion (in accordance with Section 2.9(c)) in the amount, if any, by which the then outstanding principal amount of FILO Credit Loans exceeds the FILO Borrowing Base.

“FILO Deficiency Reserve Correction Notice” has the meaning specified in Section 2.9(c).

“FILO Standstill Period” means the period commencing on the date of the Administrative Agent’s and the Company’s receipt of written notice from the FILO Administrative Agent that a FILO Credit Specified Event of Default has occurred and is continuing and that the FILO Administrative Agent is requesting the Administrative Agent to accelerate the FILO Credit Obligations or otherwise commence the enforcement of remedies, and ending on the date that is (a) forty-five (45) days after receipt of such notice with respect to a FILO Credit Specified Event of Default arising under Section 10.1(a), and (b) sixty (60) days after such receipt of such notice with respect to any other FILO Credit Specified Event of Default.

“Finance Party” means, collectively, the Agents, the Lenders and each L/C Issuer.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by the Company or another Credit Party.

“Fixed Charge Coverage Ratio” means, on any date, the ratio of (i) Consolidated EBITDA minus Unfinanced Capital Expenditures to (ii) the sum of Fixed Charges, all calculated for the Measurement Period most recently ended on or prior to such date.

“Fixed Charges” means, for any period, (a) Consolidated Cash Interest Expense for such period, (b) income taxes and other taxes of the Company and its Restricted Subsidiaries paid or payable in cash during such period (determined on a consolidated basis, but net of any refund in respect of income taxes actually received in cash during such period), (c) principal of Indebtedness of the Company and its Restricted Subsidiaries (including payments in respect of Capital Leases but excluding (i) Indebtedness owed under the Facilities and (ii) intercompany payments in respect of Indebtedness owing to the Company or any of its Restricted Subsidiaries), in each case, paid or scheduled to be paid during such period (determined on a consolidated basis for such period), but only to the extent such payments are paid or will be paid from internally generated cash flows from operations, (d) the aggregate amount of all cash dividends and distributions and Qualified Stock Repurchases (excluding items eliminated in consolidation) paid or effected under Section 9.9 during such period (other than pursuant to paragraph (a) or (b) of such section) and (e) the aggregate amount of all lease payments paid or payable by the Company and its Restricted Subsidiaries with respect to any Sale and Leaseback Transactions, without duplication, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Floor” means a per annum rate equal to 2.00%.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of the Company which is organized under the laws of any jurisdiction outside the United States (within the meaning of Section 7701(a)(9) of the Code).

“Funding Account” has the meaning set forth in Section 5.1(a).

“Funding Date” means the date on which the conditions specified in Sections 7.2 and 7.3 are satisfied (or waived in accordance with Section 12.1).

“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of this Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting regulatory capital rules or standards (including, without limitation, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranty” means the guaranty, substantially in the form of Exhibit H hereto, made by one or more Subsidiary Guarantors in favor of the Secured Parties, together with each other guaranty or guaranty supplement delivered pursuant to Section 8.10 or Section 9.15 of this Agreement.

“Increased Reporting Event” means any time that an Availability Trigger shall have occurred. Once commenced, an Increased Reporting Event shall be deemed to be continuing until such time as Availability equals or exceeds for thirty (30) consecutive days the Availability Trigger threshold.

“Incremental Commitments Effective Date” has the meaning specified in Section 3.5.

“Incremental Facility Amendment” has the meaning specified in Section 3.4.

“Incremental Facility Closing Date” has the meaning specified in Section 3.6.

“Incremental Revolving Credit Loans” has the meaning specified in Section 3.1.

“Indebtedness” means, of any Person, at any particular date, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables or liabilities and deferred payment for services to employees or former employees incurred in the ordinary course of business and payable in accordance with customary practices, earn-outs, and other deferred compensation arrangements), (ii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder (but, for the avoidance of doubt, determined without double-counting any “back-to-back” letter of credit arrangements whereby a letter of credit serves as collateral for drawings made under another letter of credit), (iii) all liabilities (other than Lease Obligations) secured by any Lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, (iv) obligations of such Person under Capital Leases, (v) obligations under any earn-out (which for all purposes of this Agreement shall be valued at the amount reasonably likely to be payable with respect to such earn-out as expected to be reported on such Person’s financial statements) and (vi) all indebtedness of such Person arising under acceptance facilities; but excluding (x) any obligation resulting from the existence of deferred revenue, including customer deposits and interest thereon in the ordinary course of business, (y) deferred rent and (z) trade and other accounts and accrued expenses payable in the ordinary course of business in accordance with customary trade terms and in the case of both clauses (x) and (z) above, which are not overdue for a period of more than one hundred and twenty (120) days or, if overdue for more than one hundred and twenty (120) days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person. Notwithstanding anything herein to the contrary, Indebtedness shall not include any debt that has been defeased or satisfied and discharged pursuant to the deposit of cash in any amount sufficient to satisfy all such debt obligations at maturity or redemption and all payments of interest and premium thereon, if any, in a trust or account created or pledged for the sole benefit of the holders of such debt.

“Indemnified Liabilities” has the meaning specified in Section 12.5(a).

“Indemnified Person” has the meaning specified in Section 12.5(a)(iv).

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indenture” means that certain Indenture dated as of the Funding Date, among the Company, as issuer, each guarantor signatory thereto and U.S. Bank Trust Company, National Association, in its capacity as trustee and as collateral agent, which shall be substantially the form of Exhibit A attached to the Purchase Agreement.

“Information” has the meaning specified in Section 12.13(a).

“Insolvency Increase Amount” means, during any proceeding under any Debtor Relief Laws by or against a Credit Party, an amount equal to the result of (a) 5% of the Modified Borrowing Base, minus (b) any then outstanding Protective Advances made pursuant to clause (b) of the definition of Maximum Revolving Insolvency Amount (subject to the limitations set forth therein), whether such Protective Advance is made prior to or during such proceeding; provided that such result shall not be less than zero.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Funding Date, among Eclipse, as ABL Representative, U.S. Bank Trust Company, National Association, as Notes Representative, and each of the Credit Parties and other representatives party thereto from time to time, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Interest Payment Date” means the first day of each calendar month, upon any prepayment and on the Termination Date.

“Investment” has the meaning specified in Section 9.7.

“L/C Application” means a letter of credit application in the applicable L/C Issuer’s then customary form for the type of letter of credit requested.

“L/C Commitment” means the commitment by the Administrative Agent to arrange for one or more L/C Issuers to issue Letters of Credit hereunder. The initial amount of the L/C Commitment hereunder is $10,000,000.

“L/C Disbursement” means a payment made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” means Wells Fargo Bank, National Association, BMO Bank, N.A., Capital One, Truist Bank, or any other Person that, at the request of the Administrative Agent with the consent of the Company, agrees to issue Letters of Credit pursuant to Section 2.3.

“L/C Participating Interest” means an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arranger” means Eclipse Business Capital LLC, in its capacity as Lead Arranger.

“Lease Obligations” means, of the Company and its Restricted Subsidiaries, as of the date of any determination thereof, the rental commitments of the Company and its Restricted Subsidiaries determined on a consolidated basis, if any, under Operating Leases (net of rental commitments from sub-leases thereof).

“Leaseholds” means, with respect to any Person, all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” means each bank or other lending institution listed on Schedule 1A, each Eligible Assignee that becomes a Lender pursuant to Section 12.6(c), and their respective successors and shall include, as the context may require, each L/C Issuer in such capacity.

“Lender Affiliate” means (i) any Affiliate of any Lender, (ii) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and (iii) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor/manager as such Lender or by an Affiliate of such Lender or investment advisor/manager.

“Lending Office” means, with respect to any Lender, (a) with respect to its ABR Loans, the office of such Lender which will be making or maintaining its ABR Loans, and (b) with respect to its SOFR Loans, the office of such Lender which will be making or maintaining its SOFR Loans.

“Letter of Credit” means a letter of credit issued by an L/C Issuer pursuant to Section 2.3.

“Lien” means any mortgage, pledge, charge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement, security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing, except for the filing of financing statements in connection with Lease Obligations to the extent that such financing statements relate to the property subject to such Lease Obligations).

“Line Cap” means, as of any date of determination, the lesser of the aggregate Revolving Credit Commitments and the Borrowing Base, each as then in effect.

“Loan Account” has the meaning specified in Section 5.2(d).

“Loans” means the collective reference to the Revolving Credit Loans (including Protective Advances) and the FILO Credit Loans, if any; individually, a “Loan”.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (i) a material adverse effect on the business, financial condition, assets, or results of operations of the Company and its Subsidiaries taken as a whole, (ii) a material impairment of the ability of the Company and the other Credit Parties, taken as a whole, to perform any of its obligations under any Credit Document to which it is a party, (iii) a material impairment of the rights and remedies of the Lenders under any Credit Document or (iv) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Credit Documents to which it is a party, or (v) a material impairment of the Collateral Agent’s Liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens.

“Material Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries incurred pursuant to (a) the Purchase Agreement or Notes Documents, (b) any issuance of Additional Notes, Permitted Additional Debt, Pari Passu Notes Lien Indebtedness, or Junior Secured Indebtedness (in each case as defined in, and as incurred in accordance with the terms and conditions of, the Indenture as in effect on the Funding Date, without giving effect to an waiver of such terms and conditions), (b) Section 9.2(g), or (d) Section 9.2(i).

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste and radioactive materials, in each case, as regulated by any applicable Environmental Laws.

“Maximum Revolving Insolvency Amount” means an amount equal to the sum of (a) the Borrowing Base, plus (b) Protective Advances (subject to the aggregate cap thereon in Section 2.8(a)), plus (c) in addition to the Protective Advances described in the foregoing clause (b), Protective Advances (without regard to the aggregate cap thereon in Section 2.8(a)) in an aggregate amount equal to the aggregate amount required to fund payroll of the Credit Parties and their Subsidiaries for a two-week period, plus (d) all then outstanding Unintentional Overadvances, plus (e) the Insolvency Increase Amount, plus (f) the amount of Revolving Credit Loans (including loans made pursuant to a Post-Petition Financing that is a Conforming Post-Petition Financing) to fund the Carve Out.

“Measurement Period” means the most recent period of twelve consecutive fiscal months of the Company for which financial statements have been or are required to be delivered pursuant to this Agreement.

“Modified Borrowing Base” means the Borrowing Base (calculated without giving effect to any FILO Deficiency Reserves).

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Company and the Administrative Agent may select.

“Mortgage” means, in the case of owned real property interests, a mortgage or deed of trust, in a form to be reasonably agreed between the Company and the Administrative Agent, including any Credit Party, the Collateral Agent and one or more trustees, as the same may be amended, modified or supplemented from time to time.

“Motor Vehicle Sale and Leaseback Transaction” means a Sale and Leaseback Transaction or other similar transaction, in each case, in respect of Motor Vehicles, pursuant to which (i) a Credit Party or Subsidiary transfers title in one or more Motor Vehicles to a third party for minimal consideration, leases the Motor Vehicle back and has the right to receive sale proceeds (less commissions) upon a sale by such third party of such Motor Vehicle, (ii) no material lease payments are made by such Credit Party or Subsidiary and (iii) the fair market value of all Motor Vehicles subject to such transaction, when combined with the fair market value of the Motor Vehicles transferred in any other Motor Vehicle Sale and Leaseback Transaction, does not exceed $20,000,000 in the aggregate at any time.

“Motor Vehicles” means motor vehicles (including automobiles and trucks), trailers, containers and related equipment owned or leased by the Company or any of its Subsidiaries.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Capital Expenditures” means Capital Expenditures net of any disposition of capital assets.

“New Term Debt” has the meaning specified in Section 9.2(g).

“Non-Consenting Lender” has the meaning specified in Section 12.1(d).

“Non-Extension Notice Date” has the meaning specified in Section 2.3(c).

“Notes” means the collective reference to any promissory notes evidencing Loans.

“Notes Documents” has the meaning assigned to it in the Indenture.

“Notes First Priority Collateral” means the “Notes Priority Collateral” under and as defined in the Intercreditor Agreement.

“Notice of Borrowing” has the meaning specified in Section 5.1(a).

“Notice of Intent to Cure” has the meaning specified in Section 10.3.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 A.M. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rates shall be deemed to be zero.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means, collectively, the Revolving Credit Obligations and the FILO Credit Obligations (and, for avoidance of doubt, any Loans). Any reference in this Agreement or in the Credit Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior to and after the commencement of any proceeding under any Debtor Relief Laws.

“Operating Lease” means, as applied to any Person, a lease (including leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Organization Documents” means: (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to a Lender (including an L/C Issuer) or the Administrative Agent or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, recording, court, documentary, intangible or filing Taxes or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, but excluding any such Taxes that are Other Connection Taxes imposed with respect to an assignment by a Lender of an interest in a Loan after the date hereof (other than any such assignment made pursuant to Section 5.22 or Section 5.23(h) or otherwise made at the request of any Credit Party).

“Overadvance” means, as of any date of determination, the amount (if any) that the Aggregate Revolving Credit Extensions of Credit exceed the Borrowing Base.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Paid in Full”, “Pay in Full”, “Paying in Full” or “Payment in Full” means, with respect to any Obligations, (i) the payment in full in cash (or other consideration acceptable to the recipient thereof) of all such Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), (ii) the termination or expiration of all of the applicable Commitments, and (iii) receipt by the Administrative Agent of cash collateral in an amount equal to 105% of the aggregate undrawn stated amount of all outstanding Letters of Credit to secure the Obligations relating to such Letters of Credit, pursuant to a cash collateral agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Participant Register” has the meaning specified in Section 12.6(b).

“Participants” has the meaning specified in Section 12.6(b).

“Participating Lender” means any Lender (other than the L/C Issuer with respect to such Letter of Credit) with respect to its L/C Participating Interest in each Letter of Credit.

“Patriot Act” has the meaning specified in Section 6.24.

“Payment” has the meaning assigned to it in Section 11.13(a).

“Payment Conditions” means (i) no Default or Event of Default shall have occurred and be continuing or would result from the taking of the relevant action as to which the satisfaction of the Payment Conditions is being determined, (ii) on a pro forma basis, immediately prior to and immediately after giving effect to any transaction that is subject to the Payment Conditions, either (A) (1) Availability is at least the greater of (x) 20% of the Line Cap and (y) $26,000,000, at such time and for the immediately preceding sixty (60) days (or, if shorter, for the period from the Funding Date) and (2) the Fixed Charge Coverage Ratio, on a pro forma basis, is at least 1.0 to 1.0 or (B) Availability is at least the greater of (x) 25% of the Line Cap and (y) $32,500,000 at such time and for the immediately preceding sixty (60) days (or, if shorter, for the period from the Funding Date) and (iii) the Company shall have delivered to the Administrative Agent a certificate certifying that each of the conditions set forth in clause (i) and (ii) of this definition are met.

“Payment Notice” has the meaning assigned to it in Section 11.13(a).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Periodic Term SOFR Determination Day” has the meaning specified therefor in the definition of “Term SOFR”.

“Permitted Acquisitions” means non-hostile acquisitions (by merger, purchase or otherwise) by the Company or any of its Restricted Subsidiaries of all or substantially all of the assets of, or all of the shares of the capital stock or other Equity Interests in, a Person or division or line of business of a Person engaged in the same business as the Company and its Subsidiaries or in a related business, provided that immediately after giving effect thereto:

(i) except for Permitted Joint Ventures, 100% (less the amount of such capital stock or other Equity Interests, if any, not exceeding 5% in the aggregate thereof, attributable to director qualifying shares, shares required by the jurisdiction of organization of such Person to be held by management or other third party and such additional shares the current ownership of which, at the time of such Permitted Acquisition, cannot, after commercially reasonable efforts by the Company and its Restricted Subsidiaries, be identified or acquired) of the outstanding capital stock or other Equity Interests of any acquired or newly formed corporation or other entity that acquires such Person, division or line of business is owned directly by the Company or a Restricted Subsidiary;

(ii) any such capital stock or other Equity Interests acquired by the Company or any Subsidiary Guarantor shall be duly and validly pledged to the Collateral Agent for the ratable benefit of the Lenders (other than any capital stock of, or other Equity Interests in, any Subsidiary that is not required to be so pledged pursuant to Section 8.10);

(iii) the Company causes any such corporation or other entity to comply with Section 8.10, if such Section is applicable;

(iv) any such corporation or other entity is not liable for and the Company and its Restricted Subsidiaries do not assume any Indebtedness (except for Indebtedness permitted pursuant to Section 9.2);

(v) no Default or Event of Default shall have occurred and be continuing; and

(vi) at the time of any such acquisition (and after giving effect to loans, advances and investments in connection therewith or pursuant thereto), the Payment Conditions are satisfied.

The Company shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying as to the provisions in the aforementioned clauses (i), (iv), (v) and (vi) and that the acquisitions under this definition are non-hostile. All pro forma calculations required to be made pursuant to this definition shall (A) include only those adjustments that are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (B) be certified to by a Responsible Officer on behalf of the Company as having been prepared in good faith based upon reasonable assumptions.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means (i) those liens, encumbrances and other matters affecting title to any mortgaged property listed in the title policies in respect thereof and found, on the date of delivery of any such title policy to the Collateral Agent in accordance with the terms hereof, reasonably acceptable by the Collateral Agent, (ii) zoning, building codes, land use and other similar Laws and municipal ordinances which are not violated in any material respect by the existing improvements and the present use by the mortgagor of the premises under any Mortgage and (iii) such other items to which the Collateral Agent may consent (such consent not to be unreasonably withheld).

“Permitted Foreign Acquisitions” means non-hostile acquisitions (by merger, purchase or otherwise) by a Foreign Subsidiary of the Company that is a Restricted Subsidiary of all or substantially all of the assets of, or all of the shares of the capital stock or other Equity Interests in, a Person or division or line of business of a Person which is engaged in the same business as the Company and its Subsidiaries or in a related business; provided that immediately after giving effect thereto:

(i) such acquired Person or the Person directly owning such division, line of business or other assets shall be a Consolidated Subsidiary;

(ii) 100% (less the amount of such capital stock or other Equity Interests, if any, not exceeding 5% in the aggregate thereof, attributable to director qualifying shares, shares required by the jurisdiction of organization of such Person to be held by management or other third party and such additional shares the current ownership of which, at the time of such Permitted Foreign Acquisition, cannot, after commercially reasonable efforts by the Company and its applicable Foreign Subsidiaries, be identified or acquired) of the outstanding capital stock or other Equity Interests of any acquired or newly formed corporation or other entity that acquires such Person, division or line of business is owned directly by a First Tier Foreign Subsidiary;

(iii) 65.0% of all outstanding capital stock or other Equity Interests of such First Tier Foreign Subsidiary shall be duly and validly pledged to the Collateral Agent for the ratable benefit of the Lenders;

(iv) neither the applicable First Tier Foreign Subsidiary nor any such other corporation or other entity is liable for, and the Company and its Restricted Subsidiaries do not assume, any Indebtedness (except for Indebtedness permitted pursuant to Section 9.2(k));

(v) no Default or Event of Default shall have occurred and be continuing; and

(vi) such acquired Person shall have its jurisdiction of organization in the U.S., Canada or Mexico.

The Company shall have delivered to the Administrative Agent certificate of a Responsible Officer certifying as to the provisions in the aforementioned clauses (i), (iv), (v) and (vi), that the acquisitions under this definition are non-hostile and that Payment Conditions have been satisfied. All pro forma calculations required to be made pursuant to this definition shall (A) include only those adjustments that are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (B) be certified to by a Responsible Officer on behalf of the Company as having been prepared in good faith based upon reasonable assumptions.

“Permitted Joint Ventures” means acquisitions (by merger, purchase, formation of partnership, joint venture or otherwise) by the Company or a Restricted Subsidiary not constituting Permitted Acquisitions or Permitted Foreign Acquisitions of interests in any of the assets of, or shares of the capital stock of or other Equity Interests in, a Person or division or line of business of a Person engaged in the same business as the Company or any of its Subsidiaries or in a related business, provided that immediately after giving effect thereto:

(i) any outstanding capital stock or other Equity Interests of any acquired or newly formed corporation or other entity owned directly by the Company or a Subsidiary Guarantor is duly and validly pledged to the Collateral Agent for the ratable benefit of the Lenders if and to the extent required to be so pledged pursuant to the definition of “Pledge and Security Agreement” or pursuant to Section 8.10; and

(ii) no Default or Event of Default shall have occurred and be continuing, and the Company shall have delivered to the Administrative Agent an officers’ certificate to such effect, together with all relevant financial information for such corporation or other entity or acquired assets.

“Permitted Liens” means any Liens permitted under Section 9.3.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledge and Security Agreement” means the Pledge and Security Agreement dated as of the date hereof, among the Company, the other Credit Parties from time to time party thereto and the Collateral Agent for the ratable benefit of the Secured Parties, a copy of which is attached as Exhibit A hereto, as the same may be amended, modified or supplemented in accordance with its terms from time to time.

“Pledge and Security Agreements” means the collective reference to the Pledge and Security Agreement and any other pledge agreement or security agreement entered into by a Credit Party and the Collateral Agent (on substantially the same terms as the Pledge and Security Agreement) in accordance with Section 8.10.

“Pledged Collateral” has the meaning specified for the term “Collateral” in the Pledge and Security Agreement.

“Post-Petition Financing” means, in connection with any proceeding under any Debtor Relief Laws with respect to a Credit Party, the consensual use of cash collateral by, or the provision of financing or financial accommodations to, such Credit Party, as agreed to by the Administrative Agent (including, in either event, all of the terms and conditions established and/or approved in connection with the consensual use of cash collateral, financing or financial accommodations).

“PPSA” means the Personal Property Security Act (Ontario) and other personal property security legislation of the applicable Canadian province or provinces in respect of the Credit Parties or the Collateral as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.

“Prepayment Event” means (i) the occurrence of any Asset Sale in respect of ABL First Priority Collateral that yields Proceeds in excess of $2,500,000, and (ii) the receipt of any Proceeds by any Credit Party in respect of insurance proceeds or condemnation awards with respect to ABL First Priority Collateral in an amount greater than $2,500,000 per any such occurrence.

“Prior ABL” means that certain Credit Agreement dated as of August 10, 2018 among the Company, as borrower, certain subsidiaries of the Company, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, as collateral agent and as an issuing lender and the lenders party thereto (as amended by that certain First Amendment to Credit Agreement dated as of October 22, 2018, that certain Second Amendment to Credit Agreement dated as of June 10, 2019, that certain Third Amendment to Credit Agreement dated as of September 21, 2022 and that certain Fourth Amendment to Credit Agreement dated as of June 20, 2023 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof).

“Proceeds” means (a) all “proceeds”, as defined in Article 9 of the UCC with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily, including, without limitation, all proceeds of insurance policy covering the Collateral, in each case, net of Taxes, costs or other expenses paid or reasonably estimated to be payable as a result thereof.

“Properties” means each parcel of real property currently or previously owned or operated by the Company or any Restricted Subsidiary.

“Protective Advances” has the meaning specified in Section 2.8(a).

“Public-Sider” means a Lender whose representatives may trade in securities of the Company while in possession of the financial statements provided by the Company under the terms of this Agreement.

“Purchase Agreement” means that certain Securities Purchase Agreement dated as of March 7, 2025, among the Company and the purchasers party thereto.

“Purchase Date” has the meaning specified in Section 13.6(a).

“Purchase Notice” has the meaning specified in Section 13.6(a).

“Purchase Option Event” means the occurrence of any of the following: (a) the Administrative Agent shall notify the FILO Administrative Agent of its intention to (by itself or at the direction of the Required Revolving Lenders) sell, lease or otherwise dispose of all or substantially all of the Collateral whether by private or public sale or to release the Company or any Credit Party from its Revolving Credit Obligations under this Agreement, in each case in accordance with the last paragraph of Section 12.1(b), (b) the Administrative Agent shall consent to any liquidation of all or substantially all of the Collateral (or if any such liquidation is otherwise commenced or is the subject of a binding agreement among the Company or any Credit Party and a liquidator), (c) any FILO Credit Specified Event of Default shall occur, (d) any Event of Default under Section 10.1(f)(i) or (ii) shall occur, (e) any Event of Default under Section 10.1(c) shall occur, but only to the extent (x) such Event of Default arises from the Company’s failure to comply with the provisions of Article 9 and (y) such Event of Default has not been waived or cured within sixty (60) days or (f) any Event of Default under Section 10.1(c) shall occur, but only to the extent (x) such Event of Default arises from the Company’s failure to comply with the provisions of Section 8.12 and (y) such Event of Default has not been waived or cured within sixty (60) days. The Administrative Agent shall endeavor to notify the FILO Administrative Agent of any Purchase Option Event arising under the foregoing clause (b).

“Purchasing Creditors” has the meaning specified in Section 13.6(a).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 12.18.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other Person constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Stock Repurchases” means, collectively, one or more open market or privately negotiated purchases by the Company for cash of the Company’s issued and outstanding shares of common stock if each share of common stock so purchased is retired and cancelled (and returned to the status of authorized and unissued shares) promptly following the consummation of such repurchase.

“Real Property” means, with respect to any Person, all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Register” has the meaning specified in Section 12.6(d).

“Related Document” means any agreement, certificate, document or instrument relating to a Letter of Credit.

“Related Parties” has the meaning specified in Section 12.5(a)(iv).

“Relevant Governmental Body” means, the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder.

“Required FILO Lenders” means at any time FILO Credit Lenders (other than Defaulting Lenders) that hold at least fifty-one percent (51%) of the FILO Credit Commitments or, if the FILO Credit Commitments have expired or been cancelled, or if the FILO Credit Loans have been funded, the aggregate then outstanding principal amount of the FILO Credit Loans.

“Required Lenders” means, at a particular time, and subject to Section 5.24(b), Lenders that hold at least fifty-one percent (51%) of the sum of (i) the Revolving Credit Commitments or, if the Revolving Credit Commitments have been cancelled, the sum of (A) the aggregate then outstanding principal amount of the Revolving Credit Loans, plus (B) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit, plus (C) the aggregate then outstanding principal amount of Revolving L/C Obligations, plus (D) the aggregate amount represented by the agreements of the Lenders in Sections 2.8(a) and (b) with respect to the Protective Advances then outstanding and (ii) the FILO Credit Commitments or, if the FILO Credit Commitments have expired or been cancelled, or if the FILO Credit Loans have been funded, the aggregate then outstanding principal amount of the FILO Credit Loans.

“Required Ratio” means, on any date of determination with respect to any incurrence of Indebtedness under Sections 9.2(g) and 9.2(i), for the most recently ended applicable quarterly Measurement Period, the ratio of (x) Consolidated Total Indebtedness (net of Unrestricted Cash, in an amount not to exceed $25,000,000) as of the end of such period to (y) Consolidated EBITDA for the most recently ended applicable quarterly Measurement Period shall: (1)(i) with respect to incurrence of Indebtedness under Section 9.2(g), not exceed 2.5 to 1.0 and (ii) with respect to incurrence of Indebtedness under Section 9.2(i), not exceed 3.0 to 1.0 or (2) with respect to any such Indebtedness incurred in connection with a Permitted Acquisition or any other Investment permitted under this Agreement, not exceed, during the one-year period immediately following the Funding Date, such ratio existing immediately prior to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or Investment permitted under this Agreement, and, thereafter, the lesser of (A) such ratio existing immediately prior to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or Investment permitted under this Agreement or (B) 3.0 to 1.0; provided that, in each case, (A) all pro forma calculations of such ratio within this definition shall include only those adjustments that are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (B) for any Indebtedness incurred in connection with Section 9.2(i) or a Permitted Acquisition or Investment, pro forma calculations of such ratio shall be accompanied by a certificate from a Responsible Officer on behalf of the Company delivered to the Administrative Agent no less than fifteen (15) days prior to the incurrence of any such Indebtedness, certifying that such calculation has been prepared in good faith based upon reasonable assumptions and giving effect to such incurrence on a pro forma basis, the Company is in compliance with the Required Ratio.

“Required Revolving Lenders” means at any time Revolving Credit Lenders (other than Defaulting Lenders) that hold at least fifty-one percent (51%) of the Revolving Credit Commitments or, if the Revolving Credit Commitments have been cancelled, the sum of (A) the aggregate then outstanding principal amount of the Revolving Credit Loans, plus (B) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit, plus (C) the aggregate then outstanding principal amount of Revolving L/C Obligations, plus (D) the aggregate amount represented by the agreements of the Lenders in Sections 2.8(a) and (b) with respect to the Protective Advances then outstanding.

“Requirement of Law” means, as to any Person, the Organization Documents of such Person, and any Law (including, without limitation, Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, on any date of determination, the sum of the following reserves established by the Administrative Agent (and determined without duplication):

(a) in the case of Eligible Accounts and Eligible Unbilled Accounts, reserves established by the Administrative Agent in its Permitted Discretion for Dilution, for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and for taxes, fees, assessments and other governmental charges; plus

(b) in the case of Eligible Inventory, reserves established by the Administrative Agent in its Permitted Discretion for volatility, for Inventory shrinkage, for customs charges and shipping charges related to any Inventory in transit, for rent at locations leased by the Company, for consignee’s, warehousemen’s and bailee’s charges, for uninsured losses, for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation, for taxes, fees, assessments, and other governmental charges and for retention of title or similar arrangements; plus

(c) other reserves established by the Administrative Agent in its Permitted Discretion.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer or the chief operating officer of the Company or, with respect to financial matters, the chief financial officer, controller, vice president – finance or treasurer of the Company.

“Restricted Subsidiary” means each Subsidiary other than an Unrestricted Subsidiary.

“Revolving Credit Commitment” means, as to any Lender, its obligations to make Revolving Credit Loans to the Company pursuant to Section 2.1, to purchase its L/C Participating Interest in any Letter of Credit and to purchase participations in Protective Advances in an aggregate amount not to exceed at any time the amount set forth opposite such Lender’s name in Schedule 1A under the heading “Revolving Credit Commitment” and in an aggregate amount not to exceed at any time the amount equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate Revolving Credit Commitments, as the aggregate Revolving Credit Commitments may be reduced or adjusted from time to time pursuant to this Agreement; collectively, as to all the Lenders, the “Revolving Credit Commitments”. On the Execution Date, the aggregate amount of the Revolving Credit Commitments is $125,000,000.

“Revolving Credit Commitment Increase” has the meaning specified in Section 3.1.

“Revolving Credit Commitment Increase Expiration Date” means September 7, 2025; provided, that the Revolving Credit Increase Expiration Date shall be automatically extended to March 7, 2026 if the “Revolving Credit Commitment Increase Fee” (as defined in the Fee Letter) is paid in accordance with the Fee Letter on or before September 7, 2025.

“Revolving Credit Commitment Increase Lender” has the meaning specified in Section 3.8.

“Revolving Credit Commitment Percentage” means, as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment constitutes of all of the Revolving Credit Commitments (or, if the Revolving Credit Commitments shall have been terminated, the percentage of the outstanding Aggregate Revolving Credit Extensions of Credit and Protective Advances constituted by such Lender’s Aggregate Revolving Credit Extensions of Credit and participating interest in Protective Advances).

“Revolving Credit Commitment Period” means the period from and including the Execution Date to but not including the Revolving Credit Termination Date.

“Revolving Credit Facility” has the meaning specified in the definition of “Facilities”.

“Revolving Credit Lenders” means the Lenders with Revolving Credit Commitments and/or outstanding Revolving Credit Loans.

“Revolving Credit Loan” and “Revolving Credit Loans” has the meaning specified in Section 2.1(a), and shall include Protective Advances made pursuant to Section 2.8.

“Revolving Credit Obligations” means all present and future Revolving Credit Loans, advances, debts, liabilities, fees, expenses, obligations, reimbursement obligations, guaranties, covenants, duties and indebtedness at any time owing by the Company or any Credit Party to the Administrative Agent, the Collateral Agent and Revolving Credit Lenders, which are evidenced by this Agreement, any other Credit Document, any Letter of Credit or L/C Application, whether arising from an extension of credit, guaranty, indemnification or otherwise, whether direct or indirect (including those acquired by assignment and any participation by any Revolving Credit Lender in any Credit Party’s indebtedness owing under this Agreement and the other Credit Documents), whether absolute or contingent, whether due or to become due, whether allowed or not allowed and whether arising before or after the commencement of a proceeding under the United States Bankruptcy Code (11 U.S.C. § 101 et seq.) or any similar statute.

“Revolving Credit Secured Parties” means all Secured Parties other than the FILO Credit Secured Parties.

“Revolving Credit Termination Date” means, the earlier to occur of (i) the Scheduled Maturity Date and (ii) any other date on which the Revolving Credit Commitments shall terminate hereunder.

“Revolving L/C Obligations” means the obligations of the Company to reimburse the applicable L/C Issuer for any payments made by an L/C Issuer under any Letter of Credit that have not been reimbursed by the Company pursuant to Section 2.6.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Sale and Leaseback Obligation” has the meaning specified in Section 10.1(e).

“Sale and Leaseback Transaction” has the meaning specified in Section 9.16.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Execution Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government (including those maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, the U.S. Department of State, U.S. Department of Commerce), (b) any Person listed in any Sanctions-related list of designated Persons maintained by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, or otherwise a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Country, or (d) any Person that is owned or controlled by any such Person or Persons described in the foregoing clauses (a), (b) or (c) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).

“Sanctions” means applicable economic, financial or trade sanctions (including secondary and sectoral sanctions), embargoes, anti-terrorism laws and similar laws and regulations imposed, administered or enforced from time to time by (a) the U.S. Government, including those administered by the U.S. Department of Treasury Office of Foreign Assets Control, or the U.S. Department of State including but not limited to the International Emergency Economic Powers Act, Trading with the Enemy Act, United Nations Participation Act, Foreign Narcotics Kingpin Designation Act, Comprehensive Iran Sanctions, Accountability, and Divestment Act, Iran Threat Reduction and Syria Human Rights Act, the International Traffic in Arms Regulations, and similar laws, executive orders and regulations concerning sanctions, (b) His Majesty’s Treasury of the United Kingdom, (c) the European Union, and any European Union member state, (d) the United Nations Security Council or (e) other relevant sanctions authority.

“Scheduled Maturity Date” means, the earlier to occur of (i) March 7, 2028 and (ii) the date that is ninety one (91) days prior to the scheduled maturity date of the Senior Notes (if any Senior Notes are still outstanding as of such date).

“Secured Parties” means, collectively, the Agents, the FILO Administrative Agent, the Lenders, the L/C Issuers and any other Persons the obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents, and the successors and assigns of each of the foregoing.

“Senior Notes” means senior notes purchased by the Purchasers under the Purchase Agreement in an aggregate principal amount of $232,160,000.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means any Loan that bears interest at a rate determined by reference to Adjusted Term SOFR (other than pursuant to clause (c) of the definition of “ABR”).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means (a) an Event of Default under Section 10.1(a) or Section 10.1(f) or (b) an Event of Default under Section 10.1(c), but only to the extent such Event of Default arises from the Credit Parties’ failure to comply with the provisions of Section 8.1(b) during the occurrence of any Covenant Trigger Event, Section 8.2(f) or Section 9.1.

“Subject Transaction” means any (a) disposition of assets or Equity Interests of any Restricted Subsidiary or of any product line, business unit, line of business or division of the Company or any of the Restricted Subsidiaries, in each case to the extent otherwise permitted hereunder, (b) Permitted Acquisition or Permitted Foreign Acquisition, (c) other Investment that is permitted hereunder (including with respect to any business unit, line of business or product line), (d) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any

Unrestricted Subsidiary as a Restricted Subsidiary, (e) proposed incurrence of Indebtedness or making of a dividend or Restricted Payment in respect of which compliance with any financial ratio is by the terms of this Agreement required to be calculated on a pro forma basis and (f) termination or discontinuance of activities constituting a business unit, line of business or product line.

“Subsidiary” means, as to any Person, a corporation, partnership or other entity of which shares of capital stock or other Equity Interests having ordinary voting power (other than capital stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise controlled, directly or indirectly, or both, by such Person. Unless the context otherwise requires, the term “Subsidiary” means a Subsidiary of the Company.

“Subsidiary Guarantor” means any of the Company’s Subsidiaries which is a Wholly-Owned Domestic Subsidiary and any Restricted Subsidiary of the Company that from time to time shall or shall be required to deliver a Guaranty or a Credit Party Accession Agreement or other guaranty or guaranty supplement pursuant to Section 8.10 or 9.15.

“Supported QFC” has the meaning specified in Section 12.18.

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor Relief Laws) of such Person in respect of any Swap Contract, excluding any amounts which such Person is entitled to set-off against its obligations under applicable law.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for any calendar month, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the commencement of such calendar month, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for a tenor of one month has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for a tenor of one month as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for a tenor of one month was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Adjustment” means a percentage equal to 0.11448% (11.448 basis points).

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the date on which all of the Obligations have been Paid in Full.

“Transferee” has the meaning specified in Section 12.16(f).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 12.18.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 5.23(g)(ii)(B)(III).

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” means, with respect to any Person and for any period, Capital Expenditures made by such Person during such period and not financed from the proceeds of Indebtedness (other than, for the avoidance of doubt, Loans), the proceeds of any issuance of equity or the proceeds of any asset sale, casualty event, or condemnation event.

“Unintentional Overadvance” means an Overadvance which, to the Administrative Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Agents and the Lenders, including, without limitation, the imposition of (or increase in) the FILO Deficiency Reserve, a reduction in the Appraised Net Orderly Liquidation Value of property or assets included in the Borrowing Base or the FILO Borrowing Base or misrepresentation by the Credit Parties.

“Unmatured Surviving Obligations” means, at any date, contingent indemnification or expense reimbursement claims which are not then due and payable or with respect to which no demand has been made.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of the Company and its Restricted Subsidiaries that are deposited in or credited to deposit accounts or securities accounts subject to perfected Liens in favor of the Collateral Agent and that are not “restricted” for purposes of GAAP; provided, that, in connection with any calculation of the Required Ratio in connection with an incurrence of Indebtedness, Unrestricted Cash shall not include proceeds of Indebtedness incurred in reliance on such calculation of the Required Ratio.

“Unrestricted Subsidiaries” means (a) any Subsidiary of the Company that is formed or acquired after the Execution Date and for which the Unrestricted Subsidiary Lender Consent has been obtained, (b) any Restricted Subsidiary subsequently designated as an Unrestricted Subsidiary by the Company and for which the Unrestricted Subsidiary Lender Consent has been obtained, and (c) each Subsidiary of an Unrestricted Subsidiary; provided that in the case of clauses (a) and (b) above, (I) such designation shall be deemed to be an Investment made on the date of such designation in an amount equal to the fair market value of the investment therein (as determined in good faith by the Company) and such designation shall be permitted only to the extent permitted under Section 9.7(m) on the date of such designation, (II) there shall not be an Unrestricted Subsidiary designated hereunder that is not also designated as an Unrestricted Subsidiary (or similar equivalent term) under the Notes Documents and under any documentation governing any Material Indebtedness, (III) no Default or Event of Default shall have occurred and be continuing or would immediately result from such designation after giving pro forma effect thereto (including to the re-designation of Indebtedness and Liens on the assets of such Subsidiary as Indebtedness and Liens on assets of an Unrestricted Subsidiary) and (IV) no Unrestricted Subsidiary may own or hold, and none of the Company or any of the Restricted Subsidiaries may transfer (including by granting an exclusive license) or contribute to any Unrestricted Subsidiary, any asset that is material to the business of the Company and its Subsidiaries taken as a whole. The Company may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary (which shall constitute a reduction in any outstanding Investment) (but may thereafter not re-designate such Subsidiary as an Unrestricted Subsidiary), and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if no Event of Default would immediately result from such re-designation (including the re-designation of Indebtedness and Liens on the assets of such Subsidiary as Indebtedness and Liens on assets of a Restricted Subsidiary and the deemed return on any Investment in such Unrestricted Subsidiary pursuant to clause (y) below). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence by such Restricted Subsidiary at the time of such designation of any Indebtedness or Liens of such Restricted Subsidiary outstanding at such time (after giving effect to, and taking into account, any payoff or termination of Indebtedness or any release or termination of Liens, in each case, occurring in connection or substantially concurrently therewith) and (y) constitute a return on any Investment by the Company in such Unrestricted Subsidiary in an amount equal to the fair market value (as determined in good faith by the Company) at the date of such prior designation of such Restricted Subsidiary as an Unrestricted Subsidiary. As of the Execution Date, none of the Subsidiaries of the Company is an Unrestricted Subsidiary, and in no event shall the Company become an Unrestricted Subsidiary.

“Unrestricted Subsidiary Lender Consent” means the prior written consent of the Required Lenders, provided at their sole discretion, in response to a written request from the Company to the Lenders and the Administrative Agent (which may be made by e-mail) to designate a Subsidiary or Restricted Subsidiary as an Unrestricted Subsidiary hereunder; provided, that (a) such request includes a certification of a Responsible Officer of the Company specifying that all of the applicable conditions set forth in the first proviso of the definition of “Unrestricted Subsidiary” have been satisfied and (b) if the Required Lenders do not provide a response to such written request within ten (10) Business Days of the date on which such request is received by the Lenders and the Administrative Agent, the Required Lenders shall be deemed to have provided their consent to such designation.

“Wholly-Owned Domestic Subsidiary” means at any date a Wholly-Owned Subsidiary of the Company which is a Domestic Subsidiary at such date (other than any such Domestic Subsidiary that is a CFC Holdco or directly or indirectly owned by a CFC), and “Wholly-Owned Domestic Subsidiaries” means all of them, collectively.

“Wholly-Owned Restricted Subsidiary” means at any date a Wholly-Owned Subsidiary which is a Restricted Subsidiary at such date, and “Wholly-Owned Restricted Subsidiaries” means all of them, collectively.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan as provided in Section 4201 of ERISA.

“Withholding Agent” has the meaning specified in Section 5.23(a).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.3 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in any other Credit Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.

(d) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.4 Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

1.5 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 5.17(b), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.	AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

2.1 Revolving Credit Commitments.

(a) Subject to the terms and conditions hereof, each Lender agrees to extend credit, in an aggregate amount not to exceed such Lender’s Revolving Credit Commitment, to the Company from time to time on any Borrowing Date during the Revolving Credit Commitment Period by purchasing an L/C Participating Interest in each Letter of Credit issued by an L/C Issuer and by making loans to the Company (“Revolving Credit Loans”) from time to time. Revolving Credit Loans shall be denominated in Dollars. Notwithstanding the foregoing and subject to the Administrative Agent’s authority, in its reasonable discretion, to make Protective Advances pursuant to Section 2.8, in no event shall (i) any Revolving Credit Loan be made, or any Letter of Credit be issued, if, after giving effect thereto and the use of proceeds thereof as irrevocably directed by the Company, the sum of the Aggregate Revolving Credit Extensions of Credit would exceed the Line Cap then in effect or (ii) any Revolving Credit Loan be made, or any Letter of Credit be issued, if the amount of such Loan to be made or any Letter of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the Available Revolving Credit Commitments. Subject to the foregoing, during the Revolving Credit Commitment Period, the Company may use the Revolving Credit Commitments by borrowing, repaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having an L/C Issuer issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing the relevant L/C Issuer for such drawing, and having the applicable L/C Issuer issue new Letters of Credit.

2.2 Proceeds of Loans. The Company shall use the proceeds of Loans solely for financing the working capital or general corporate purposes of the Company or any of its Subsidiaries (including making payments to an L/C Issuer to reimburse the L/C Issuer for drawings made under the Letters of Credit). Notwithstanding the foregoing, no Credit Party will request any Loans, and no Credit Party shall use, and shall procure that their Subsidiaries and their respective directors, officers, employees and, to the knowledge of any Credit Party, agents, shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in a manner that breaches applicable Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

2.3 Issuance of Letters of Credit.

(a) Subject to the terms and conditions hereof, during the Revolving Credit Commitment Period, the Administrative Agent agrees to arrange for one or more L/C Issuers to issue (or amend or extend) a standby Letter of Credit denominated in Dollars by delivering to the Administrative Agent at its address specified in Section 12.2 (for delivery to the applicable L/C Issuer) an L/C Application completed to the satisfaction of the applicable L/C Issuer, together with the proposed form of the Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as the applicable L/C Issuer may reasonably request; provided that if an L/C Issuer informs the Company that it is for any reason unable to open such Letter of Credit, the Company may request another L/C Issuer to open such Letter of Credit upon the same terms offered to the initial L/C Issuer. Letters of Credit shall be denominated in Dollars.

(b) Each Letter of Credit issued (or amended or extended) hereunder shall, among other things, (i) be in such form requested by the Company as shall be acceptable to the applicable L/C Issuer in its sole discretion and (ii) subject to paragraph (c) below, have an expiry date occurring not later than the earlier of (A) three hundred and sixty-five (365) days after the date of issuance of such Letter of Credit and (B) five (5) Business Days prior to the Revolving Credit Termination Date.

(c) If the Company so requests in the applicable L/C Application, the applicable L/C Issuer may agree to issue a Letter of Credit with a one-year tenor that has automatic extension or renewal provisions (each, an “Auto-Extension Letter of Credit”); provided that (x) any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension or renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a certain number of days prior to each anniversary of such Letter of Credit’s date of issuance (the “Non-Extension Notice Date”), such number of days to be agreed upon by the Company and the applicable L/C Issuer at the time such Letter of Credit is issued and (y) such prior notice shall be deemed to have been given by the applicable L/C Issuer on the effective date of its resignation as an L/C Issuer in accordance with Section 11.9. Unless otherwise directed by an L/C Issuer, the Company shall not be required to make a specific request to an L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than five (5) Business Days prior to the Revolving Credit Termination Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) the applicable L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.1(a), Section 2.5 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is thirty (30) days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Company that one or more of the applicable conditions specified in Section 7.3 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension; provided, further, that, notwithstanding the foregoing, the applicable L/C Issuer may agree, in its sole discretion, to issue a Letter of Credit with an expiry date later than five (5) Business Days prior to the Revolving Credit Termination Date (or allow an Auto-Extension Letter of Credit to extend past such date) so long as, at the time such Letter of Credit is issued (or, in the case of an Auto-Extension Letter of Credit, on or prior to Non-Extension Notice Date in respect of same) the Company Cash Collateralizes such Letter of Credit.

(d) Notwithstanding anything herein to the contrary, no L/C Issuer shall have any obligation hereunder to issue, amend or extend, and shall not issue, amend or extend, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing, amending or extending such Letter of Credit, or any Requirement of Law relating to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Execution Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Execution Date and which the L/C Issuer in good faith deems material to it, (iii) if the issuance, amendment or extension of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally or (iv) if the issuance, amendment or extension of such Letter of Credit would result in more than twenty (20) Letters of Credit being outstanding at any time; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Execution Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

2.4 Participating Interests. Effective in the case of each Letter of Credit opened by an L/C Issuer as of the date of the opening thereof, the applicable L/C Issuer agrees to allot and does allot, to itself and each other Revolving Credit Lender, and each Revolving Credit Lender severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application, an L/C Participating Interest in a percentage equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage. In consideration and in furtherance of the foregoing, each such Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the applicable L/C Issuer, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of each L/C Disbursement made by such L/C Issuer, in each case to the extent not reimbursed by the Company on the date due as provided in Section 2.6, or of any reimbursement payment required to be refunded to the Company for any reason.

2.5 Procedure for Opening Letters of Credit. Upon receipt of any L/C Application from the Company in respect of a Letter of Credit, the applicable L/C Issuer will promptly notify the Administrative Agent thereof and the Administrative Agent will notify each Revolving Credit Lender. The applicable L/C Issuer will process such L/C Application, and the other certificates, documents and other papers delivered to the applicable L/C Issuer in connection therewith, upon receipt thereof in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Company; provided that no such Letter of Credit shall be issued (i) if the amount of such requested Letter of Credit, together with the sum of (A) the aggregate unpaid amount of Revolving L/C Obligations outstanding at the time of such request and (B) the maximum aggregate amount available to be drawn under all Letters of Credit outstanding at such time, would exceed $10,000,000, (ii) if the amount of such requested Letter of Credit, together with the sum of (A) the aggregate amount of Revolving L/C Obligations made by an L/C Issuer that have not yet been reimbursed by or on behalf of the Company at such time and (B) the maximum aggregate amount available to be drawn under all Letters of Credit issued by such L/C Issuer and outstanding at such time, would exceed the L/C Commitment (unless such L/C Issuer otherwise agrees) or (iii) if Section 2.1 would be violated thereby.

2.6 Payments in Respect of Letters of Credit.

(a) If an L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Company shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in Dollars, (i) not later than 1:00 P.M., New York City time, on the same Business Day if the Company receives notice of such L/C Disbursement at or before 11:00 A.M. New York City time on such Business Day, or (ii) if the Company receives a notice of disbursement after 11:00 A.M. New York City time not later than 1:00 P.M. New York City time, on the Business Day immediately following the date that the Company receives such notice; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 5.1 that such payment be financed with a SOFR Loan (subject to Section 5.17(b)), which is a Revolving Credit Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting SOFR Loan (subject to Section 5.17(b)), which is a Revolving Credit Loan.

(b) If an L/C Issuer shall make any L/C Disbursement, then, unless the Company shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Company reimburses such L/C Disbursement, at the rate per annum then applicable to SOFR Loans (subject to Section 5.17(b)); provided that, if the Company fails to reimburse such L/C Disbursement when due pursuant to paragraph (b) of this Section, then, Section 5.7(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable L/C Issuer, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (a) of this Section to reimburse such L/C Issuer shall be for the account of such Revolving Credit Lender to the extent of such payment. If the Company fails to make such payment when due, then the Administrative Agent shall notify the applicable L/C Issuer and each other applicable Revolving Credit Lender of the applicable L/C Disbursement, the payment then due from the Company in respect thereof and such Revolving Credit Lender’s Revolving Credit Commitment Percentage thereof. Promptly following receipt of such notice, each applicable Revolving Credit Lender shall pay to the Administrative Agent in Dollars its Revolving Credit Commitment Percentage of the payment then due from the Company (and Section 5.18(b) shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the applicable L/C Issuer in Dollars the amounts so received by it from such Revolving Credit Lender. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable L/C Issuer or, to the extent that Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such L/C Issuer, then to such Revolving Credit Lenders and the applicable L/C Issuer as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse any L/C Issuer for any L/C Disbursement (other than the funding of SOFR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such L/C Disbursement.

(c) Whenever, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any other Revolving Credit Lender such other Revolving Credit Lender’s pro-rata share of the Revolving L/C Obligation arising therefrom, an L/C Issuer receives any reimbursement on account of such Revolving L/C Obligation or any payment of interest on account thereof, the applicable L/C Issuer will distribute to such other Revolving Credit Lender, through the Administrative Agent, its pro-rata share thereof in like funds as received (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided that, in the event that the receipt by the applicable L/C Issuer of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Revolving Credit Lender will promptly return to the applicable L/C Issuer, through the Administrative Agent, any portion thereof previously distributed by the applicable L/C Issuer to it in like funds as such reimbursement or payment is required to be returned by the applicable L/C Issuer.

(d) The Company shall pay to each L/C Issuer, each of the fees set forth in Section 5.11.

2.7 Participations. Each Revolving Credit Lender’s obligation to purchase participating interests pursuant to Section 2.4 is absolute and unconditional as set forth in Section 5.16.

2.8 Protective Advances.

(a) Subject to the limitations set forth below, the Administrative Agent, in its sole discretion exercised in good faith, may make Revolving Credit Loans to the Company on behalf of the Lenders, so long as the aggregate amount of such Revolving Credit Loans shall not exceed 5% of the Borrowing Base, if the Administrative Agent deems that such Revolving Credit Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood or maximize the amount of repayment of the Loans and the other Obligations or (iii) to pay any other amount chargeable to the Company pursuant to this Agreement (such Revolving Credit Loans, “Protective Advances”); provided that (A) in no event shall the sum of the Aggregate Revolving Credit Extensions of Credit exceed the aggregate Revolving Credit Commitments and (B) the Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Protective Advances (provided that existing Protective Advances shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof). At any time that the conditions for making a Revolving Credit Loan are satisfied, the Administrative Agent may request the Lenders to make a Revolving Credit Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participation described in Section 2.8(b).

(b) Upon the making of a Protective Advance, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent (regardless of the existence of any Event of Default or other condition), without recourse or warranty, an undivided interest and participation in such Protective Advance based upon their Revolving Credit Commitment Percentages. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Revolving Credit Commitment Percentages of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

(c) All Protective Advances shall be secured by the Collateral and shall bear interest as provided in this Agreement for SOFR Loans (subject to Section 5.17(b)).

2.9 FILO Credit Commitments.

(a) FILO Credit Loans. On the terms and subject to the conditions contained in this Agreement, each FILO Credit Lender severally agrees to make a term loan in Dollars (each, a “FILO Credit Loan”) to the Company in a principal amount equal to such FILO Credit Lender’s FILO Credit Commitment Percentage. The FILO Credit Loans shall be funded in one draw on or prior to the FILO Credit Commitment Expiration Date in an amount not to exceed $10,000,000 in respect of Eligible Accounts, Eligible Unbilled Accounts, and Eligible Inventory contemplated under the FILO Borrowing Base (the date of such funding, the “FILO Credit Funding Date”), upon and subject to the satisfaction of the conditions set forth in Section 2.9(b). FILO Credit Loans made pursuant to this Agreement and repaid or prepaid may not be reborrowed. The FILO Credit Commitment shall terminate on the earliest of (i) the FILO Credit Commitment Expiration Date, (ii) the FILO Credit Termination Date, and (iii) the FILO Credit Funding Date immediately after giving effect to the incurrence of the FILO Credit Loan. The Company agrees to pay the FILO Credit Lenders the aggregate unpaid principal amount of the FILO Credit Loans on the FILO Credit Termination Date or earlier, if otherwise required by the terms hereof.

(b) FILO Credit Loan Conditions Precedent. In addition to satisfaction of the conditions precedent set forth in Section 7.3, the funding of any FILO Credit Loans shall be subject to the condition precedent that the Company shall have provided to the Administrative Agent the information required in the Administrative Agent’s ABLSoft system to determine the FILO Borrowing Base with respect to Eligible Inventory, Eligible Accounts and Eligible Unbilled Accounts of the Credit Parties as of the last day of the month immediately preceding the applicable Borrowing Date.

(c) FILO Deficiency Reserve; Certain Availability Reserves. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, as long as any portion of the FILO Credit Loans are outstanding, the Administrative Agent shall implement and maintain, without duplication, the FILO Deficiency Reserve, if applicable. For the purposes of determining any FILO Deficiency Reserve, the Administrative Agent shall be entitled to rely solely on the calculation thereof made by the Company as reflected in the most recent Borrowing Base Calculation delivered by the Company to the Administrative Agent, unless the Administrative Agent is notified in writing by the FILO Administrative Agent that such calculation contains a manifest error and providing the Administrative Agent and the Company with the correct calculation, prepared in good faith, of the FILO Deficiency Reserve (any such notice, a “FILO Deficiency Reserve Correction Notice”), and, in such event, the Administrative Agent shall be entitled to rely solely on the calculation of the FILO Deficiency Reserve made by the FILO Administrative Agent as reflected in the FILO Deficiency Reserve Correction Notice. Upon receipt by the Administrative Agent of a Borrowing Base Calculation or a FILO Deficiency Reserve Correction Notice, as applicable, the Administrative Agent shall have a two (2) Business Day period of time to implement any FILO Deficiency Reserve or any adjustments to the FILO Deficiency Reserve then in effect as set forth in such Borrowing Base Calculation or such FILO Deficiency Reserve Correction Notice, as the case may be, and shall thereafter maintain such FILO Deficiency Reserve until further adjustment, if any, pursuant to receipt of a subsequent Borrowing Base Calculation or FILO Deficiency Reserve Correction Notice. The Administrative Agent shall not have any liability for relying on the calculation of any FILO Deficiency Reserve as set forth in a Borrowing Base Calculation delivered by the Company or in any FILO Deficiency Reserve

Correction Notice delivered by the FILO Administrative Agent, as the case may be. In the event of any discrepancy or dispute between the FILO Administrative Agent and the Company as to the amount of any FILO Deficiency Reserve, the Administrative Agent shall rely (and shall be entitled to rely) solely on the calculation of the FILO Deficiency Reserve as determined by the FILO Administrative Agent in a FILO Deficiency Reserve Correction Notice and shall have no liability to any Person for doing so.

3.	AMOUNT AND TERMS OF INCREMENTAL LOANS

3.1 Requests for Incremental Loans. Upon notice to the Administrative Agent (which shall promptly notify the Lenders) at any time after the Funding Date but prior the Revolving Credit Commitment Increase Expiration Date, the Company may make a request for a single $25,000,000 increase in the aggregate amount of Revolving Credit Commitments (the “Revolving Credit Commitment Increase”). Any loans made in respect of the Revolving Credit Commitment Increase (the “Incremental Revolving Credit Loans”) shall be made by increasing the aggregate Revolving Credit Commitments with terms identical to those of the existing Revolving Credit Loans.

3.2 Ranking and Other Provisions. The Incremental Revolving Credit Loans (i) shall have the same guarantees as, and rank pari passu in right of payment and in respect of lien priority as to the Collateral with the Obligations in respect of, the Revolving Credit Commitments and (ii) shall be on terms and pursuant to documentation identical as, and treated substantially the same as, the Revolving Credit Loans.

3.3 Lender Commitments. The Revolving Credit Commitment Increase is a committed facility, provided, that the Revolving Credit Commitment Increase shall terminate if not requested by the Company on or prior to the Revolving Credit Commitment Increase Expiration Date. The Revolving Credit Commitment Increase, if requested by the Company in accordance with this Article 3, shall be provided by each applicable Lender in an aggregate amount not to exceed at any time the amount set forth opposite such Lender’s name in Schedule 1A under the heading “Revolving Credit Commitment Increase.”

3.4 Incremental Facility Amendment. The Revolving Credit Commitment Increase shall become Commitments (or in the case of any Revolving Credit Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Revolving Credit Lender’s Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Company, each Lender having a Revolving Credit Commitment Increase and the Administrative Agent. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Article 3.

3.5 Effective Date and Allocations. If any Revolving Credit Commitment Increase is effected in accordance with this Article 3, the Administrative Agent and the Company shall determine the effective date (the “Incremental Commitments Effective Date”).

3.6 Conditions to Effectiveness of Increase. The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and each Lender party thereto, be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(a) the Administrative Agent shall have received on or prior to the Incremental Facility Closing Date each of the following, each dated the Incremental Facility Closing Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent: (i) the applicable Incremental Facility Amendment; (ii) certified copies of resolutions of the board of directors of each Credit Party approving the execution, delivery and performance of the Incremental Facility Amendment; and (iii) a favorable opinion of counsel for the Credit Parties dated the Incremental Facility Closing Date, to the extent reasonably requested by the Administrative Agent, addressed to the Administrative Agent and the Lenders and in form and substance and from counsel reasonably satisfactory to the Administrative Agent;

(b) (i) the conditions precedent set forth in Section 7.3 shall have been satisfied both before and after giving effect to such Incremental Facility Amendment and the additional Extensions of Credit provided thereby (it being understood that all references to “the obligation of any Lender to make a Loan on the occasion of any Borrowing” shall be deemed to refer to the effectiveness of the Incremental Facility Amendment on the Incremental Facility Closing Date) and (ii) all Incremental Revolving Credit Loans provided by the applicable Incremental Facility Amendment shall be made on the terms and conditions provided for above; and

(c) there shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees and expenses (including reasonable out-of-pocket fees, charges and disbursements of counsel) invoiced with reasonable supporting documentation that are due and payable on or before the Incremental Facility Closing Date.

3.7 Effect of Incremental Facility Amendment. On the Incremental Commitments Effective Date, each Lender or Eligible Assignee which is providing the Revolving Credit Commitment Increase (i) shall become a “Lender” for all purposes of this Agreement and the other Credit Documents and (ii) shall have a Revolving Credit Commitment Increase which shall become a “Commitment” hereunder.

3.8 Revolving Credit Commitment Increase. Upon the Revolving Credit Commitment Increase pursuant to this Article 3, (i) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each existing Lender, if any, in each case providing a portion of the Revolving Credit Commitment Increase (each a “Revolving Credit Commitment Increase Lender”), and the Revolving Credit Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participation interests hereunder in outstanding Letters of Credit such that, after giving effect to the Revolving Credit Commitment Increase and each such deemed assignment and assumption of participation interests, the percentage of the aggregate outstanding participation interests hereunder in Letters of Credit held by each Revolving Credit Lender (including such Revolving Credit Commitment Increase Lender) will equal such Revolving Credit Lender’s Revolving Credit Commitment Percentage and (ii) if, on the date of the Revolving Credit Commitment Increase, there are any Revolving Credit Loans outstanding, the Administrative Agent shall take those steps which it deems, in its sole discretion and in consultation with the Company, necessary and appropriate to result in each Revolving Credit Lender (including each Revolving Credit Commitment Increase Lender) having a pro-rata share of the outstanding Revolving Credit Loans based on each such Revolving Credit Lender’s Revolving Credit Commitment Percentage immediately after giving effect to the Revolving Credit Commitment Increase. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro-rata borrowing and pro-rata payment requirements contained elsewhere in this Agreement shall not apply to any transaction that may be effected pursuant to the immediately preceding sentence.

3.9 Conflicting Provisions. The provisions of this Article 3 shall supersede any provision of Section 5.18 or 12.1 to the contrary.

4.	[RESERVED]

5.	GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

5.1 Procedure for Borrowing by the Company.

(a) The Company shall request each Revolving Credit Loan or FILO Credit Loan, as applicable, by submitting such request by ABLSoft (or, if requested by the Administrative Agent, by delivering, in writing or by an Approved Electronic Communication, a Notice of Borrowing substantially in the form of Exhibit D hereto) (each such request a “Notice of Borrowing”). Subject to the terms and conditions of this Agreement, the Administrative Agent shall, subject to Section 2.8, deliver the amount of the Revolving Credit Loan or FILO Credit Loan requested in the Notice of Borrowing for credit to any account of the Company as the Company may specify at a bank acceptable to the Administrative Agent (provided, that such account must be one identified on Schedule 1C or otherwise reasonably approved by the Administrative Agent as an account to be used for funding of Loan proceeds) (any such account, a “Funding Account”) by wire transfer of immediately available funds (i) on the same day if the Notice of Borrowing is received by the Administrative Agent on or before 10:00 a.m. Central Time on a Business Day or (ii) on the immediately following Business Day if the Notice of Borrowing is received by the Administrative Agent after 10:00 a.m. Central Time on a Business Day or on a day that is not a Business Day. The Administrative Agent shall charge to the Revolving Credit Loan the Administrative Agent’s usual and customary fees for the wire transfer of each Loan.

(b) Promptly following receipt of a Notice of Borrowing of any Revolving Credit Loan in accordance with this Section 5.1, the Administrative Agent shall advise each Revolving Credit Lender of the details thereof and of the amount of such Revolving Credit Lender’s Revolving Credit Loan to be made as part of the requested borrowing. Each Revolving Credit Lender shall make each Revolving Credit Loan to be made by such Revolving Credit Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., Central Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Revolving Credit Lenders in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage. Unless the Administrative Agent shall have received notice from a Revolving Credit Lender prior to the proposed date of any borrowing that such Revolving Credit Lender will not make available to the Administrative Agent such Revolving Credit Lender’s share of such borrowing, the Administrative Agent may assume that such Revolving Credit Lender has made (or will make) such share available on such date in accordance with this Section and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Revolving Credit Lender has not in fact made its share of the applicable borrowing available to Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at the interest rate applicable to such Revolving Credit Loans. If such Revolving Credit Lender pays such amount to the Administrative Agent, then such amount shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in such borrowing.

(c) Promptly following receipt of a Notice of Borrowing of any FILO Credit Loan in accordance with this Section 5.1, the Administrative Agent shall advise each FILO Credit Lender of the details thereof and of the amount of such FILO Credit Lender’s FILO Credit Loan to be made as part of the requested borrowing. Each FILO Credit Lender shall make each FILO Credit Loan to be made by such FILO Credit Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., Central Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the FILO Credit Lenders in an amount equal to such FILO Credit Lender’s FILO Credit Commitment Percentage. Unless the Administrative Agent shall have received notice from a FILO Credit Lender prior to the proposed date of any borrowing that such FILO Credit Lender will not make available to the Administrative Agent such FILO Credit Lender’s share of such borrowing, the Administrative Agent may assume that such FILO Credit Lender has made (or will make) such share available on such date in accordance with this Section and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a FILO Credit Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at the interest rate applicable to such FILO Credit Loans. If such FILO Credit Lender pays such amount to the Administrative Agent, then such amount shall constitute such FILO Credit Lender’s FILO Credit Loan included in such borrowing.

5.2 Repayment of Loans; Evidence of Debt.

(a) The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Article 10). The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each FILO Credit Lender, (i) commencing on the first day of the first full calendar month following the FILO Credit Funding Date, and continuing on the first day of each calendar month thereafter, principal repayments of the FILO Credit Loans in equal monthly principal payments based on a twenty-four (24) month amortization schedule of the aggregate amount of FILO Credit Loans made to the Company on the FILO Credit Funding Date, and (ii) the then unpaid principal amount of each FILO Credit Loan of such Lender on the FILO Credit Termination Date (or such earlier date on which the FILO Credit Loans become due and payable pursuant to Article 10). FILO Credit Loans repaid or prepaid may not be re-borrowed. The Company hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until Payment in Full thereof at the rates per annum, and on the dates, set forth in Section 5.7.

(b) At all times during a period when a Cash Dominion Event has occurred and is continuing, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account as of 10:00 A.M., New York City time, on such Business Day (whether or not immediately available), first, to prepay any Protective Advances, second, to prepay the Revolving Credit Loans, third, to the payment of any Revolving L/C Obligations then outstanding, fourth, to Cash Collateralize outstanding Letters of Credit, without a corresponding reduction in the Revolving Credit Commitments, and fifth, to prepay FILO Credit Loans. Notwithstanding the foregoing, to the extent any funds credited to the Collection Account constitute Proceeds, the application of such proceeds shall be subject to Section 5.6(c).

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(d) The Administrative Agent shall maintain a loan account for the Company reflecting all outstanding Loans and Letters of Credit, along with interest accrued thereon and such other items reflected therein (the “Loan Account”), and shall provide the Company with a monthly accounting reflecting the activity in the Loan Account, viewable by the Company on ABLSoft. Each accounting shall be deemed correct, accurate and binding on the Company and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Agent), unless the Company notifies the Administrative Agent in writing to the contrary within thirty days after such account is rendered, describing the nature of any alleged errors or omissions. Notwithstanding the foregoing, the Administrative Agent’s failure to maintain the Loan Account or to provide any such accounting shall not affect the legality or binding nature of any of the Obligations. Interest, fees and other monetary Obligations due and owing under this Agreement (including fees and other amounts paid by the Administrative Agent to the L/C Issuers in respect of Letters of Credit) may, in the Administrative Agent’s discretion, be charged to the Loan Account, and will thereafter be deemed to be Revolving Credit Loans and will bear interest at the same rate as other Revolving Credit Loans.

(e) The entries made in the Loan Account, the Register and the accounts of each Lender maintained pursuant to Section 5.2(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Loan Account, the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to the Company by such Lender in accordance with the terms of this Agreement.

5.3 [RESERVED].

5.4 Termination of Commitment Amounts.

(a) The Company shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Commitments subject to the provisions of this Section 5.4. Any such termination of the Commitments shall be accompanied by prepayment in full of the Loans and Revolving L/C Obligations then outstanding and by Cash Collateralization of any outstanding Letter of Credit on terms reasonably satisfactory to the Administrative Agent by way of a deposit with the Administrative Agent into the Cash Collateral Account an amount of cash collateral equal to 105% of the aggregate undrawn stated amount of all outstanding Letters of Credit as security for the Obligations to the extent that such Letters of Credit are not otherwise paid or cash collateralized at such time. Upon termination of the Revolving Credit Commitments, any Letter of Credit then outstanding which has been so Cash Collateralized shall no longer be considered a “Letter of Credit”, as defined in Section 1.2 and any L/C Participating Interests heretofore granted by an L/C Issuer to the Lenders in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such cash collateral is returned and the applicable L/C Issuer is not fully reimbursed for any such Revolving L/C Obligations), but the Letter of Credit fees payable under Section 5.11 shall continue to accrue to the applicable L/C Issuer (or, in the event of any such automatic reinstatement, as provided in Section 5.11) with respect to such Letter of Credit until the expiry thereof.

(b) In the case of the termination of the Commitments, interest accrued on the amount of any prepayment relating thereto and any unpaid Commitment Fee accrued hereunder shall be paid on the date of such termination.

5.5 Optional Prepayments. The Company may at any time and from time to time prepay Loans, in whole or in part, upon irrevocable notice to the Administrative Agent (i) one (1) Business Day in advance (to be received no later than 3:00 P.M., New York City time, on such Business Day) in the case of ABR Loans, or (ii) three (3) Business Days in advance (to be received no later than 3:00 P.M., New York City time, on such Business Day) in the case of SOFR Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Company shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Accrued interest on the amount of any Loans prepaid pursuant to this Section 5.5 shall be paid on the date of such prepayment. Partial prepayments shall be in an aggregate principal amount equal to the lesser of (A) $1,000,000 or a whole multiple of $500,000 in excess thereof and (B) the aggregate unpaid principal amount of the applicable Loans, as the case may be. Notwithstanding anything herein to the contrary, optional prepayments of the FILO Credit Loans may only be made if immediately before and immediately after giving effect to such prepayment, the Payment Conditions are satisfied.

5.6 Mandatory Prepayments.

(a) In the event and on such occasion that the Aggregate Revolving Credit Extensions of Credit exceeds the Line Cap, the Company shall prepay Revolving Credit Loans (or, if no such Loans are outstanding, deposit cash collateral in an account with the Administrative Agent on terms reasonably satisfactory to the Administrative Agent) and Cash Collateralize the Revolving L/C Obligations in an aggregate amount equal to such excess.

(b) Upon the Revolving Credit Termination Date, the Company shall, with respect to each then outstanding Letter of Credit, if any, either (i) cause such Letter of Credit to be cancelled without such Letter of Credit being drawn upon or (ii) Cash Collateralize the Revolving L/C Obligations with respect to such Letter of Credit with a letter of credit issued by banks or a bank satisfactory to the Administrative Agent on terms satisfactory to the Administrative Agent.

(c) If any Credit Party receives any Proceeds in respect of any Prepayment Event, then the Company shall, within five (5) Business Days following such Credit Party’s receipt of such Proceeds, prepay the Obligations in an aggregate amount equal to the lesser of 100% of such Proceeds and the aggregate outstanding principal amount of the Loans; provided that, if no Cash Dominion Event is then in existence, then the Company shall, within five (5) Business Days after its receipt of such Proceeds, deliver to the Administrative Agent a certificate of a Responsible Officer to the effect that the Credit Parties intend to apply the Proceeds from such Prepayment Event (or a portion thereof specified in such certificate) within six (6) months after receipt of such Proceeds to acquire equipment, inventory or other tangible assets to be used in the business of the Credit Parties, and certifying that no Cash Dominion Event has occurred and is continuing, and then either (i) so long as no Cash Dominion Event has occurred or is in effect, no prepayment shall be required pursuant to this paragraph (c) in respect of the Proceeds specified in such certificate (provided that, any portion of the Proceeds not reinvested pursuant to this paragraph (c) by the 180th day after receipt of such Proceeds shall be repaid by such 180th day in an aggregate amount equal to the lesser of 100% of such non-reinvested Proceeds and the aggregate outstanding principal amount of the Loans), or (ii) if a Cash Dominion Event has occurred and is continuing and such Proceeds have not been applied to repay the Loans, then the Company shall deposit such Proceeds into the Collection Account and, thereafter, such funds shall be made available to the applicable Credit Party as follows:

(A) the Company shall request that a release (specifying that the request is to use Proceeds pursuant to this Section 5.6(c)) from the Collection Account be made in the amount needed; and

(B) so long as the conditions set forth in Section 7.3 have been met, the Administrative Agent shall release funds from the Collection Account.

All prepayments made under this Section 5.6(c) shall be made without a permanent reduction of the Revolving Credit Commitment.

5.7 Interest Rates and Payment Dates.

(a) Subject to Section 5.17(b), and so long as no Event of Default shall have occurred and be continuing, all Loans shall constitute SOFR Loans. Upon the occurrence and during the continuance of an Event of Default, at the election of the Administrative Agent or Required Lenders, all Loans shall constitute ABR Loans.

(b) Each SOFR Loan shall bear interest for the period from and including the date thereof until maturity thereof on the unpaid principal amount thereof at a rate per annum equal to the Adjusted Term SOFR plus the Applicable Margin. Each ABR Loan shall bear interest for the period from and including the date thereof until maturity thereof on the unpaid principal amount thereof at a rate per annum equal to ABR plus the Applicable Margin.

(c) After the occurrence and during the continuation of a Specified Event of Default, (i) all Loans (other than FILO Credit Loans) and other monetary Revolving Credit Obligations may, at the option of the Administrative Agent or the discretion of the Required Revolving Lenders, bear interest at a rate per annum equal to two percent (2.00%) in excess of the rate otherwise applicable thereto, and all such interest shall be payable on demand, and (ii) all FILO Credit Loans and other monetary FILO Credit Obligations may, at the option of the FILO Administrative Agent or the discretion of the Required FILO Lenders, bear interest at a rate per annum equal to two percent (2.00%) in excess of the rate otherwise applicable thereto, all such interest shall be payable on demand.

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable on demand by, as applicable, the Administrative Agent made at the request of the Required Revolving Lenders or the FILO Administrative Agent made at the request of the Required FILO Lenders.

5.8 Computation of Interest and Fees.

(a) All interest and fees shall be calculated daily on the outstanding monetary Obligations based on the actual number of days elapsed in a year of 360 days (or 365 days in the case of ABR Loans).

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining Adjusted Term SOFR or ABR.

5.9 Commitment Fees.

(a) The Company agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee (a “Commitment Fee”), in Dollars, which shall accrue at the Commitment Fee Rate on the average daily amount of such Lender’s Available Revolving Credit Commitment outstanding from time to time during the period from and including the Funding Date to but excluding the Revolving Credit Termination Date.

(b) Commitment Fees shall be fully earned as they accrue and shall be due and payable, in arrears, on the first day of each month until the Revolving Credit Termination Date.

5.10 Certain Fees. The Company agrees to pay to the Administrative Agent and to Eclipse all other fees, in each case, in the amount and payable on such dates as provided in the Fee Letter (as the same may be amended, supplemented, and restated or otherwise modified from time to time).

5.11 Letter of Credit Fees.

(a) The Company agrees to pay the Administrative Agent a Letter of Credit fee in Dollars, for the account of the L/C Issuers and the Participating Lenders, on the daily outstanding amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin for Revolving Credit Loans which are SOFR Loans in effect on such day, whether or not there are any such SOFR Loans outstanding at such time, payable in arrears. The Letter of Credit fees shall be deemed to be fully earned and payable, in arrears, on the first day of each month until the Revolving Credit Termination Date; provided that all such fees shall be payable on the Revolving Credit Termination Date and any such fees accruing after the Revolving Credit Termination Date shall be payable on demand.

(b) In addition, notwithstanding the specification of any inconsistent fronting or other similar fee contained in any L/C Application, the Company shall pay to each L/C Issuer (solely for its own account as an L/C Issuer of such Letter of Credit and not on account of its L/C Participating Interest therein) with respect to each Letter of Credit, during the period from and including the Execution Date to the Revolving Credit Termination Date and on the Revolving Credit Termination Date, such L/C Issuer’s standard documentary, processing, administrative, issuance, fronting, amendment and negotiation fees and out of pocket expenses only, in connection with Letters of Credit. Any such fees accruing after the Revolving Credit Termination Date shall be payable on demand. Any other fees, costs and expenses payable to an L/C Issuer pursuant to this paragraph shall be payable within ten (10) days after demand by such L/C Issuer.

5.12 Letter of Credit Reserves.

(a) If any Change in Law after the date of this Agreement shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by an L/C Issuer or (ii) impose on an L/C Issuer any other condition regarding this Agreement or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to such L/C Issuer of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of an L/C Issuer’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the applicable L/C Issuer, the Company shall immediately pay to such L/C Issuer, from time to time as specified by such L/C Issuer, additional amounts which shall be sufficient to compensate such L/C Issuer for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the Adjusted Term SOFR plus the Applicable Margin for SOFR Loans (subject to Section 5.17(b)). A certificate submitted by an L/C Issuer to the Company concurrently with any such demand by such L/C Issuer, shall be conclusive, absent manifest error, as to the amount thereof.

(b) In the event that at any time after the date hereof any Change in Law with respect to an L/C Issuer shall, in the opinion of such L/C Issuer, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital or liquidity to be maintained by such L/C Issuer or any corporation controlling such L/C Issuer, and such Change in Law shall have the effect of reducing the rate of return on such L/C Issuer’s or such corporation’s capital, as the case may be, as a consequence of such L/C Issuer’s obligations under such Letter of Credit to a level below that which such L/C Issuer or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such L/C Issuer’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by such L/C Issuer to be material, then from time to time following notice by the applicable L/C Issuer to the Company of such Change in Law, within fifteen (15) days after demand by such L/C Issuer, the Company shall pay to such L/C Issuer such additional amount or amounts as will compensate such L/C Issuer or such corporation, as the case may be, for such reduction. If an L/C Issuer becomes entitled to claim any additional amounts pursuant to this Section 5.12(b), it shall promptly notify the Company of the event by reason of which it has become so entitled. A certificate submitted by an L/C Issuer to the Company concurrently with any such demand by such L/C Issuer, shall be conclusive, absent manifest error, as to the amount thereof.

(c) The Company agrees that the provisions of the foregoing paragraphs (a) and (b) and the provisions of each L/C Application providing for reimbursement or payment to an L/C Issuer in the event of the imposition or implementation of, or increase in, any reserve, special deposit, capital adequacy or similar requirement in respect of the Letter of Credit relating thereto shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or any corporation controlling such Participating Lender.

5.13 Further Assurances. The Company hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by an L/C Issuer to effect more fully the purposes of this Agreement and the issuance of Letters of Credit hereunder. The Company further agrees to execute any and all instruments reasonably requested by an L/C Issuer in connection with the obtaining and/or maintaining of any insurance coverage applicable to any Letters of Credit.

5.14 Obligations Absolute. The payment obligations of the Company under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(a) the existence of any claim, set-off, defense or other right which the Company or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any L/C Issuer, any Agent or any Lender, or any other Person, whether in connection with this Agreement, the Related Documents, any Credit Documents, the transactions contemplated herein, or any unrelated transaction;

(b) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(c) payment by an L/C Issuer under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, except where such payment constitutes gross negligence or willful misconduct on the part of such L/C Issuer; or

(d) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of an L/C Issuer.

5.15 Assignments. No Participating Lender’s participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or transferred (other than in connection with a transfer of part or all of such Participating Lender’s Revolving Credit Commitment in accordance with Section 12.6) without the prior written consent of the applicable L/C Issuer, which consent will not be unreasonably withheld. Such consent may be given or withheld without the consent or agreement of any other Participating Lender. Notwithstanding the foregoing, a Participating Lender may subparticipate its L/C Participating Interest without obtaining the prior written consent of the applicable L/C Issuer.

5.16 Participations. Each Revolving Credit Lender’s obligation to purchase participating interests pursuant to Sections 2.4 and 2.8 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against an L/C Issuer, the Company, or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) any breach of this Agreement by the Company or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

5.17 Inability to Determine Interest Rate for SOFR Loans; Benchmark Replacement.

(a) Inadequate of Unfair Basis. Subject to clause (b) of this Section 5.17, if the Administrative Agent or any Lender reasonably determines (which determination shall be binding and conclusive on the Company) that, by reason of circumstances affecting the interbank market or otherwise, adequate and reasonable means do not exist for ascertaining the applicable Adjusted Term SOFR, then the Administrative Agent or such Lender shall promptly notify the Company (and the Administrative Agent, if applicable) thereof and, so long as such circumstances shall continue, (i) the Administrative Agent and/or such Lender shall be under no obligation to make any SOFR Loans and (ii) on the last day of the current calendar month, each SOFR Loan shall, unless then paid in full, automatically convert to an ABR Loan.

(b) Benchmark Replacement.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Company may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth

(5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Company so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 5.17(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Company and the Lenders of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Company of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.17(b)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.17(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 5.17(b).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Term SOFR” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (2) if a tenor that was removed pursuant to clause (1) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Term SOFR” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, (1) the Company may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans and (2) any outstanding affected SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable calendar month. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an available tenor, the component of the ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the ABR.

(c) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither the Administrative Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at Adjusted Term SOFR or the Term SOFR Reference Rate.

(d) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Company and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

5.18 Pro Rata Treatment and Payments.

(a) Each borrowing of any Loans by the Company from the Lenders, each payment by the Company on account of any fee hereunder (other than as set forth in Sections 5.10 and 5.11) and any reduction of the Revolving Credit Commitments or FILO Credit Commitments of the Lenders hereunder shall be made pro-rata according to the Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Company on account of principal of and interest on the Loans (other than as set forth in Sections 5.6, 5.19 and 5.20) shall be made pro-rata according to the Commitment Percentages of the Lenders. All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office located at 333 W. Wacker, Suite 950, Chicago, Illinois 60606 in Same Day Funds. The Administrative Agent shall promptly distribute such payments ratably to each Lender in like funds as received to the extent required by this Agreement. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. All payments hereunder shall be made in Dollars.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date (or with respect to an ABR Loan, on the Borrowing Date) that such Lender will not make the amount which would constitute its Commitment Percentage of the borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date in accordance with Section 5.1, and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is made available to the Administrative Agent by such Lender on a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average NYFRB Rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Lender’s Commitment Percentage of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Lender’s Commitment Percentage of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 5.18(b) shall be conclusive, absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand, from the Company without prejudice to any rights which the Company or the Administrative Agent may have against such Lender hereunder. Nothing contained in this Section 5.18(b) shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

(c) The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

(d) Any proceeds of Collateral received by any Collateral Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Credit Documents (which shall be applied as specified by the Company), (B) a mandatory prepayment (which shall be applied in accordance with Section 5.6) or (C) amounts to be applied from the Collection Account when a Cash Dominion Event has occurred and is continuing (which shall be applied in accordance with Section 5.2(b)) and (ii) after an Event of Default has occurred and is continuing, whenever the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably as follows:

first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Collateral Agent, the FILO Administrative Agent and the L/C Issuers from the Company, second, to pay any fees, indemnities or expense reimbursements then due to the Revolving Credit Lenders from the Company,

third, to pay interest due in respect of the Protective Advances,

fourth, to pay the principal of the Protective Advances,

fifth, to pay interest then due and payable on the Revolving Credit Loans (other than Protective Advances) ratably,

sixth, to prepay principal on the Revolving Credit Loans (other than Protective Advances), and unreimbursed L/C Disbursements,

seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the amounts available to be drawn under outstanding Letters of Credit, to be held as cash collateral for Obligations in respect of Letters of Credit, eighth, to pay any fees, indemnities or expense reimbursements then due to the FILO Credit Lenders from the Company,

ninth, to pay interest then due and payable on the FILO Credit Loans ratably,

tenth, to prepay principal on the FILO Credit Loans,

eleventh, to pay all other Revolving Credit Obligations, ratably among the Persons to whom such other Revolving Credit Obligations are owed in proportion to the respective amounts described in this clause eleventh held by them, twelfth, to pay all other FILO Credit Obligations, ratably among the Persons to whom such other FILO Credit Obligations are owed in proportion to the respective amounts described in this clause twelfth held by them, and thirteenth, to the payment of any other Obligation due to the Administrative Agent, the Collateral Agent, the FILO Administrative Agent or any Lender by the Company.

Notwithstanding the foregoing, amounts received from any Credit Party shall not be applied to any Excluded Swap Obligation (as such term is defined in the Guaranty) of such Credit Party.

(e) For purposes of determining the Borrowing Base, amounts received by the Administrative Agent pursuant to Sections 5.2(b) and 5.18 or otherwise will be credited to the Loan Account and, during a Cash Dominion Event, reduce the gross amount of Eligible Accounts in the Borrowing Base in each case upon the Administrative Agent’s receipt of an advice from the Administrative Agent’s bank that such items have been credited to the Administrative Agent’s account at the Administrative Agent’s bank (or upon the Administrative Agent’s deposit thereof at the Administrative Agent’s bank in the case of payments received by the Administrative Agent in kind), in each case subject to final payment and collection. However, for purposes of computing interest on the Obligations, such items shall be deemed applied by the Administrative Agent two (2) Business Days after the Administrative Agent’s receipt of advice of deposit thereof at the Administrative Agent’s bank.

5.19 Illegality. Notwithstanding any other provisions herein, if any Requirement of Law or any change therein or in the interpretation or application thereof occurring after the Execution Date shall make it unlawful for such Lender to make or maintain SOFR Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make SOFR Loans shall forthwith be cancelled and such Lender’s Loans then outstanding as SOFR Loans, if any, shall, if required by law and if such Lender so requests, be converted automatically to ABR Loans on the date specified by such Lender in such request. To the extent that such affected SOFR Loans are converted into ABR Loans, all payments of principal which would otherwise be applied to such SOFR Loans shall be applied instead to such Lender’s ABR Loans. The Company hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Section 5.19 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its SOFR Loans hereunder (such Lender’s notice of such costs, as certified to the Company through the Administrative Agent, to be conclusive absent manifest error).

5.20 Requirements of Law.

(a) In the event that, at any time after the date hereof, any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(i) does or shall subject any Agent or Lender (or its Lending Office) to any fee of any kind whatsoever with respect to this Agreement, any Note or any SOFR Loans made by it, or change the basis of imposition of any such fee;

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge, liquidity or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Term SOFR Reference Rate;

(iii) does or shall impose on such Lender any other condition, cost or expense;

and the result of any of the foregoing is to increase the cost to such Lender of making, continuing, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its SOFR Loans, then, in any such case, the Company, shall promptly pay such Lender, on demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable as determined by such Lender with respect to such SOFR Loans together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin for Revolving Credit Loans which are ABR Loans.

(b) In the event that at any time after the date hereof any Change in Law with respect to any Lender shall, in the opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital or liquidity to be maintained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital or liquidity, as the case may be, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy and liquidity), then from time to time following notice by such Lender to the Company of such Change in Law as provided in paragraph (c) of this Section 5.20, within fifteen (15) days after demand by such Lender, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, for such reduction. Notwithstanding the foregoing, no Lender shall be entitled to seek compensation under this Section 5.20(b) based on the occurrence of a Change in Law unless such Lender is generally seeking compensation from other borrowers in the United States loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 5.20(b).

(c) If any Lender becomes entitled to claim any additional amounts pursuant to this Section 5.20, it shall promptly notify the Company through the Administrative Agent, of the event by reason of which it has become so entitled. The Company shall not be required to make any payments to any Lender for any additional amounts pursuant to this Section 5.20 unless such Lender has given written notice to the Company, through the Administrative Agent, of its intent to request such payments prior to or within one hundred and eighty (180) days after the date on which such Lender became entitled to claim such amounts. If any Lender has notified the Company through the Administrative Agent of any increased costs pursuant to paragraph (a) of this Section 5.20, the Company at any time thereafter may, upon at least two (2) Business Days’ notice to the Administrative Agent (which shall promptly notify the Lenders thereof), prepay or convert into ABR Loans all (but not a part) of the SOFR Loans then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this Section 5.20 with respect to such Lender, it will, if requested by the Company, and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Lending Office); provided, however, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender has notified the Company, through the Administrative Agent, of any increased costs pursuant to paragraph (b) of this Section 5.20, the Company at any time thereafter may, upon at least three (3) Business Days’ notice to the Administrative Agent (which shall promptly notify the Lender thereof) and terminate the Revolving Credit Commitments in accordance with Section 5.4.

(d) A certificate submitted by such Lender, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error. The covenants contained in this Section 5.20 shall survive the termination of this Agreement and repayment of the outstanding Loans.

(e) Notwithstanding anything to the contrary herein, this Section 5.20 shall not apply to any Taxes, which shall be governed solely by Section 5.23.

5.21 [RESERVED].

5.22 Replacement of Lenders. In the event any Lender (i) is a Defaulting Lender, (ii) exercises its rights pursuant to Section 5.19 or (iii) requests payments pursuant to Sections 5.20 or 5.23, the Company may require, at the Company’s expense, such Lender or an L/C Issuer to assign, at par plus accrued interest and fees, without recourse (in accordance with Section 12.6) all of its interests, rights and obligations hereunder (including all of its Commitments and the Loans and other amounts at the time owing to it hereunder and its interest in the Letters of Credit) to a bank, financial institution or other entity specified by the Company; provided that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) the Company shall have received the written consent of the Administrative Agent (and, in the case of an assignment of a Revolving Credit Commitment, and of any applicable L/C Issuer), which consent shall not unreasonably be withheld, to such assignment, (iii) the Company shall have paid to the assigning Lender all monies other than principal owing hereunder to it and (iv) in the case of a required assignment by an L/C Issuer, the Letters of Credit shall be canceled and returned to the applicable L/C Issuer.

5.23 Taxes.

(a) Defined Terms. For purposes of this Section 5.23, the term “applicable Law” includes FATCA, the term “Lender” includes any L/C Issuer, and the term “Withholding Agent” means the Company and the Administrative Agent.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Company. The Company shall indemnify the Administrative Agent, or any Lender, within twenty (20) days after demand therefor, for the full amount of any Indemnified Taxes arising from any and all payments by or on account of any obligation of the Company under any Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) that are payable or paid by the Administrative Agent or any Lender or are required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within twenty (20) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes pursuant to this Section 5.23 by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.23(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent, but only if the Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this sub-clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) The Administrative Agent shall deliver to the Company on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Company) an executed copy of IRS Form W-9 certifying that the Administrative Agent is exempt from U.S. federal backup withholding tax.

Each Lender and the Administrative Agent agree that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(h) Lending Office. Any Lender claiming additional amounts payable pursuant to this Section 5.23 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if, in the reasonable judgment of such Lender, the making of such change (i) would eliminate or reduce any such additional amounts payable to such Lender in the future and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender.

(i) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.23 (including by the payment of additional amounts pursuant to Section 5.23(b)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Survival. Each party’s obligations under this Section 5.23 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

5.24 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 5.9;

(b) Such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than the matters provided in Section 12.1(i) requiring the consent of such affected Lender), and the Revolving Credit Commitments and the Revolving Credit Commitment Percentages in outstanding Revolving Credit Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.1); provided, that, except as otherwise provided in Section 12.1, this paragraph (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or of each Lender affected thereby;

(c) if any amount outstanding in respect of Letters of Credit exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Revolving Credit Commitment Percentage of such Defaulting Lender in Letters of Credit shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Credit Commitment Percentages in Revolving Credit Loans and in Letters of Credit plus such Defaulting Lender’s Revolving Credit Commitment Percentage in Letters of Credit does not exceed the total of all non-Defaulting Lenders’ Commitments, (y) the conditions set forth in Section 7.3 are satisfied at such time (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (z) to the extent such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Loans, its Protective Advances and its Revolving Credit Commitment Percentages in Letters of Credit to exceed its Revolving Credit Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent Cash Collateralize, for the benefit of the L/C Issuers, the Company’s obligations corresponding to such Defaulting Lender’s Revolving Credit Commitment Percentage in Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 10.1 for so long as such Defaulting Lender’s Revolving Credit Commitment Percentage in Letters of Credit is outstanding;

(iii) if the Company Cash Collateralizes any portion of such Defaulting Lender’s Revolving L/C Obligations pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 5.11 with respect to such Defaulting Lender’s Revolving Credit Commitment Percentage in Letters of Credit during the period such Defaulting Lender’s Revolving Credit Commitment Percentage in Letters of Credit is Cash Collateralized;

(iv) if the Revolving Credit Commitment Percentage in Letters of Credit of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 5.9 and Section 5.11 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Commitment Percentages;

(v) if all or any portion of such Defaulting Lender’s Revolving Credit Commitment Percentage in Letters of Credit is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the L/C Issuers or any other Lender hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such

Defaulting Lender’s Commitment that was utilized by such Revolving Credit Commitment Percentage in Letters of Credit) and Letter of Credit fees payable under Section 5.11 with respect to such Defaulting Lender’s Revolving Credit Commitment Percentage in Letters of Credit shall be payable to the applicable L/C Issuer until and to the extent that such Revolving Credit Commitment Percentage in Letters of Credit is reallocated and/or Cash Collateralized; and

(d) so long as such Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, amend or increase any applicable Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s Revolving Credit Commitment Percentage in then outstanding Letters of Credit will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 5.24(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 5.24(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or Bail-In Action with respect to the parent of any Lender shall occur following the Execution Date and for so long as such event shall continue or (ii) any applicable L/C Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no L/C Issuer shall be required to issue, amend or increase any Letter of Credit, unless the applicable L/C Issuer shall have entered into arrangements with the Company or such Lender, satisfactory to such L/C Issuer to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company and each applicable L/C Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Participating Interest of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitments and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Credit Commitments.

5.25 Cash Dominion. At all times subject to the following sentence, all Deposit Accounts, Securities Accounts and Commodities Accounts (other than any Excluded Account for so long as such account is an Excluded Account) of the Credit Parties shall be Controlled Accounts. The Credit Parties will, in connection with any Deposit Account, Securities Account or Commodity Account (other than any Excluded Account for so long as such account is an Excluded Account), enter into and deliver to the Collateral Agent a Control Agreement and/or lockbox agreement, in each case in form and substance reasonably acceptable to the Collateral Agent, on the following dates (or, in each case, such later date as the Collateral Agent may agree in its sole discretion): (i) with respect to any such account established or in place as of the Funding Date, the date that is sixty (60) days after the Funding Date or (ii) with respect to any such account established after the Funding Date, promptly but in any event within thirty (30) days of the date such account is established. Each Credit Party shall be subject to cash dominion at all times a Cash Dominion Event has occurred and is continuing. At any time that a Cash Dominion Event has occurred and is continuing, cash on hand and collections which are received into any Controlled Account, and, to the extent necessary, any securities held in any Securities Account shall be liquidated and the cash proceeds thereof, shall be swept on a daily basis into the Collection Account and used to prepay Loans outstanding under this Agreement in accordance with Section 5.2(b). During any time that a Cash Dominion Event has occurred and is continuing, all proceeds of any Loan shall be deposited into a Deposit Account that is a Controlled Account.

6. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce the L/C Issuers to issue, and the Participating Lenders to participate in, the Letters of Credit, the Company hereby represents and warrants to each Lender and each Agent, on and as of the Execution Date and on the Funding Date and on the date of each Loan made or Letter of Credit issued thereafter, that:

6.1 Corporate Existence; Compliance with Law. Each Credit Party and each of its Restricted Subsidiaries (i) is a limited liability company, partnership or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, except to the extent that the failure to have such power, authority, or rights could not reasonably be expected to have a Material Adverse Effect, (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and (iv) is in compliance with all applicable Requirements of Law (including, without limitation, occupational safety and health, health care, pension, certificate of need, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Superlien” law, or any applicable federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or legally enforceable standards of conduct concerning, any Materials of Environmental Concern and the Patriot Act), except to the extent that the failure to comply therewith could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

6.2 Corporate Power; Authorization. Each Credit Party has the power and authority and the legal right to make, deliver and perform the Credit Documents to which it is a party; the Company has the power and authority and legal right to borrow hereunder and to have Letters of Credit issued for its account hereunder. Each Credit Party has taken all necessary corporate, stockholder, partnership or limited liability company action to authorize the execution, delivery and performance of the Credit Documents to which it is a party and, in the case of the Company, to authorize the borrowings hereunder and the issuance of Letters of Credit for its account hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Credit Party, or the validity or enforceability against any Credit Party, of any Credit Document to the extent that it is a party thereto, other than any such consent or authorization which has been obtained or filing which has been made to the extent required hereunder, or the failure of which to obtain could have a Material Adverse Effect.

6.3 Enforceable Obligations. Each of the Credit Documents has been duly executed and delivered on behalf of each Credit Party party thereto and each of such Credit Documents constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

6.4 No Conflict with Law or Contractual Obligations. The performance of each Credit Document, and the use of the proceeds of the Loans and of drawings under the Letters of Credit will not violate any Requirement of Law or any material Contractual Obligation (including under such Credit Party’s organizational documents) applicable to or binding upon any Credit Party, any of its Subsidiaries or any of its properties or assets, and will not result in the creation or imposition of (or the obligation to create or impose) any Lien (other than any Liens created pursuant to the Credit Documents) on any of its or their respective properties or assets pursuant to any Requirement of Law applicable to it or them, as the case may be, or any of its or their Contractual Obligations, except, in the case of any Contractual Obligations, for any such violations which could not reasonably be expected to have a Material Adverse Effect.

6.5 No Material Litigation. No litigation or investigation or proceeding of or by any Governmental Authority or any other Person is pending or has been overtly threatened against any Credit Party or any of its Subsidiaries, (i) with respect to the validity, binding effect or enforceability of any Credit Document, or with respect to the Loans made hereunder, the use of proceeds thereof or of any drawings under a Letter of Credit, and the other transactions contemplated hereby or thereby, or (ii) which could reasonably be expected to have a Material Adverse Effect.

6.6 Borrowing Base Calculation. At the time of delivery of each Borrowing Base Calculation, assuming that any eligibility criteria that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, each Account reflected therein as eligible for inclusion in the Borrowing Base or the FILO Borrowing Base is an Eligible Account or Eligible Unbilled Account and the Inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory.

6.7 Investment Company Act. No Credit Party is required to register as an “investment company” (as such term is defined or used in the Investment Company Act of 1940, as amended).

6.8 Federal Reserve Regulations. No part of the proceeds of any of the Loans or any drawing under a Letter of Credit will be used to “purchase” or “carry” “margin stock” within the meaning of Regulation U of the Board or for any other purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board. Neither the Company nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under said Regulation U.

6.9 No Default. Neither the Company nor any of its Restricted Subsidiaries is in default in the payment or performance of any of its or their Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Restricted Subsidiaries is in default under any order, award or decree of any Governmental Authority or arbitrator binding upon or affecting it or them or by which any of its or their properties or assets may be bound or affected in any respect which could reasonably be expected to have a Material Adverse Effect, and no such order, award or decree could reasonably be expected to materially adversely affect the ability of the Company and its Restricted Subsidiaries taken as a whole to carry on their businesses as presently conducted or the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party.

6.10 Taxes. Each of the Company and its Restricted Subsidiaries has filed or caused to be filed or has timely requested an extension to file or has received an approved extension to file all Federal and all other material tax returns which are required to have been filed, and has paid all material Taxes shown to be due and payable on said returns or extension requests or on any assessments made against it or any of its property and all other material Taxes imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Company or its Restricted Subsidiaries, as the case may be); and no claims are being asserted in writing with respect to any such material Taxes (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Company or its Restricted Subsidiaries, as the case may be).

6.11 Subsidiaries. The Subsidiaries of the Company listed on Schedule 6.11 constitute all of the Domestic Subsidiaries of the Company as of the Execution Date.

6.12 Ownership of Property; Liens. Except as set forth in Schedule 6.12, the Company and each of its Restricted Subsidiaries has valid and subsisting Leasehold interests in all its respective material Real Property, and good title to or valid and subsisting Leasehold interests in all of its respective material other property, except, in each case, as such failure to have good and valid title or valid and subsisting Leasehold interests could not reasonably be expected to have a Material Adverse Effect, and none of such property is subject, except as permitted hereunder, to any Lien (including, without limitation, and subject to Section 9.3, Federal, state and other Tax liens).

6.13 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Accounting Standards Codification 715-30-35-1A) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each case by an amount that, if required to be paid by the Company and its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

6.14 Environmental Matters.

(a) The Properties do not contain any Materials of Environmental Concern in concentrations which constitute a violation of, or could reasonably be expected to give rise to liability under, Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

(b) The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, except for failure to be in compliance that could not reasonably be expected to have a Material Adverse Effect, and there is no contamination at, under or about the Properties that could reasonably be expected to have a Material Adverse Effect.

(c) Neither the Company nor any of its Restricted Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Properties that could reasonably be expected to have a Material Adverse Effect, nor does the Company or any Restricted Subsidiary have knowledge that any such action is being contemplated, considered or threatened.

(d) There are no judicial proceedings or governmental or administrative actions pending or threatened under any Environmental Law to which the Company or any Restricted Subsidiary is or will be named as a party with respect to the Properties that could reasonably be expected to have a Material Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders under any Environmental Law with respect to the Properties that could reasonably be expected to have a Material Adverse Effect.

6.15 Accuracy and Completeness of Financial Statements.

(a) (i) The audited balance sheet of the Company and its Subsidiaries for the fiscal years ended December 31, 2022 and December 31, 2023 and the related audited consolidated statements of earnings (loss), parent company equity and cash flows for each of the two (2) years in the period ended December 31, 2023, reported on by Deloitte & Touche LLP, and (ii) the “draft” audited balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2024 and the related “draft” audited consolidated statements of earnings (loss), parent company equity and cash flows for the fiscal year ended December 31, 2024, in each case, present fairly, in all material respects, the financial position of the Company and its Subsidiaries, and their results of operations and cash flows, for each applicable period then ended, in conformity with GAAP, it being understood that such “draft” financial statements remain subject to review by the Company and its auditor and are subject to change.

(b) The projections delivered pursuant to Section 7.1(b) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Company’s estimate of its future financial condition and performance.

6.16 Absence of Undisclosed Liabilities. Except for the Loans, if any, incurred on the Funding Date, neither the Company nor any of its Restricted Subsidiaries has or is subject to any liabilities (absolute, accrued, contingent or otherwise), except liabilities or obligations which could not, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect.

6.17 No Material Adverse Effect. Since December 31, 2023, there has not been any event, occurrence, fact, condition, change, development or effect which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

6.18 Solvency. The Company is, individually and together with its Subsidiaries on a consolidated basis, (a) on the Execution Date and (b) immediately before and immediately after giving effect to any Extension of Credit to be made on and following the Funding Date, Solvent. No Credit Party intends to, nor will it permit any of its Subsidiaries to, nor does it believe that it or any of its Subsidiaries has or will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

6.19 Intellectual Property. The Company and each of its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Restricted Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.20 Creation and Perfection of Security Interests.

(a) Article 9 Collateral. The Pledge and Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein to secure the Obligations, and the Pledge and Security Agreement constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be perfected under Article 9 of the UCC to secure the Obligations, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(b) Intellectual Property. The Pledge and Security Agreement, together with an intellectual property security agreement, in form and substance reasonably agreed by the Company and the Administrative Agent will, when filed in the United States Patent and Trademark Office and the United States Copyright Office, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the United States patents, trademarks, copyrights, licenses and other intellectual property rights covered in such intellectual property security agreement to secure the Obligations, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the Credit Parties after the Execution Date).

(c) Status of Liens. Each Collateral Agent, for the ratable benefit of the Secured Parties, will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Collateral Agent of continuation statements to the extent required by the UCC or such other continuation statements or filings required by applicable Laws of the relevant applicable jurisdiction, the Collateral Documents (subject to and in accordance with their respective provisions) will at all times constitute valid and continuing liens of record and first priority perfected security interests in all the Collateral referred to therein to secure the Obligations, except as priority may be affected by Permitted Liens. As of the Funding Date, no filings or recordings are required in order to perfect the security interests created under the Collateral Documents, except for filings or recordings listed on Schedule IV to the Pledge and Security Agreement, all of which listed filings and recordings have been made.

6.21 Accuracy and Completeness of Disclosure. The Company has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate, partnership, limited liability company or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Company or any of its Restricted Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Credit Document (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.22 Insurance. Schedule 6.22 sets forth a description of all insurance maintained by or on behalf of the Credit Parties and their Subsidiaries as of the Execution Date. As of the Execution Date, all premiums in respect of such insurance have been paid. The Company maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

6.23 Anti-Corruption Laws and Sanctions. Each Credit Party has implemented and maintains in effect policies and procedures designed to ensure compliance by each Credit Party, their Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions, and each Credit Party, their Subsidiaries and their respective directors, officers and employees and, to the knowledge of each Credit Party, its respective agents, are in compliance with Anti-Corruption Laws and Sanctions. None of (a) each Credit Party, any Subsidiary, or, to the knowledge of each Credit Party, any of their respective officers, employees or directors, or (b) to the knowledge of each Credit Party, any agent of such Credit Party or any

Subsidiary that will act in any capacity in connection with or benefit from the Facilities established hereby, is a Sanctioned Person, has its assets in a Sanctioned Country, or carries out transactions or conducts any of its business with any Sanctioned Person or in any Sanctioned Country in a manner that breaches applicable Sanctions. No Loan, use of the proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Laws or Sanctions.

6.24 Patriot Act. Each Credit Party is in compliance, in all material respects, with the Uniting And Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act of 2001) (the “Patriot Act”).

6.25 Burdensome Restrictions. No Credit Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 9.14.

6.26 Labor Matters. As of the Execution Date, there are no strikes, lockouts or slowdowns against any Credit Party or any Subsidiary pending or, to the knowledge of any Credit Party, threatened. The hours worked by and payments made to employees of the Credit Parties and their Subsidiaries have not been in violation, in any material respect, of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Credit Party or any Subsidiary, or for which any claim may be made against any Credit Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Credit Party or such Subsidiary.

6.27 Qualified Eligible Contract Participant. As of the date of this Agreement, each Credit Party is a Qualified ECP Guarantor.

6.28 Affected Financial Institutions. No Credit Party is an Affected Financial Institution.

7. CONDITIONS PRECEDENT

7.1 Conditions to Execution Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.1):

(a) Deliverables. The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or .pdf or similar electronic transmission (to be followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, if applicable, each dated the Execution Date (or, in the case of certificates of governmental officials, a recent date before the Execution Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) This Agreement. Executed counterparts of this Agreement signed by the Lenders, the Company, the Collateral Agent and the Administrative Agent (which may include telecopy or electronic transmission (including .pdf file) of a signed signature page of this Agreement) or written evidence reasonably satisfactory to the Administrative Agent that each such party has signed a counterpart signature page of this Agreement.

(ii) Organization Documents. To the extent not previously delivered to the Administrative Agent, true and correct copies of the Organization Documents of the Company, certified as to authenticity by the Secretary or Assistant Secretary of the Company.

(iii) Secretary’s Certificate. A secretary’s certificate in the form attached as Exhibit B-1 executed and delivered by a Responsible Officer or secretary of the Company, certifying the Company’s (A) officers’ incumbency appended thereto, (B) authorizing resolutions or consents appended thereto and (C) Organization Documents, with the applicable insertions and attachments being satisfactory in form and substance to the Administrative Agent.

(iv) Corporate Documents. Copies of certificates from the Secretary of State or other appropriate authority of such jurisdiction, evidencing good standing of the Company in its jurisdiction of incorporation and in each state where the ownership, lease or operation of property or the conduct of business requires it to qualify as a foreign corporation except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(b) Financial Projections. The Administrative Agent shall have received monthly projections for the Company for the fiscal year ending December 31, 2025 and annual projections for each fiscal year thereafter, through and including the fiscal year ending December 31, 2028.

(c) Regulatory Authority Information. The Company and each Subsidiary shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), in each case no later than five (5) days prior to the Execution Date to the extent reasonably requested by the Lenders at least ten (10) Business Days in advance of the Execution Date.

(d) Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the Company and its Subsidiaries, the results of which shall be satisfactory to the Administrative Agent.

(e) Appraisal. The Administrative Agent shall have received an appraisal of the Credit Parties’ Inventory from one or more firms acceptable to the Administrative Agent, which appraisal shall be satisfactory to the Administrative Agent. The firms and appraisers providing documentation related to paragraphs (e) and (f) of this Section 7.1 shall have no direct or indirect interest, financial or otherwise, in the property subject to such review or the transactions contemplated hereby.

(f) Consents. All governmental and third party approvals necessary in connection with the entry into of this Agreement (including shareholder approvals, if any) shall have been obtained on reasonably satisfactory terms and shall be in full force and effect.

(g) Due Diligence. The Administrative Agent shall have received results satisfactory to it of business and legal due diligence investigation. In addition, the Administrative Agent shall have received and be satisfied with the financial statements referred to in Section 6.15(a).

(h) Corporate Structure. The corporate structure, capital structure, other material debt instruments, material accounts and governing documents of the Company and its Subsidiaries shall be acceptable to the Administrative Agent and its counsel.

(i) Regulatory Matters. All legal and regulatory matters shall be satisfactory to the Administrative Agent and the Lenders, including but not limited to compliance with all applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System.

(j) Purchase Agreement; Intercreditor Agreement. The Administrative Agent shall have received a fully-executed copy of the Purchase Agreement and the other Notes Documents executed on the Execution Date, and the Administrative Agent shall have received an execution copy of the Intercreditor Agreement substantially in the form attached as Exhibit L.

(k) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel. Any information submitted to any of the Lenders by or on behalf of the Company or any of its Subsidiaries or affiliates shall be accurate and complete in all material respects.

(l) Execution Date. The Execution Date shall have occurred on or before March 7, 2025.

7.2 Conditions to Funding Date. The obligation of each Lender to make its extensions of credit and for the L/C Issuers to issue any Letters of Credit, in each case to be made hereunder on the Funding Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.1):

(a) Deliverables. The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or .pdf or similar electronic transmission (to be followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, if applicable, and each in form and substance reasonably satisfactory to the Administrative Agent, and, in the case of clause (i), clause (vii), clause (viii) with respect only to the Pledge and Security Agreement, and clause (x), the Required Lenders:

(i) Guaranty and Credit Party Accession Agreement: Executed counterparts of (A) a Credit Party Accession Agreement signed by each of the Subsidiary Guarantors and (B) the Guaranty signed by the Company, the Subsidiary Guarantors party thereto and the Collateral Agent and Administrative Agent.

(ii) Organization Documents. To the extent not previously delivered to the Administrative Agent, true and correct copies of the Organization Documents of each Credit Party, certified as to authenticity by the Secretary or Assistant Secretary of each such Credit Party.

(iii) Secretary’s Certificate. A secretary’s certificate in the form attached as Exhibit B-1 executed and delivered by each Credit Party, certifying such Person’s (A) officers’ incumbency appended thereto, (B) authorizing resolutions or consents appended thereto and (C) Organization Documents, with the applicable insertions and attachments being satisfactory in form and substance to the Administrative Agent.

(iv) Responsible Officer’s Closing Certificate. A certificate in the form attached as Exhibit B-2 executed and delivered by a Responsible Officer of the Company in a manner satisfactory to the Administrative Agent and dated as of the Funding Date.

(v) Solvency Certificate. A solvency certificate in the form of Exhibit I provided by the chief financial officer of the Company.

(vi) Corporate Documents. Copies of certificates from the Secretary of State or other appropriate authority of such jurisdiction, evidencing good standing of each Credit Party in its jurisdiction of incorporation and in each state where the ownership, lease or operation of property or the conduct of business requires it to qualify as a foreign corporation except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(vii) Borrowing Base Calculation. The Administrative Agent, the FILO Administrative Agent and the Lenders shall have received at least two (2) days prior to the Funding Date a Borrowing Base Calculation (along with customary supporting documentation and supplemental reporting) which calculates the Borrowing Base as of the last day of the calendar month most recently ended on or prior to the date occurring twenty (20) days prior to the Funding Date.

(viii) Collateral Documents. Executed counterparts of the Pledge and Security Agreement, subject to Section 8.10, together with:

(A) an executed original of each Note timely requested by a Lender hereunder;

(B) to the extent not on file with the appropriate Governmental Authority, appropriate financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local Law) authenticated and authorized for filing under the UCC or other applicable local Law of each jurisdiction in which the filing of a financing statement or giving of notice may be required, or reasonably requested by the Collateral Agent, to perfect the security interests intended to be created by the Collateral Documents;

(C) to the extent not already delivered, copies of reports from CT Corporation or another independent search service reasonably satisfactory to the Collateral Agent listing all effective financing statements, notices of tax, PBGC or judgment liens or similar notices that name any of the Company or any other Credit Party (under its present name and any previous name and, if requested by the Collateral Agent, under any trade names), as debtor or seller that are filed in the jurisdictions referred to in sub-clause (B) above (regardless of whether or not financing statements are then on file) or in any other jurisdiction having files which must be searched in order to determine fully the existence of the UCC security interests, notices of the filing of federal tax Liens (filed pursuant to Section 6323 of the Code), Liens of the PBGC (filed pursuant to Section 4068 of ERISA) or judgment Liens on any Collateral, together with copies of such financing statements, notices of tax, PBGC or judgment Liens or similar notices (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Collateral Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local Law) authenticated and authorized for filing);

(D) to the extent not already delivered to the Collateral Agent, searches of ownership of intellectual property in the appropriate governmental offices and such patent, trademark and/or copyright filings as may be requested by the Collateral Agent to the extent necessary or reasonably advisable to perfect the Collateral Agent’s security interest in intellectual property Collateral;

(E) to the extent not previously delivered to the Collateral Agent, all of the Pledged Collateral, which Pledged Collateral shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, accompanied in each case by any required transfer tax stamps, all in form and substance reasonably satisfactory to the Collateral Agent; and

(F) evidence of the completion of all other filings and recordings of or with respect to the Collateral Documents and of all other actions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Collateral Documents (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements).

(ix) Intellectual Property Security Agreements. To the extent not on file with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, a short form intellectual property security agreement, in form and substance reasonably agreed by the Company and the Administrative Agent, duly executed by each Credit Party, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens in intellectual property created under the Pledge and Security Agreement and under such short form assignments or grants of security interests has been taken.

(x) Evidence of Insurance. The Administrative Agent and the Required Lenders shall have received and be satisfied with (i) evidence of the insurance under all insurance policies to be maintained with respect to the properties of the Company and its Subsidiaries forming part of the Collateral and (ii) a review of the Credit Parties’ insurance binders or other initial contractual documentation evidencing the insurance coverage and documentation related thereto that shall be entered into, and delivered to the Administrative Agent and the Required Lenders on or around the Funding Date.

(b) Legal Opinions. An opinion addressed to the Administrative Agent, the Collateral Agent and the Lenders of (A) Vinson & Elkins LLP, New York counsel to the Company and (B) Vinson & Elkins LLP, Delaware counsel to the Company in form and substance reasonably satisfactory to the Administrative Agent. Such opinions shall also cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent shall reasonably require.

(c) Perfected Security Interest. All actions necessary to establish that the Administrative Agent will have (i) a perfected first priority security interest (subject only to Permitted Encumbrances to be prior to such first priority security interest) in the ABL First Priority Collateral and (ii) a perfected second priority security interest (subject only to Permitted Encumbrances to be prior to such second priority security interest) in the Notes First Priority Collateral shall have been taken.

(d) Availability. The Company shall have pro forma minimum Availability (after giving effect to a pro forma deduction for any accounts payable over sixty (60) days past due) under this Agreement of not less than $20,000,000 after giving effect to any borrowings on the Funding Date.

(e) Existing Indebtedness. On the Funding Date, after giving effect to the transactions contemplated hereby (including the funding of the Senior Notes), neither the Company nor any of its Subsidiaries shall have any Indebtedness for borrowed money other than pursuant to this Agreement (or any other Credit Document), the Purchase Agreement (or any other Notes Documents), or any other Indebtedness for borrowed money permitted hereunder, and the Administrative Agent shall have received evidence reasonably satisfactory to it of the prepayment in full of (or release from) all obligations under existing loan facilities and the release and termination of all liens in respect of any Indebtedness for borrowed money not permitted hereunder.

(f) Fees; Expenses. The Company shall have paid any fees and expenses required to be paid as of the Funding Date by Section 5.9, Section 5.10, Section 5.11, and Section 12.5(a). The Administrative Agent shall have received, for the respective accounts of the Persons entitled to the same, all costs, expenses, fees and other compensation payable to the Lenders, the Agents and the Lead Arranger on or prior to the Funding Date under Section 12.5(a), to the extent invoiced to the Company at least three (3) days prior to the Funding Date. The Company shall have paid any legal fees for the Agent’s counsel as required under Section 12.5(a) to the extent such fees have been invoiced at least one (1) Business Day prior to the Funding Date.

(g) Senior Notes. The initial funding contemplated by the Purchase Agreement and the other Notes Documents shall be concurrently effective with the initial advances contemplated under this Agreement and the other Credit Documents to occur on the Funding Date, and the Administrative Agent shall have received fully-executed copies of the other Notes Documents executed on the Funding Date.

(h) Intercreditor Agreement. The Administrative Agent shall have received an executed copy of the Intercreditor Agreement substantially in the form attached as Exhibit L.

(i) Funding Date. The Funding Date shall have occurred on or before March 13, 2025.

7.3 Conditions to All Loans and Letters of Credit. The obligation of each applicable Lender to make any Loan and the obligation of each L/C Issuer to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a) Representations and Warranties. Each of the representations set forth in Article 6, or which are contained in any other Credit Document shall, to the extent already qualified by materiality, be true and correct in all respects, and, if not so already qualified, shall be true and correct in all material respects, in any case on and as of the date such Loan is made (or such Letter of Credit is issued) as if made on and as of such date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b) No Default or Event of Default. No Default or Event of Default shall be in existence on such date or after giving effect to the Loan to be made or the Letter of Credit to be issued on such Borrowing Date.

(c) Notice. The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Notice of Borrowing in accordance with the requirements of Article 5.

(d) Availability. On the date of and after giving effect to any Extension of Credit to be made on such Borrowing Date, the Aggregate Revolving Credit Extensions of Credit shall not exceed the lesser of the Revolving Credit Commitment and the Borrowing Base then in effect.

Each borrowing by the Company hereunder and the issuance of each Letter of Credit by each L/C Issuer hereunder shall constitute a representation and warranty by the Company as of the date of such borrowing or issuance that the conditions in paragraphs (a), (b) and (d) of this Section 7.3 have been satisfied.

8.	AFFIRMATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect, any Loan or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender (other than Unmatured Surviving Obligations), any Agent or any L/C Issuer hereunder, it shall, and, in the case of the agreements contained in Sections 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13 and 8.14, shall cause each of its Restricted Subsidiaries to:

8.1 Financial Statements. Furnish to the Administrative Agent (with sufficient copies for each Lender) (the items to be provided under this Section 8.1 shall be delivered to the Administrative Agent by posting on ABLSoft or, if requested by the Administrative Agent, by another form of Approved Electronic Communication or in writing):

(a) Audited Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, commencing with the fiscal year ending December 31, 2024, a copy of the consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such year and the related consolidated statements of income, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a going concern or like qualification or exception (other than in connection with an upcoming maturity date under any Indebtedness occurring within one year from the time such opinion is delivered), or qualification arising out of the scope of the audit, by certified public accountants of nationally recognized standing acceptable to the Administrative Agent.

(b) Monthly Financial Statements; Quarterly Financial Statements.

(i) As soon as available, but in any event not later than thirty (30) days after the end of each fiscal month of each fiscal year of the Company, commencing with the monthly period ending February 28, 2025, the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company and its Consolidated Subsidiaries for such month and the portion of the fiscal year through the end of such month, certified by a Responsible Officer on behalf of the Company as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided, that with respect to any month that is a quarter-end month or a year-end month, the Company will provide preliminary financial statements within thirty (30) days respectively after such quarter-end or year-end and final financial statements within forty-five (45) or ninety (90) days of quarter-end or year-end in accordance with Section 8.1(a) or 8.1(b), respectively.

(ii) As soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Company, commencing with the quarterly period ending March 31, 2025, the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company and its Consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer on behalf of the Company as being fairly stated in all material respects (subject to normal year-end audit adjustments).

(c) Annual Budget. As soon as available, but in any event within thirty (30) days after the beginning of each fiscal year of the Company to which such budget relates, a draft version of an annual operating budget of the Company and its Subsidiaries, on a consolidated basis, which may be adopted by the board of directors of the Company, consisting of projected balance sheets, income statements and cash flow statements for the immediately succeeding fiscal year and reasonably detailed on a quarterly basis, it being understood that such “draft” annual operating budget remains subject to review by the Company and its board of directors and is subject to change. As soon as available, but in any event within sixty (60) days after the beginning of each fiscal year of the Company to which such budget relates, an annual operating budget of the Company and its Subsidiaries, on a consolidated basis, as adopted by the board of directors of the Company, consisting of projected balance sheets, income statements and cash flow statements for the immediately succeeding fiscal year and reasonably detailed on a quarterly basis. As soon as available but in any event no later than ninety (90) days after the end of each fiscal year of the Company, commencing with the fiscal year ending December 31, 2025, a copy of the plan and forecast of the Borrowing Base of the Company for each month of the upcoming fiscal year in form reasonably satisfactory to the Administrative Agent.

Following delivery of the information required pursuant to paragraphs (a) or (b) above (but not more frequently than quarterly), the Company will cause its and its Subsidiaries’ appropriate officers to participate in a conference call for Lenders to discuss the financial condition and results of operations of the Company and its Subsidiaries for the most recently-ended period for which financial statements have been delivered; provided that the requirement to participate in any such conference call for the applicable quarter shall be deemed satisfied if the Company conducts a customary public earnings call for such fiscal quarter.

All financial statements shall be prepared in reasonable detail in accordance with GAAP in all material respects (provided that interim statements may be condensed and may exclude detailed footnote disclosure) applied consistently throughout the periods reflected therein and with prior periods (except as concurred to by such officer and disclosed therein and except that interim financial statements need not be restated for changes in accounting principles which require retroactive application, and operations which have been discontinued (as such term is used in Statement of Financial Accounting Standards No. 144) during the current year need not be shown in interim financial statements as such either for the current period or comparable prior period). In the event the Company changes its accounting methods because of changes in GAAP, the Company shall also provide, if necessary for the determination of compliance with this Section 8.1 and Sections 5.6, 5.7, 5.9, 8.2, 9.1, 9.2, 9.3, 9.7, 9.9, and 9.12, a statement of reconciliation conforming such financial statements to GAAP.

The Company represents and warrants that it and each of its Subsidiaries, in each case, either (a) has no registered or publicly traded securities outstanding or (b) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its Rule 144A securities, and, accordingly, the Company hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Section 8.1(a), 8.1(b) and 8.1(c) above, along with the Credit Documents, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Company will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Company has no outstanding publicly traded securities, including Rule 144A securities. Notwithstanding anything herein to the contrary, in no event shall the Company request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Company’s compliance with the covenants contained herein or with respect to the Borrowing Base or the FILO Borrowing Base.

8.2 Certificates; Other Information. Furnish to the Administrative Agent (with sufficient copies for each Lender):

(a) Auditors’ Certificate. Concurrently with the delivery of the consolidated financial statements referred to in Section 8.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements that there is no Default or Event of Default under any financial covenants hereunder, except as specified in such letter.

(b) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in paragraphs (a) and (b) of Section 8.1 and with each calculation of the Fixed Charge Coverage Ratio pursuant to the financial covenant under Section 9.1, a Compliance Certificate: (i) stating that, to the best of such officer’s knowledge, the Company and its Subsidiaries have observed or performed all of its covenants and other agreements, and satisfied every applicable condition, contained in this Agreement and the other Credit Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate; (ii) stating that Availability exceeded the Availability Trigger for each day of the applicable period; (iii) showing in detail as of the end of the related fiscal period the calculations in reasonable detail for purposes of calculating the Fixed Charge Coverage Ratio for the fiscal quarter then ended (irrespectively of whether a Cash Dominion Event has occurred and is then continuing) certifying that the Company is in compliance with the provisions of Section 9.1; and (iv) with respect only to each certificate delivered concurrently with the financial statements referred to in Section 8.1(a), the extent to which any Credit Party shall have acquired any new, direct Foreign Subsidiaries after the Execution Date.

(c) Accountants’ Management Letters. Promptly upon receipt thereof, copies of all final reports submitted to the Company by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company made by such accountants.

(d) Reports to Holders of Debt Securities. Promptly, after the furnishing thereof, copies of any statement or report furnished to holders generally of any debt securities constituting Material Indebtedness of the Company or any Restricted Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 8.1 or any other paragraph of this Section 8.2 and not otherwise filed with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions.

(e) Other Information. Promptly after any request therefor, (i) such additional financial or other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender, through the Administrative Agent, may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(f) Borrowing Base Calculations and Collateral Reporting. The items described on Annex I hereto by the respective date set forth therein. At any time and from time to time, the Company is entitled to deliver an updated Borrowing Base Calculation in connection with the closing of a Permitted Acquisition. The Borrowing Base Calculation shall also be delivered at such times required pursuant to Section 9.6 in connection with a disposition, if applicable. The items to be provided under this Section 8.2(f) shall be delivered to the Administrative Agent and the FILO Administrative Agent by posting on ABLSoft or, if requested by the Administrative Agent, by another form of Approved Electronic Communication. All Borrowing Base Calculations shall, upon posting to ABLSoft (or such other Approved Electronic Communication or in writing), be deemed to be made by the Company and certified by a Responsible Officer.

(g) [Reserved].

(h) New Term Debt. No less than fifteen (15) days prior to the incurrence of any New Term Debt, the Company shall deliver to the Administrative Agent a certificate of the Company signed by a Responsible Officer of the Company certifying as to the satisfaction of the conditions described in Section 9.2(g), together with a reasonably detailed description of the material terms and conditions of such New Term Debt or drafts of documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the requirements of Section 9.2(g), and such certificate shall be conclusive unless the Administrative Agent notifies the Company within such five (5) Business Day period that it disagrees with such determination (including a description in reasonable detail of the basis upon which it disagrees).

(i) Regulation U Forms. In connection with any reduction of the Revolving Credit Commitments pursuant to Section 5.4(a), and otherwise upon the request of the Administrative Agent or any Lender, if any Credit Party owns any “margin stock” under Regulation U, the Company shall deliver to the Administrative Agent or such Lender an updated Form U-1, together with such other related documentation as the Administrative Agent or such Lender shall reasonably request, in order to enable the Administrative Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Board.

(j) Corporate Information. The Company shall deliver to the Administrative Agent and Collateral Agent, with respect to any Credit Party, promptly (and in any event within no more than thirty (30) days following such change) written notice of any change in such Person’s (1) legal name, (2) jurisdiction of organization or formation, (3) identity or corporate structure or (4) legal identification number. The Company shall take all necessary action so that the Lien in favor of the Collateral Agent pursuant to this Agreement and/or the Security Documents is perfected with the same priority as immediately prior to such change to the extent required by the Credit Documents. The Company also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged, destroyed or condemned.

Information required to be delivered pursuant to Section 8.1 or 8.2 shall be deemed to have been delivered if such information shall have been delivered by the Company to the Administrative Agent for posting by the Administrative Agent on an IntraLinks or similar site to which each Lender has been granted access. Information delivered pursuant to Section 8.1 or 8.2 may also be delivered by electronic communications (including by Approved Electronic Communications) pursuant to procedures approved by the Administrative Agent.

8.3 Payment of Other Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations and liabilities of whatever nature, except (i) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or any of its Restricted Subsidiaries, as the case may be and (ii) for trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than sixty (60) days (or any longer period if longer payment terms are accepted in the ordinary course of business) or, if overdue for more than sixty (60) days (or such longer period), as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Company and its Restricted Subsidiaries, as the case may be.

8.4 Continuation of Business and Maintenance of Existence and Material Rights and Privileges. Continue to engage in business of the same general type as now conducted by it and those reasonably related or incidental thereto, and preserve, renew and keep in full force and effect its corporate, partnership or limited liability company existence and take all reasonable action to maintain all rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations, necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations the loss of which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and except as otherwise permitted by Sections 9.6, 9.7 and 9.9.

8.5 Compliance with All Applicable Laws and Regulations and Material Contractual Obligations. Comply with all applicable Requirements of Law (including, without limitation, any and all Environmental Laws, tax, and ERISA laws) and Contractual Obligations except to the extent that the failure to comply therewith could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Without limiting the foregoing, the Company (i) shall retire and cancel each share of its common stock repurchased in any Qualified Stock Repurchase promptly following the consummation of such repurchase and ensure that all such shares revert to the status of authorized and unissued shares and (ii) shall not sell, reissue, transfer, pledge or otherwise assign or dispose of any such shares to any other Person after such repurchase.

8.6 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted), and maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks as are usually insured against in the same general area by, companies engaged in the same or a similar business (in any event including general liability, contractual liability, personal injury, workers’ compensation, employers’ liability, automobile liability and physical damage coverage, all risk property, business interruption, fidelity and crime insurance); provided that the Company and its Restricted Subsidiaries may implement programs of self-insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith. No later than sixty (60) days following the Funding Date (or such later date as is reasonably acceptable to the Administrative Agent), the Administrative Agent shall have received, with respect to insurance policies covering the properties of the Company and its Subsidiaries comprising any of the Collateral, endorsements naming the Collateral Agent on behalf of the Lenders, as an additional insured or lender’s loss payee, as the case may be.

8.7 Maintenance of Books and Records. Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law.

8.8 Right of the Lenders to Inspect Property and Books and Records. Permit representatives of any Lender upon reasonable notice during business hours and with a Responsible Officer present to visit and inspect any of its properties and examine and make abstracts from any of its books and records (including in connection with periodic field examinations) at any reasonable time and as often as may reasonably be desired upon reasonable notice, and to discuss the business, operations, properties and financial and other condition of the Company and its Restricted Subsidiaries with officers and employees thereof, and with their independent certified public accountants; provided that, only the Administrative Agent on behalf of the Lenders may exercise rights of the Lenders under this Section 8.8 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at any time during normal business hours and upon reasonable advance notice, and any Lender (or any of its representatives or independent contractors) may accompany the Administrative Agent (or its representatives or independent contractors). The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent certified public accountants.

8.9 Notices.

(a) Promptly give notice to the Administrative Agent and each Lender:

(i) of the occurrence of any Default or Event of Default;

(ii) of any (A) default or event of default under any instrument or other agreement, guarantee or collateral document of the Company or any of its Restricted Subsidiaries which default or event of default has not been waived and could reasonably be expected to have a Material Adverse Effect, or any other default or event of default under any such instrument, agreement, guarantee or other collateral document which, but for the proviso to paragraph (e) of Section 10.1, would have constituted a Default or Event of Default under this Agreement, or (B) litigation, investigation or proceeding which may exist at any time between the Company or any of its Restricted Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against the Company or any of its Restricted Subsidiaries by any Governmental Authority, which in any such case could reasonably be expected to have a Material Adverse Effect;

(iii) of any litigation or proceeding affecting the Company or any of its Restricted Subsidiaries (A) in which more than $5,000,000 of the amount claimed is not covered by insurance or (B) in which injunctive or similar relief is sought which if obtained could reasonably be expected to have a Material Adverse Effect;

(iv) as soon as practicable after, and in any event within thirty (30) days after the Company knows thereof, of any ERISA Event that shall have occurred that, either alone or together with any other ERISA Event, results in liability of the Company or any Subsidiary in an aggregate amount which would reasonably be expected to have a Material Adverse Effect and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (x) a certificate of a Responsible Officer on behalf of the Company setting forth details as to such Reportable Event and the action that the Company or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (y) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be;

(v) of any material change in accounting policies or financial reporting practices by any Credit Party with respect to the Company’s Accounts and Inventory or which otherwise would reasonably be expected to affect the calculation of the Borrowing Base, the FILO Borrowing Base or Reserves; and

(vi) of a material adverse change known by the Company or any of its Restricted Subsidiaries in the business, financial condition, assets, liabilities, properties or results of operations of the Company and its Restricted Subsidiaries taken as a whole.

(b) Each notice pursuant to this Section 8.9 shall be accompanied by a statement of a Responsible Officer on behalf of the Company setting forth details of the occurrence referred to therein and (in the cases of clauses (i) through (v) in paragraph (a) above) stating what action the Company proposes to take with respect thereto.

8.10 Subsidiary Guaranties and Collateral.

(a) Subsidiary Guarantors. The Company will deliver, and will cause each Subsidiary Guarantor to deliver, either (i) a counterpart of the Guaranty duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Subsidiary Guarantor after the Execution Date, a supplement to the Guaranty in the form specified therein and a joinder and/or supplement to the Pledge and Security Agreement, in each case duly executed and delivered on behalf of such Person, together with opinions and documents of the type referred to in Sections 7.1(a)(ii), 7.1(a)(iii), 7.1(a)(iv), 7.1(c), 7.1(g), 7.1(i) and 7.2(b)(x) with respect to such Person.

(b) Additional Subsidiaries. If any additional Subsidiary is formed or acquired (or otherwise becomes a Subsidiary) after the Execution Date, then the Company will, as promptly as practicable and, in any event, within sixty (60) days (or such longer period as the Administrative Agent, acting reasonably (and without any requirement for Lender consent), may agree to in writing (including electronic mail)) (or transmit by Approved Electronic Communications, or other electronic transmission if arrangements for such transmission have been approved by the Administrative Agent) after such Subsidiary is formed or acquired, notify the Administrative Agent (i) whether the Company intends to designate such Subsidiary as an Unrestricted Subsidiary, in which case such Subsidiary shall be deemed to be an Unrestricted Subsidiary from the date of its formation or acquisition for purposes of Section 9.7 or (ii) if the Subsidiary is a Restricted Subsidiary and such Subsidiary is not otherwise exempt from being a Subsidiary Guarantor pursuant to the definition thereof, that such Subsidiary is a Restricted Subsidiary that is also a Subsidiary Guarantor and, in the case of this clause (ii), the Company shall cause the requirements of this Section 8.10 to be satisfied with respect to such additional Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Credit Party.

The Company will cause the management, business and affairs of each of the Company and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Company and its Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from the Company and the Restricted Subsidiaries;

(c) Pledge of Equity Interests. Each Credit Party shall pledge the capital stock, or other Equity Interests and intercompany indebtedness, owned by it (unless such a pledge is expressly not required by this Agreement or the Pledge and Security Agreements) pursuant to the Pledge and Security Agreements, it being understood and agreed that, notwithstanding anything that may be to the contrary herein (other than Section 9.7(k)), the Pledge and Security Agreement shall not require the Company or any Credit Party to pledge:

(i) more than 65% of the outstanding voting capital stock of, or other voting equity interests in, any Subsidiary that is a CFC or CFC Holdco;

(ii) any of the outstanding capital stock of, or other equity interests, in any Subsidiary where such pledge would (A) be prohibited by applicable law; provided that this sub-clause (A) shall in no way be construed to apply if such prohibition is unenforceable under Section 9-408 of the UCC, (B) result in material adverse tax consequences to the Company or any Credit Party, (C) in the case of any non-wholly owned Subsidiary or joint venture existing on the Execution Date, result in a breach of a joint venture agreement, operating agreement or other similar document or agreement in the form existing on the Execution Date; provided that the Company or relevant Subsidiary shall have used its commercially reasonable efforts to obtain all consents or take such other actions as may be necessary to enable the pledge of such capital stock or other equity interests, (D) in the case of any non-wholly owned Subsidiary or joint venture created or acquired after the Execution Date, result in a breach of a joint venture agreement, operating agreement or other similar document or agreement, provided that the Company shall use its commercially reasonable efforts to obtain all consents or take such other actions as may be necessary to enable the pledge of such capital stock or other equity interests, or (E) cause the Company to incur costs associated with such pledge that are excessive in comparison to the benefits afforded to the Lenders, as reasonably determined by the Administrative Agent, and provided further that to the extent the Company or another Credit Party does not ultimately acquire 100% of the outstanding capital stock or other equity interests of any acquired or newly formed Subsidiary in any Permitted Acquisition, notwithstanding clause (ii)(D) above but except as provided in clauses (ii)(A),(B) and (E) above, the Collateral Agent shall receive a pledge of all outstanding capital stock or other equity interests of such entity held by the Company or other Credit Parties.

(d) Additional Security. Each Credit Party will cause, upon the occurrence of an Event of Default, all other assets and properties of such Credit Party as are not covered by the original Collateral Documents and as may be requested by the Administrative Agent or the Required Lenders in their sole reasonable discretion, to be subject at all times to first priority (subject only to Permitted Liens), perfected and, in the case of owned Real Property, title insured, Liens in favor of the Collateral Agent pursuant to the Collateral Documents or such other security agreements, pledge agreements, mortgages or similar collateral documents as the Administrative Agent shall request in its sole reasonable discretion (collectively, the “Additional Collateral Documents”).

In furtherance of the foregoing terms of this paragraph (d), upon the acquisition of any owned Real Property referred to in the preceding paragraph by any Credit Party, if such owned Real Property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority deed of trust or mortgage lien in favor of the Collateral Agent for the benefit of the Secured Parties (subject only to Permitted Liens), then following the occurrence of an Event of Default which is continuing, if requested by the Administrative Agent or the Required Lenders in their sole discretion, such Credit Party shall, at the Company’s expense:

(i) within thirty (30) days after such acquisition, furnish to the Administrative Agent a description of the owned Real Property so acquired in detail satisfactory to the Administrative Agent;

(ii) within sixty (60) days after such acquisition, cause the applicable Credit Party to duly execute and deliver to the Collateral Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, flood notices and, if applicable, flood insurance, instruments of accession to the Collateral Documents and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Credit Party under the Agreement and constituting Liens on all such owned Real Properties; provided that the Administrative Agent may, in its reasonable discretion, without any requirement for Lender consent, extend such time period from sixty (60) days up to a maximum of ninety (90) days;

(iii) within sixty (60) days after such acquisition, cause the applicable Credit Party to take whatever action (including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or advisable in the opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of such Collateral Agent designated by it) valid and subsisting Liens on such owned Real Property, enforceable against all third parties; provided that the Administrative Agent may, in its reasonable discretion, without any requirement for Lender consent, extend such time period from sixty (60) days up to a maximum of ninety (90) days;

(iv) within sixty (60) days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent, the Collateral Agent, and the other Secured Parties, of counsel for the Credit Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request; provided that the Administrative Agent may, in its reasonable discretion, without any requirement for Lender consent, extend such time period from sixty (60) days up to a maximum of ninety (90) days;

(v) as promptly as practicable after any acquisition of any such owned Real Property, deliver, upon the request of the Administrative Agent in its sole discretion, to the Collateral Agent with respect to such owned Real Property title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Credit Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such owned Real Property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent; and

(vi) deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Credit Party pursuant to Section 7.1 on the Execution Date or as the Administrative Agent, the Collateral Agent or the Required Lenders shall have requested.

If, subsequent to the Execution Date, a Credit Party shall acquire any securities, instruments, chattel paper or other personal property required to be delivered to the Collateral Agent as Collateral hereunder or under any of the Collateral Documents, the Company shall promptly (and in any event within three (3) Business Days after any Responsible Officer of any Credit Party acquires knowledge of the same) notify the Collateral Agent of the same. Each of the Credit Parties shall adhere to the covenants regarding the location of personal property as set forth in the Collateral Documents.

If, subsequent to the Execution Date, a Credit Party shall acquire or obtain any Inventory that contains or bears intellectual property rights licensed to any Credit Party that may be sold or otherwise disposed of without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to the sale of such Inventory under the current licensing agreement, then the Company shall provide a reasonably detailed written update with each Borrowing Base Calculation delivered to the Administrative Agent pursuant to Section 8.2(f) immediately following the date that such property is acquired, notifying the Administrative Agent of such acquisition, which written update shall specify in reasonable detail (including the location, title, patent number(s) and issue date) as to the property so acquired and the intellectual property rights licensed to the Credit Party in connection therewith.

(e) Real Property Appraisals. If the Collateral Agent or the Required Lenders determine that there is a Requirement of Law for them to have appraisals prepared in respect of the Real Property of the Company constituting Collateral pursuant to paragraph (d), the Company shall provide to the Collateral Agent appraisals which satisfy the applicable requirements set forth in 12 C.F.R., Part 32 - Subpart C or any successor or similar statute, rule, regulation, guideline or order, and which shall be in scope, form and substance, and from appraisers, reasonably satisfactory to the Required Lenders and shall be accompanied by a certification of the appraisal firm providing such appraisals that the appraisals comply with such requirements.

(f) Certain Actions Following an Event of Default. Upon the request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, the Company shall, at the Company’s expense:

(i) Within thirty (30) days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Credit Parties and their respective Subsidiaries in detail satisfactory to the Administrative Agent;

(ii) within forty-five (45) days after such request, duly execute and deliver, and cause each Credit Party (if it has not already done so) to duly execute and deliver, to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, instruments of accession to the Collateral Documents and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Collateral), securing payment of all the Obligations of the Credit Parties under the Credit Documents and constituting Liens on all such properties;

(iii) within sixty (60) days after such request, take, and cause each Credit Party to take, whatever action (including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to vest in the Collateral Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, instruments of accession to the Collateral Documents and security and pledge agreements delivered pursuant to this Section 8.10, enforceable against all third parties in accordance with their terms;

(iv) within sixty (60) days after such request, deliver to the Administrative Agent and the Collateral Agent, upon the request of the Administrative Agent or the Collateral Agent in their sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent, the Collateral Agent, and the other Secured Parties, of counsel for the Credit Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request; and

(v) as promptly as practicable after such request, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of Real Property owned or held by the Credit Parties, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Credit Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such Real Property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(g) Further Assurances. At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent, in the commercially reasonable exercise of its discretion, may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, the Collateral Documents and any such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, instruments of accession to the Collateral Documents and other security and pledge agreements.

(h) Time for Taking Certain Actions. The Company agrees that if no deadline for taking any action required by this Section 8.10 is specified herein, such action shall be completed as soon as possible, but in no event later than thirty (30) days after such action is either requested to be taken by the Administrative Agent or the Required Lenders or required to be taken by the Company or any of its Subsidiaries pursuant to the terms of this Section 8.10.

8.11 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, comply, and cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Materials of Environmental Concern from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Company nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

8.12 Appraisals; Field Examinations. Upon the Administrative Agent’s request and in the Administrative Agent’s Permitted Discretion, representatives designated by the Administrative Agent shall conduct field examinations and inventory appraisals, with respect to any Accounts or Inventory included in the calculation of the Borrowing Base or the FILO Borrowing Base, at reasonable business times and upon reasonable prior notice to the Company.

(a) One such field examination and one such appraisal will be conducted at the expense of the Credit Parties during each 12 month period, subject to Section 8.12(b).

(b) If Availability is less than the greater of (i) $32,500,000 and (ii) 25% of the Line Cap at any time during such 12 month period referred to in Section 8.12(a), then one additional field examination and one additional appraisal shall be conducted at the expense of the Credit Parties during such 12 month period.

(c) If an Event of Default has occurred and is continuing, then all field examinations and appraisals conducted while such Event of Default has occurred and is continuing shall be at the expense of the Credit Parties.

(d) For the avoidance of doubt, there shall be no limitation on the number or frequency of field examinations during such time as a Default or Event of Default has occurred and is continuing. If no Default or Event of Default has occurred and is continuing, the Administrative Agent may conduct one such field examinations and appraisals during any 3-month period.

(e) The Credit Parties shall reasonably cooperate with the Administrative Agent and such designated representatives in the conduct of such field examinations and inventory appraisals. Such appraisals shall be prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, such appraisals to include information required by applicable law and by the internal policies of the Lenders. With respect to each appraisal made pursuant to this Section 8.12 after the Execution Date, (i) the Administrative Agent and the Company shall each be given a reasonable amount of time to review and comment on a draft form of the appraisal prior to its finalization and (ii) any adjustments to the Appraised Net Orderly Liquidation Value, the Borrowing Base or the FILO Borrowing Base hereunder as a result of such appraisal shall be reflected in the Borrowing Base Calculation delivered immediately succeeding such appraisal.

(f) Conduct a physical count of the Inventory either through periodic cycle counts or wall to wall counts consistent with past practices, so that all Inventory is subject to such counts at least once each year.

8.13 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in any Credit Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Credit Documents, (B) to the fullest extent permitted by applicable law, subject any Credit Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Credit Document or under any other instrument executed in connection with any Credit Document to which any Credit Party is or is to be a party, and if and to the extent necessary, cause each of its Subsidiaries to do so.

8.14 [Reserved].

8.15 Anti-Corruption; Sanctions. Each Credit Party shall comply with and cause its Subsidiaries to comply with, and maintain in effect, policies and procedures designed to ensure compliance by each Credit Party, their Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions. Each Credit Party will not use the proceeds of any Loan, and will not allow such proceeds to be used (to such Credit Party’s knowledge after due care and inquiry) in any way that will violate any Anti-Corruption Laws or Sanctions.

8.16 Accuracy of Information. The Credit Parties will ensure that no report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Company or any of its Subsidiaries to the Administrative Agent or any Lender in connection with this Agreement or any other Credit Document or any amendment or other modification hereof or thereof (in each case as modified or supplemented by other information so furnished), taken as a whole, shall contain any material misstatement of fact or shall omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties will ensure only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

8.17 Casualty and Condemnations. The Company will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provision of this Agreement and the Collateral Documents.

8.18 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under any Credit Document in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.18 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.18 or otherwise under any Credit Document voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 8.18 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 8.18 constitute, and this Section 8.18 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

9. NEGATIVE COVENANTS

The Company hereby agrees that it shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly so long as the Commitments remain in effect or any Loan or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount (other than any Unmatured Surviving Obligations) is owing to any Lender, any Agent or the L/C Issuers hereunder (it being understood that each of the permitted exceptions to each covenant in this Article 9 is in addition to, and not overlapping with, any other of such permitted exceptions in such covenant except to the extent expressly provided):

9.1 Financial Covenants.

Upon the occurrence and during the continuance of a Covenant Trigger Event, the Company shall not permit the Fixed Charge Coverage Ratio to be less than 1.00:1.00, tested at any time based on the financial statements for the most recently ended fiscal month for which financial statements were required to be delivered pursuant to Section 8.1 or Section 8.2.

9.2 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or Contingent Obligation, except:

(a) Indebtedness of the Company or any Restricted Subsidiary in connection with the Letters of Credit (including, for the avoidance of doubt, any Indebtedness of the Company or any Restricted Subsidiary that is backstopped by a Letter of Credit) and this Agreement;

(b) Indebtedness of the Company to any Restricted Subsidiary; provided that all such Indebtedness shall be subordinated to the Obligations on the terms and conditions set forth in Exhibit F, and any Restricted Subsidiary to the Company or any other Restricted Subsidiary to the extent the Indebtedness referred to in this paragraph (b) evidences a loan or advance permitted under Section 9.7;

(c) Indebtedness in respect of non-speculative derivative contracts;

(d) Indebtedness in respect of surety, indemnity, performance, release and appeal bonds, in each case provided in the ordinary course of business, including guarantees or obligations of the Company or any Restricted Subsidiary with respect to letters of credit and bankers acceptances supporting such surety, indemnity, performance, release and appeal bonds (in each case other than for an obligation for money borrowed);

(e) Indebtedness of the Company or any Restricted Subsidiary (i) arising from a Sale and Leaseback Transaction permitted under Section 9.16 or (ii) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including capital lease obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any extension or renewal thereof; provided that (A) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this paragraph (e)(ii) shall not at any time exceed $75,000,000;

(f) Indebtedness owed to a seller in a Permitted Acquisition, Permitted Foreign Acquisition or a Permitted Joint Venture or to a buyer in a disposition permitted under paragraph (e) or (f) of Section 9.6 that (i) relates to customary post-closing adjustments with respect to accounts receivable, accounts payable, net worth and/or similar items typically subject to post-closing adjustments in similar transactions, and are outstanding for a period of one (1) year or less following the creation thereof or (ii) relates to customary indemnities granted to the seller or buyer in the transaction;

(g) other Indebtedness of the Company or any Subsidiary Guarantor in respect of one or more series of secured or unsecured notes or term loans that are issued in a public offering, Rule 144A or other private placement, or a bridge financing in lieu of the foregoing that converts into permanent New Term Debt, pursuant to an indenture or a note purchase agreement or otherwise (the “New Term Debt”); provided that (1) after giving effect to the incurrence thereof and the application of the proceeds thereof on a pro forma basis, the Company is in compliance with the Required Ratio, as of the last day of the most recently ended fiscal quarter for which the relevant financial statements have been delivered pursuant to Section 8.1 or Section 8.2 and (2) the following requirements are satisfied:

(i) such Indebtedness does not mature prior to the date that is the 91st day following the Scheduled Maturity Date;

(ii) such Indebtedness shall not be subject to any scheduled amortization prior to maturity (other than regularly scheduled principal amortization payments);

(iii) the agreements and terms governing such Indebtedness do not require mandatory prepayments to be made (other than customary asset sale events, insurance and condemnation proceeds events, change of control offers or events of default, AHYDO catch-up payments, and, if secured, excess cash flow sweeps and regularly scheduled principal amortization payments);

(iv) the agreements and instruments governing such Indebtedness shall not contain (A) any financial covenant that is more restrictive than the financial covenant in this Agreement (unless such financial covenant is incorporated herein); (B) any restriction on the ability of the Company or any of its Restricted Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Credit Documents in a manner that is more restrictive in any material respect than what is contained in the Notes Documents in effect on the Funding Date; (C) any restrictions on the ability of the Company or any of its Subsidiaries to guarantee the Obligations (as such Obligations may be amended, supplemented, modified, or amended and restated), provided that a requirement that any such Person also guarantee such Indebtedness shall not be deemed to be a violation of this sub-clause (C); or (D) any restrictions on the ability of the Company or any of its Restricted Subsidiaries to pledge assets as security with respect to the Obligations (as such Obligations may be amended, supplemented, modified, or amended and restated); provided that, in accordance with clause (vi) below, a requirement that any Liens upon fixed assets of the Company or any Subsidiary Guarantor in favor of the Collateral Agent shall be subordinate to any lien upon such fixed assets securing the New Term Debt shall not be deemed to be a violation of this sub-clause (D);

(v) to the extent secured by any Lien on the ABL First Priority Collateral, such New Term Debt shall be secured on a junior lien basis to the Facilities and shall be subject to customary intercreditor arrangements and execution of an intercreditor agreement prepared by the Collateral Agent and in a form reasonably satisfactory to the Required Lenders;

(vi) to the extent such New Term Debt is secured by Liens on any fixed assets of the Company or any Subsidiary Guarantor that comprise a portion of the Collateral, any Liens in favor of the Collateral Agent upon such fixed assets shall, following the written request of the Company, pursuant to Section 6.15 of the Pledge and Security Agreement, be automatically subordinated to the liens on such fixed assets securing the New Term Debt pursuant to an intercreditor agreement prepared by the Collateral Agent and in a form reasonably satisfactory to the Required Lenders; and

(vii) to the extent secured, such New Term Debt shall not be (x) secured by any lien on any asset of the Company or any Subsidiary Guarantor that does not also secure the Facilities, except for any lien on any Real Property owned by the Company or any Subsidiary Guarantor, or (y) guaranteed by any Person other than the Subsidiary Guarantors;

(h) Indebtedness of the Company or any of its Restricted Subsidiaries existing on the Execution Date and listed on Schedule 9.2(h) hereto including any extension or renewals or refinancing thereof, provided that, the principal amount thereof is not increased;

(i) unsecured Indebtedness of the Company or any Restricted Subsidiary: (i) the principal of which is not required to be repaid, in whole or in part, before the date that is the 91st day following the Scheduled Maturity Date, (ii) that is issued pursuant to credit documents having covenants and events of default that are no less favorable, including with respect to rights of acceleration, taken as a whole, to the Company than the terms hereof or are otherwise reasonably satisfactory in form and substance to the Administrative Agent, and (iii) that if, after giving effect to the incurrence thereof and the application of the proceeds thereof on a pro forma basis, the Company is in compliance with the Required Ratio, as of the last day of the most recently ended fiscal quarter for which the relevant financial statements have been delivered pursuant to Section 8.1 or Section 8.2;

(j) the following Contingent Obligations:

(i) guarantees of obligations to third parties made in the ordinary course of business in connection with relocation of employees of the Company or any of its Restricted Subsidiaries;

(ii) guarantees by the Company and its Restricted Subsidiaries of obligations incurred in the ordinary course of business for an aggregate amount not to exceed $5,000,000 at any time; provided, however, that any such guarantee granted by a Restricted Subsidiary shall only be given in accordance with Section 9.15;

(iii) Contingent Obligations existing on the Funding Date and described in Schedule 9.2(j) including any extensions or renewals thereof;

(iv) Contingent Obligations in respect of derivative contracts;

(v) Contingent Obligations pursuant to the Credit Documents;

(vi) guarantees by (A) the Company of Indebtedness of its Restricted Subsidiaries permitted under Section 9.2(f) and (B) the Company or any Restricted Subsidiary of other obligations of Restricted Subsidiaries not prohibited hereunder; and

(vii) guarantees by any Restricted Subsidiary of Indebtedness and other obligations of the Company or any Restricted Subsidiary; provided that the Indebtedness or obligations so guaranteed is either permitted pursuant to this Section 9.2 or not prohibited hereunder; and provided further that any such guarantees shall only be given in accordance with Section 9.15;

(k) Indebtedness in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and similar arrangements in the ordinary course of business, in an aggregate principal amount not to exceed $5,000,000 at any time;

(l) unsecured Indebtedness constituting earn-out obligations, contingent obligations or similar obligations of the Company or any Restricted Subsidiary arising from or relating to any Permitted Acquisition or Permitted Foreign Acquisition;

(m) Indebtedness under the Purchase Agreement and Notes Documents in an aggregate principal amount not to exceed $232,160,000, plus the principal amount of any Additional Notes, Permitted Additional Debt, Pari Passu Notes Lien Indebtedness, and Junior Secured Indebtedness, in each case as defined in, and as incurred in accordance with the terms and conditions of, the Notes Documents as in effect on the Funding Date without giving effect to any waiver of such terms and conditions (in each case plus any amounts capitalized on the principal amount thereof with respect to the payment of interest in-kind and plus any additional notes issued with respect to the payment of interest in-kind), so long as all such Indebtedness is subject to the Intercreditor Agreement or such other intercreditor agreement prepared by the Collateral Agent and in a form reasonably satisfactory to the Required Lenders;

(n) Indebtedness in respect of (A) the 2018 Secured Senior Notes (as defined in the Indenture), to the extent that (i) funds or Cash Equivalents or securities are on deposit in trust within three (3) Business Days of the Funding Date for the purpose of defeasing or satisfying and discharging such 2018 Secured Senior Notes in their entirety and (ii) such 2018 Secured Senior Notes are fully defeased, satisfied and discharged in their entirety within five (5) Business Days of the Funding Date, and (B) the Prior ABL, provided that such Indebtedness under the Prior ABL is paid in full and all commitments thereunder are terminated on the Funding Date; and

(o) Indebtedness not otherwise permitted by this Section 9.2; provided that the aggregate principal or face amount of all such Indebtedness under this clause (o) shall not exceed at any time $2,500,000.

9.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, or sign or file or suffer to exist under the UCC of any jurisdiction a financing statement that names the Company or any of its Restricted Subsidiaries as debtor, or assign any accounts or other right to receive income, except:

(a) Liens for Taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Restricted Subsidiary, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which do not, individually or in the aggregate, materially impair the use of any of the assets or properties of the Company or any Restricted Subsidiary or which are not overdue by more than thirty (30) days or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Restricted Subsidiary, as the case may be, in accordance with GAAP;

(c) pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation, and pledges and deposits securing cash management obligations;

(d) easements, right-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases or licenses granted to others, in the ordinary course of business, which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(e) Liens in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Credit Documents and bankers’ liens arising by operation of law;

(f) Liens on assets of entities or Persons which become Restricted Subsidiaries of the Company after the date hereof; provided that such Liens exist at the time such entities or Persons become Restricted Subsidiaries and are not created in anticipation thereof;

(g) Liens on documents of title and the property covered thereby securing Indebtedness in respect of the Letters of Credit;

(h) Liens in existence on the Execution Date and described in Schedule 9.3 and renewals thereof in amounts not to exceed the amounts listed on such Schedule 9.3;

(i) Liens on assets acquired in connection with a Permitted Acquisition or a Permitted Foreign Acquisition; provided that such Liens (A) exist at the time of the Permitted Acquisition or Permitted Foreign Acquisition in question and are not created in anticipation thereof, and (B) are not extended to cover other assets of the Company or any of its Restricted Subsidiaries;

(j) any leases or licenses of any intellectual property or intangible assets or entering into any franchise agreement in the ordinary course of business;

(k) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(l) Liens securing Indebtedness owing to the Company or any Restricted Subsidiary under Section 9.2(b);

(m) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Restricted Subsidiary; provided that (i) such security interests secure only Indebtedness permitted by Section 9.2(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, (iv) such security interests shall not apply to any other property or assets of the Company or any Restricted Subsidiary, and (v) such security interests shall not interfere with the security and priority of the Liens granted to the Collateral Agent for the benefit of the Secured Parties;

(n) judgment liens in respect of judgments that do not constitute an Event of Default under Section 10.1(h);

(o) Liens arising from precautionary UCC filings or similar filings relating to (x) Operating Leases and (y) sub-leasing and/or chartering arrangements relating to aircrafts;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) Liens on insurance proceeds securing the payment of financed insurance premiums (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(r) Liens to secure Indebtedness permitted under Section 9.2(g) and Section 9.2(m), provided that to the extent such Indebtedness is secured by Liens on the ABL First Priority Collateral, such Liens shall be on a junior lien basis to the Facilities, and any such secured Indebtedness shall be subject to the Intercreditor Agreement or, as applicable, another customary intercreditor agreement prepared by the Collateral Agent and in a form reasonably satisfactory to the Required Lenders;

(s) Liens arising out of Sale and Leaseback Transactions permitted by Section 9.16;

(t) Liens (i) securing the 2018 Secured Senior Notes (as defined in the Indenture), provided that funds or Cash Equivalents or securities are on deposit in trust within three (3) Business Days of the Funding Date for the purpose of defeasing or satisfying and discharging such 2018 Secured Senior Notes in their entirety, (ii) securing such funds or Cash Equivalents or securities as are on deposit as described in subclause (i) of this clause (t), and (iii) securing the Prior ABL, so long as, in the case of subclauses (i) and (ii), such 2018 Secured Senior Notes are fully defeased, satisfied and discharged in their entirety within five (5) Business Days of the Funding Date, and, in the cause of subclause (iii), such Liens securing the Prior ABL are released in their entirety on the Funding Date; and

(u) Liens not otherwise permitted by this Section 9.3; provided that the aggregate principal amount of Indebtedness secured by such Liens under this clause (t) shall not exceed at any time $2,500,000.

No Liens shall be permitted to exist, directly or indirectly, (i) on the Collateral (as defined in the Pledge and Security Agreements), other than Liens permitted under paragraphs (a) to (u) of this Section 9.3, or (ii) on any Real Property owned by the Company or any Subsidiaries, other than Liens created under paragraphs (a), (d), (e) and (r) of this Section 9.3 and which, in the case of paragraph (r) of this Section 9.3, may be senior to any Liens on such Real Property securing the Obligations; provided that none of the Liens permitted pursuant to this Section 9.3 may at any time attach to any Credit Party’s (1) Accounts, other than those permitted under paragraph (a), (n) and (r) above or created pursuant to any Credit Document and (2) Inventory, other than those permitted under paragraphs (a), (b), (n) and (r) above or created pursuant to any Credit Document.

9.4 Use of Proceeds.

(a) The Company will not request any Loans or Letter of Credit, and the Company shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(b) The proceeds of the Loans and the Letters of Credit will be used solely for financing the working capital or general corporate purposes of the Company or any of its Subsidiaries (including making payments to an L/C Issuer to reimburse the applicable L/C Issuer for drawings made under the Letters of Credit). No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

9.5 Prohibition on Fundamental Changes. Enter into any transaction or acquisition of, or merger or consolidation or amalgamation with, any other Person (including any Subsidiary or Affiliate of the Company or any of its Subsidiaries), or transfer all or substantially all of its assets to any Subsidiary, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type now conducted by it, or with respect to the Company, reorganize in any foreign jurisdiction, except for:

(a) any merger of any Subsidiary into (i) the Company provided the Company is the surviving entity or (ii)(A) any Domestic Subsidiary or (B) in the case of a Foreign Subsidiary, into any other Foreign Subsidiary; provided, in each case, that if one of the parties of such merger is a Subsidiary Guarantor then, the surviving entity shall be or become a Subsidiary Guarantor;

(b) any merger of any Domestic Subsidiary into a Foreign Subsidiary in connection with an Investment permitted under Section 9.7;

(c) liquidation or dissolution of any Subsidiary, provided that (i) all assets of such Subsidiary are transferred to the Company or to a Wholly-Owned Domestic Subsidiary and (ii) if such Subsidiary is a Subsidiary Guarantor, all assets of such Subsidiary are transferred to the Company or to a Subsidiary Guarantor;

(d) any merger, consolidation or amalgamation of any non-Subsidiary Guarantor with a non-Subsidiary Guarantor; and

(e) transactions otherwise expressly permitted under this Agreement.

9.6 Prohibition on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, tax benefits, receivables and leasehold interests), whether now owned or hereafter acquired except:

(a) for the sale or other disposition of any tangible personal property that, in the reasonable judgment of the Company, has become uneconomic, obsolete or worn out, and which is disposed of in the ordinary course of business;

(b) for sales or other dispositions of inventory made in the ordinary course of business and dispositions, assignments or abandonment of intellectual property in the ordinary course of business;

(c) that any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company, and the Company and its Restricted Subsidiaries may make Investments permitted by Section 9.7;

(d) that (i) any Foreign Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or by merger, consolidation, transfer of assets, or otherwise) to the Company or a Wholly-Owned Subsidiary of the Company, (ii) any Subsidiary of the Company which is not a Credit Party may sell or otherwise dispose of, or part control of any or all of, the capital stock of, or other equity interests in, any Subsidiary of the Company to a Wholly-Owned Subsidiary of the Company, and (iii) any Subsidiary of the Company which is not a Credit Party may sell or otherwise dispose of, or part control of any or all of, the capital stock of, or other equity interests in, any Subsidiary of the Company to a Wholly-Owned Subsidiary of the Company which is a Credit Party; provided that in any case such transfer shall not cause a Domestic Subsidiary to become a Foreign Subsidiary;

(e) for the sale or other disposition by the Company or any of its Restricted Subsidiaries of any assets described on Schedule 9.6 hereto consummated after the Execution Date, provided that such sale or other disposition shall be made for fair value on an arm’s-length basis;

(f) for the sale or other disposition by the Company or any of its Restricted Subsidiaries of other assets consummated after the Execution Date, provided that (i) such sale or other disposition shall be made for fair value on an arm’s-length basis and (ii) the consideration for such sale or other disposition consists of cash and Cash Equivalents, assets (other than capital stock and equity interests) which can be employed in the same business as the Company and its Restricted Subsidiaries are engaged in or a related business and promissory notes and other debt obligations of the purchaser of the assets being sold or disposed of, provided that not more than 25% of the purchase price payable in connection with any such sale or disposition shall be in the form of promissory notes or other debt obligations of the purchaser of such assets;

(g) any leases or licenses of property in the ordinary course of business;

(h) any leases or licenses of any intellectual property or intangible assets or entering into any franchise agreement in the ordinary course of business;

(i) sales, conveyances, transfers or other dispositions of personal property, leases and other assets of the Company and its Restricted Subsidiaries not permitted under paragraph (a), (b), (c), (d) or (e) above, having an aggregate fair market value not exceeding $5,000,000 in each fiscal year; and

(j) any disposition, transfer, sale or assignment (i) permitted under Section 9.5 (other than any described in paragraph (e) of Section 9.5) or (ii) arising from any Sale and Leaseback Transaction permitted under Section 9.16.

The Company and its Restricted Subsidiaries shall not convey, sell, lease, assign, transfer or otherwise dispose of any material trademarks except as permitted by paragraphs (e), (g), (h) and (j) above. On or prior to giving effect to any disposition of assets by the Company which would impact the calculation of the Borrowing Base in an amount in excess of $2,500,000, the Company shall have delivered an updated Borrowing Base Calculation setting forth the calculation of the Borrowing Base after giving effect to such disposition.

9.7 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make or maintain any other investment (each an “Investment” and, collectively, “Investments”) in, any Person, except (subject to the final sentence of this Section 9.7) the following:

(a) (i) loans or advances in respect of intercompany accounts attributable to the operation of the Company’s cash management system, (ii) loans or advances by the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary for working capital needs so long as such loans or advances constitute Indebtedness of the primary obligor that is not subordinate to any other Indebtedness of such obligor and, if evidenced by a promissory note, instrument or other writing and owed to the Company or any Subsidiary Guarantor, shall be pledged to the Collateral Agent, and provided that the aggregate outstanding principal amount of all such loans, when aggregated with the aggregate amount of all Investments made by the Company and the Restricted Subsidiaries in its Subsidiaries pursuant to paragraph (b)(i) below, shall not exceed the greater of (A) $5,000,000 and (B) an amount equal to 10% of Consolidated EBITDA (calculated as of the most recently ended Measurement Period and tested as of the date such loans or advances are made), (iii) loans or advances to the Company or any Subsidiary Guarantor which are subordinated to the Obligations on the terms and conditions set forth in Exhibit F and (iv) loans or advances by any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party;

(b) (i) Investments by the Company or a Subsidiary Guarantor in Domestic Subsidiaries of the Company that are not Credit Parties in an aggregate amount, when taken together with the aggregate amount of all outstanding loans and advances made pursuant to paragraph (a)(ii) above, not exceeding the greater of (A) $5,000,000 and (B) an amount equal to 10% of Consolidated EBITDA (calculated as of the most recently ended Measurement Period and tested as of the date such Investments are made); (ii) Investments by the Company or a Domestic Subsidiary in Foreign Subsidiaries of the Company in an aggregate amount not exceeding $2,500,000 for all such Investments made or committed to be made from and after the Execution Date plus an amount equal to any returns of capital or sales proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made); and (iii) Investments by any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party;

(c) Investments by the Company or any of its Restricted Subsidiaries in Restricted Subsidiaries of the Company which are Credit Parties;

(d) any Domestic Subsidiary of the Company which is not a Credit Party may make Investments in the Company or any Domestic Subsidiary (by way of capital contribution or otherwise), and any Foreign Subsidiary of the Company may make Investments in the Company or any other Foreign Subsidiary (by way of capital contribution or otherwise);

(e) the Company or any Restricted Subsidiary may invest in, acquire and hold cash and Cash Equivalents, subject to Control Agreements in favor of the Collateral Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of the Collateral Agent for the benefit of the Lenders;

(f) the Company or any of its Restricted Subsidiaries may make travel and entertainment advances and relocation loans in the ordinary course of business to officers, employees and agents of the Company or any such Restricted Subsidiary, in an aggregate outstanding amount not exceeding $250,000 at any time for all such advances and relocation loans;

(g) the Company or any of its Restricted Subsidiaries may make payroll advances in the ordinary course of business;

(h) the Company or any of its Restricted Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this paragraph (h) shall prevent the Company or any Restricted Subsidiary from offering such concessionary trade terms, or from receiving such Investments in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);

(i) the Company and its Restricted Subsidiaries may hold Investments received as consideration in connection with asset sales permitted by Section 9.6 or to which the Required Lenders consent;

(j) Investments, loans and advances of the Company or any Restricted Subsidiary existing on the Execution Date and described on Schedule 9.7 hereto;

(k) so long as the Payment Conditions are satisfied immediately before any transaction under this paragraph (k) and after giving effect to such transaction (and after giving effect to loans, advances and investments in connection therewith or pursuant thereto), the Company and its Restricted Subsidiaries may make Permitted Foreign Acquisitions and Investments in Permitted Joint Ventures, provided that no Permitted Foreign Acquisition or Permitted Joint Venture may be made of, with or in consideration of any assets which before or after giving effect to such Investment are (or are required to be) Collateral other than as required under Section 8.10;

(l) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(m) additional Investments (other than Permitted Acquisitions) if the Payment Conditions are satisfied; and

(n) Permitted Acquisitions; provided that if any Person shall become a Domestic Subsidiary of the Company by virtue of a Permitted Acquisition, then, unless all or substantially all of the assets of such Person are transferred to the Company (by merger of such Person with and into the Company or otherwise) within sixty (60) days after the date such Person first become a Domestic Subsidiary of the Company, the Company shall cause such Person to become a Credit Party and shall cause each such Person to comply with the requirements set forth in Section 8.10.

9.8 Amendments to Organizational Documents; Amendments to Notes Documents.

(a) No Credit Party will, nor will they permit any of their respective Restricted Subsidiaries to, amend, modify or waive any of its rights under its certificate of incorporation, bylaws or other organizational documents, in each case if the effect of such amendment, modification or waiver would be materially adverse to the Lenders.

(b) No Credit Party will, nor will they permit any of their respective Restricted Subsidiaries to, amend, modify or supplement any Notes Document without the prior written consent of the Administrative Agent and Required Lenders if the effect of any such amendment, modification or supplement results in (i) imposition of any restriction or limitation on the Credit Parties’ ability to effect any amendment, modification or supplement of this Agreement or any other Credit Document in a manner that is materially more restrictive or limiting than any restriction or limitation contained in any Notes Document in effect as of the Funding Date, (ii) any change or other modification to the method of computing interest, or any increase to the interest provisions applicable to the Senior Notes, such that the cash pay interest rate is increased by more than 2.00% per annum (excluding increases resulting from (A) increases in any underlying reference rate not caused by an amendment, supplement or modification, (B) the accrual of interest at the default rate, and (C) the establishment of interest rates with respect to any incremental facilities or additional note issuances incurred pursuant to the Notes Documents and the application of any yield differential or most-favored-lender protections in furtherance thereof), (iii) an increase to the amount of any scheduled principal repayments or mandatory prepayments (other than in furtherance of any incremental facilities or additional note issuances incurred pursuant to the Notes Documents), or a shortening or reduction to the scheduled final maturity date of the Senior Notes, in each case in effect as of the Funding Date, or (iv) any modification or addition of any covenant or event of default under any Notes Document which directly restricts one or more Credit Parties from making payments under this Agreement which would otherwise be permitted under the Notes Documents as in effect on the Funding Date.

9.9 Restricted Payments. No Credit Party will declare or pay any dividends on any shares of any class of stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its Restricted Subsidiaries, or pay any management fee to any Affiliate, or redeem, repurchase or otherwise acquire any of its Equity Interests at any time outstanding (collectively, “Restricted Payments”), except that:

(a) Restricted Subsidiaries may pay dividends directly or indirectly to the Company or to Wholly-Owned Domestic Subsidiaries that are Restricted Subsidiaries (or on a pro rata basis to the owners of such Restricted Subsidiary’s Equity Interests) and Foreign Subsidiaries may pay dividends directly or indirectly to Foreign Subsidiaries which are directly or indirectly wholly-owned by the Company or are Restricted Subsidiaries;

(b) the Company and its Restricted Subsidiaries may pay or make dividends or distributions to any holder of its capital stock in the form of additional shares of capital stock of the same class and type, and the Company may convert any shares of capital of one class or type (including, for the avoidance of doubt, preferred equity) into common Equity Interests of the Company;

(c) the Company may effect Qualified Stock Repurchases if the Payment Conditions are satisfied; and

(d) the Company may declare and pay cash dividends or cash distributions to any holders of its Equity Interests, provided that both immediately before such payment is made and immediately after giving effect thereto, the Payment Conditions shall be satisfied.

9.10 Transaction with Affiliates. Enter into after the date hereof any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except (a) for transactions which are otherwise permitted under this Agreement and which are in the ordinary course of the Company’s or a Subsidiary’s business and which are upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate, or (b) as permitted under Section 9.2(b), Sections 9.2(j)(i), 9.2(j)(iii), 9.2(j)(vi) and 9.2(j)(vii), Section 9.3(l), Section 9.5, Sections 9.6(c), 9.6(d) and 9.6(i), Section 9.7 and Section 9.9, (c) transactions among the Company and its Wholly-Owned Subsidiaries not prohibited under this Agreement or (d) as set forth on Schedule 9.10; provided that nothing in this Section 9.10 shall prohibit the Company or its Restricted Subsidiaries from engaging in the following transactions: (x) the performance of the Company’s or any Restricted Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (y) the payment of compensation to employees, officers, directors or consultants in the ordinary course of business or (z) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business.

9.11 Swap Contracts. No Credit Party will, nor will it permit any Subsidiary to, enter into any Swap Contract, except (a) Swap Contracts entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests or Indebtedness restricted pursuant to Section 9.12 of the Company or any Subsidiary) and (b) Swap Contracts entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

9.12 Other Indebtedness.

(a) Prepay, redeem, purchase, acquire, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Material Indebtedness, except for: (i) regularly scheduled or required repayments or redemptions of Material Indebtedness (including, for the avoidance of doubt, regularly scheduled amortization payments and any mandatory prepayments, in each case, in respect of the Senior Notes pursuant to the Notes Documents as in effect on the Funding Date (other than any mandatory prepayments in connection with any “excess cash flow sweep” under the Notes Documents)); (ii) any optional or mandatory prepayment or other satisfaction of Material Indebtedness with cash proceeds of common Equity Interests issued by the Company; provided that in the case of this clause (ii), such cash proceeds of Equity Interests shall be applied to any such prepayment or other satisfaction of Material Indebtedness within ninety (90) days of receipt thereof; (iii) any prepayment or other satisfaction of Material Indebtedness pursuant to the conversion or exchange of such Material Indebtedness for common Equity Interests issued by the Company; and (iv) any other prepayments or other satisfaction of Material Indebtedness (including, for the avoidance of doubt, any mandatory prepayments in connection with any “excess cash flow sweep” under the Notes Documents as in effect on the Funding Date) if the Payment Conditions are satisfied (it being understood and agreed that all other mandatory prepayments under the Notes Documents and any other Material Indebtedness are subject to clause (i) of this Section 9.12).

(b) With respect to any financing documentation related to Material Indebtedness (permitted under this Agreement), the Company shall not, nor shall it permit any of its Restricted Subsidiaries to amend, modify or change such documentation in any manner materially adverse to the interests of the Lenders, it being understood that an amendment shall be deemed to be materially adverse to the interests of the Lenders if the effect of such amendment is (i) to cause such Material Indebtedness to mature prior to the date that is ninety one (91) days following the Scheduled Maturity Date, or (ii) to cause such Material Indebtedness to provide for any scheduled amortization or mandatory prepayments prior to the Scheduled Maturity Date (other than customary asset sale events, insurance and condemnation proceeds events, change of control offers or events of default, AHYDO catch-up payments, and, if secured, excess cash flow sweeps and regularly scheduled principal amortization payments).

(c) Make any payment in violation of any subordination terms of any Indebtedness.

9.13 Fiscal Year. Permit the fiscal year of the Company to end on a day other than December 31, unless the Company shall have given at least forty-five (45) days prior written notice to the Administrative Agent.

9.14 Restrictive Agreements. No Credit Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Credit Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of such Credit Party or Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Credit Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 9.14 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness expressly permitted by this Agreement and (v) paragraph (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

9.15 Limitation on Guarantees. The Company will not permit any Restricted Subsidiary to, directly, or indirectly, incur or assume any guarantee of any Indebtedness of any other entity, unless such Restricted Subsidiary is already a Credit Party or contemporaneously therewith, effective provision is made to guarantee the Obligations equally and ratably with (or on a senior secured basis to, if applicable) such other Indebtedness for so long as such other Indebtedness is so guaranteed. Any guarantee required to be given under this Section 9.15 shall be pursuant to the Guaranty or another similar agreement in form and substance satisfactory to the Collateral Agent.

9.16 Sale and Leaseback Transactions. No Credit Party will, nor will any Credit Party permit any Subsidiary to, enter into any arrangement or arrangements, with any Person providing for the leasing by any Credit Party or any Subsidiary of real or personal property that has been or is to be sold or transferred by any Credit Party to such Person or to any other person to whom funds have been or are to be advanced by such person on the security of such property or rental obligations of such Credit Party (a “Sale and Leaseback Transaction”), except for (i) any Motor Vehicle Sale and Leaseback Transaction which does not cause the total aggregate liability under all Motor Vehicle Sale and Leaseback Transactions permitted under this subclause (i) to exceed $20,000,000 at any time and (ii) any other Sale and Leaseback Transaction which satisfies each of the following requirements:

(a) a Sale and Leaseback Transaction for the sale or transfer of any fixed or capital assets which are made for cash consideration in an amount not less than the fair value of such fixed or capital asset and which is consummated within ninety (90) days after such Credit Party acquires or completes the construction of such fixed or capital asset; and

(b) a Sale and Leaseback Transaction which does not cause the total aggregate liability under all Sale and Leaseback Transactions permitted under this Section 9.16(b) to exceed $10,000,000 at any time.

9.17 Unrestricted Subsidiaries. The Company will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries, and will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Indebtedness of, the Company or any Restricted Subsidiary.

9.18 Net Capital Expenditures. The Company will not, and will not permit any of the Restricted Subsidiaries to, incur or make Net Capital Expenditures after the Execution Date in an aggregate amount exceeding the greater of (a) $65,000,000 during any Measurement Period and (b) 7.00% of revenues of such Measurement Period, provided, that, such amounts shall be calculated on a pro forma basis to give effect to any Subject Transactions as if it occurred on the first day of the Measurement Period; provided, that, for purposes of testing compliance with this Section 9.18, as of the last day of (x) the first full fiscal quarter ending after the Execution Date, Net Capital Expenditures shall be the amount of Net Capital Expenditures for such fiscal quarter then-ended multiplied by 4, (y) the second full fiscal quarter ending after the Execution Date, Net Capital Expenditures shall be the amount of Net Capital Expenditures for the two fiscal quarters then-ended multiplied by 2 and (z) the third full fiscal quarter ending after the Execution Date, Net Capital Expenditures shall be the amount of Net Capital Expenditures for the three fiscal quarters then-ended multiplied by 4/3.

9.19 Independence of Covenants. All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

10. EVENTS OF DEFAULT

10.1 Events of Default. Upon the occurrence of any of the following events:

(a) the Company shall fail (i) to pay any principal of any Loan when due in accordance with the terms hereof or thereof or to reimburse an L/C Issuer in accordance with Section 2.6 or (ii) to pay any interest on any Loan or any fees or other amount payable hereunder and (to the extent that the Administrative Agent does not charge the Loan Account therefor), within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof;

(b) any representation or warranty made or deemed made by any Credit Party in any Credit Document or which is contained in any certificate, guarantee, document or financial or other statement furnished under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

(c) the Company shall default in the observance or performance of any agreement contained in Sections 2.2, 8.1, 8.2, 8.8, 8.9, 8.10, 8.15, or Article 9 of this Agreement or Section 3.6 of the Pledge and Security Agreement, provided that, (i) with respect to any default in the observance or performance of any agreement contained in Sections 8.2(c) through (e), 8.8 and 8.9(a)(ii) through (iv), such default shall continue unremedied for a period of ten (10) days and (ii) with respect to any default in the observance or performance of any agreement contained in Section 8.2(f), such default shall continue unremedied for a period of five (5) days (or, during the requirement to provide Borrowing Base Calculations on a weekly basis, one (1) Business Day);

(d) any Credit Party shall default in the observance or performance of any other term, covenant, or agreement contained in any Credit Document, and such default shall continue unremedied for a period of thirty (30) days;

(e) the Company or any of its Restricted Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans, the Revolving L/C Obligations and any intercompany debt (which, if any such intercompany debt consists of loans or advances to the Company or to one or more Subsidiary Guarantors, is subordinated to the Obligations on the terms and conditions set forth in Exhibit F)) or in the payment of any Contingent Obligation or in any payment obligation under any Sale and Leaseback Transaction (a “Sale and Leaseback Obligation”), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Sale and Leaseback Obligation or Contingent Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Sale and Leaseback Obligation or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Sale and Leaseback Obligation or Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or such Sale and Leaseback Obligation or Contingent Obligation to become payable, any applicable grace period having expired, provided that the aggregate principal amount of all such Indebtedness, Sale and Leaseback Obligations and Contingent Obligations which would then become due or payable as described in this Section 10.1(e) would equal or exceed $5,000,000;

(f) (i) the Company or any of its Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any such Restricted Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any such Restricted Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Company or any such Restricted Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Company or any such Restricted Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any such Restricted Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(g) (i) any failure to meet the minimum funding standard (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan, (ii) a Reportable Event (other than a Reportable Event with respect to which the 30-day notice requirement under Section 4043 of ERISA has been waived) shall occur with respect to, or proceedings to have a trustee appointed shall commence with respect to, or a trustee shall be appointed to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, such Reportable Event shall continue unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given and, in the case of the institution of proceedings, such proceedings shall continue for ten (10) days after commencement thereof or (iii) an ERISA Event shall have occurred that, either alone or together with any other ERISA Event, results in liability of the Company or any Material Subsidiary in an aggregate amount which would reasonably be expected to have a Material Adverse Effect;

(h) one or more judgments or decrees shall be entered against the Company or any of its Restricted Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance or indemnity) of $2,500,000 or more to the extent that all such judgments or decrees shall remain unpaid or undischarged for a period of thirty (30) consecutive days without the same having been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgments or decrees;

(i) except as contemplated by this Agreement or any other Credit Document, any Credit Document shall cease, for any reason, or in any material respect, to be in full force and effect or any party thereto shall so assert in writing;

(j) except as contemplated by this Agreement or as provided in Section 12.1, (i) any Credit Party shall breach any covenant or agreement contained in any Collateral Document with the effect that such Collateral Document shall cease to be in full force and effect, (ii) any Credit Party shall assert in writing that any Collateral Document is no longer in full force or effect, (iii) any Lien granted by any Collateral Document shall cease to be enforceable or is no longer a first priority Lien or (iv) any guarantee under any Credit Document shall cease to be enforceable; or

(k) a Change of Control shall occur;

then, and in any such event, (i) if such event is an Event of Default with respect to the Company specified in clause (i) or (ii) of paragraph (f) above, automatically (A) the Commitments and each L/C Issuer’s obligation to issue Letters of Credit shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Loans shall immediately become due and payable, (B) all obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and each L/C Issuer’s obligation to issue Letters of Credit shall immediately terminate, and (C) the obligation of the Company to Cash Collateralize the Revolving L/C Obligations shall automatically become effective; and (ii) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (A) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company declare the Commitments and each L/C Issuer’s obligation to issue Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligation shall immediately terminate; and (B) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Company (x) declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Loans to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (y) declare all or a portion of the obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Company discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Article 10 on account of undrawn Letters of Credit shall be made by the Company directly to a Cash Collateral Account established by the Administrative Agent for such purpose for application to the Company’s reimbursement obligations under Section 2.6 as drafts are presented under the Letters of Credit, with the balance, if any, to be applied to the Company’s obligations under this Agreement and the Loans as the Administrative Agent shall determine with the approval of the Required Lenders. Except as expressly provided above in this Article 10, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

10.2 Certain Remedies with Respect to the FILO Credit Facility.

If any FILO Credit Specified Event of Default occurs and is continuing and the FILO Standstill Period has expired, the Administrative Agent, at the written request of the FILO Administrative Agent, shall, within a reasonable time after receipt of such request (but in any event within two (2) Business Days with respect to clause (a) below, it being agreed that if the Administrative Agent fails to take such requested action described in clause (a) below within such two (2) Business Day period, the FILO Administrative Agent may take such action directly) take any or all of the following actions:

(a) declare the unpaid principal amount of all outstanding FILO Credit Loans (including any applicable early termination fee), all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document in respect of the FILO Credit Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Credit Parties; and

(b) exercise on behalf of itself and the FILO Credit Lenders all rights and remedies available to it and the FILO Credit Lenders under the Credit Documents or applicable Law, including commencing and prosecuting any suits, actions or proceedings at law or in equity in any court of competent jurisdiction and collecting the Collateral or any portion thereof and enforcing any other right in respect of any Collateral, all in such manner as the FILO Administrative Agent may determine in its reasonable discretion; provided, that, that none of the FILO Credit Lenders or the FILO Administrative Agent will request or direct the Administrative Agent to commence or continue the exercise of any secured creditor remedies or direct or request the Administrative Agent to seek or continue any rights and remedies under this Agreement, any of the other Credit Documents or applicable Law on behalf of the FILO Credit Lenders so long as the Administrative Agent is diligently pursuing in good faith the exercise of its rights and remedies against all or a material portion of the Collateral, including through actions taken by the Credit Parties with the consent of the Administrative Agent.

10.3 Equity Cure.

(a) Notwithstanding anything to the contrary contained in Section 10.1, but subject to Section 10.3(b), solely for the purpose of determining whether an Event of Default has occurred under the financial covenant set forth in Section 9.1 as of the end of and for any Measurement Period (such period, a “Cure Month”), the then existing direct or indirect equity holders of the Company shall have the right to make an equity investment, directly or indirectly, in the Company in cash on or prior to the fifteenth Business Day after the date on which financial statements are required to be delivered pursuant to Section 8.1(b) with respect to such Cure Month (the “Cure Expiration Date”), and such cash actually received by the Company will, if so designated by the Company, be deemed to be a dollar-for-dollar increase to the amount of Consolidated EBITDA solely for purposes of determining compliance with Section 9.1 as of the end of and for the Measurement Period ending on the last day of such Cure Month and any Measurement Periods ending on the last day of any applicable subsequent fiscal months that include the Cure Month (any such equity contribution so included in the calculation of Consolidated EBITDA, an “Equity Cure Contribution,” and the amount of such Equity Cure Contribution, the “Cure Amount”). All Equity Cure Contributions shall be disregarded for all purposes of this Agreement other than as a dollar-for-dollar increase to Consolidated EBITDA for the purpose of determining compliance with Section 9.1 as of the end of and for the Measurement Period ending on the last day of such Cure Month and any Measurement Periods ending on the last day of any applicable subsequent fiscal months that include the Cure Month. Notwithstanding anything to the contrary contained in Section 10.1, (i) upon receipt of the Cure Amount in cash by the Company in no greater than the amount necessary to cause the Company to be in compliance with Section 9.1 as of the end of and for the Measurement Period ending on the last day of such Cure Month, the financial covenant under Section 9.1 shall be deemed satisfied and complied with as of the end of and for such Measurement Period with the same effect as though there had been no failure to comply with such financial covenant, and any Default or Event of Default related to any failure to comply with Section 9.1 shall be deemed not to have occurred for purposes hereof, and (ii) upon receipt by the Administrative Agent of a notice from the Company no later than five (5) Business days after the date on which financial statements are required to be delivered pursuant to Section 8.1(b) (“Notice of Intent to Cure”) and through the Cure Expiration Date: (A) none of the Administrative Agent, the FILO Administrative Agent, the Collateral Agent or any Lender shall exercise any of the remedial rights otherwise available to it upon an Event of Default, including the right to accelerate the Loans, to terminate Commitments or to foreclose on the Collateral solely on the basis of an Event of Default having occurred as a result of a violation of Section 9.1, unless the Equity Cure Contribution is not made on or before the Cure Expiration Date, and (B) if the Equity Cure Contribution is not made on or before the Cure Expiration Date, the Administrative Agent, the FILO Administrative Agent, the Collateral Agent and any Lender may thereafter take any actions or remedies pursuant to this Agreement and the other Credit Documents; provided, that prior to the timely making of an Equity Cure Contribution, the Lenders shall have no obligation to make additional loans or otherwise extend additional credit hereunder.

(b) There shall be no more than five (5) Equity Cure Contributions made during the term of this Agreement and no more than three (3) Equity Cure Contributions made during any fiscal year. No Equity Cure Contribution shall be any greater than the minimum amount required for the Company to be in compliance with Section 9.1 in the applicable Cure Month.

11. The Administrative Agent; The Collateral Agent; The L/C Issuers.

11.1 Appointment.

(a) Each Lender hereby irrevocably designates and appoints Eclipse as the Administrative Agent under this Agreement and irrevocably authorizes Eclipse as Administrative Agent and Collateral Agent for such Lender and such Secured Party to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Collateral Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto.

(b) Notwithstanding any provision to the contrary elsewhere in this Agreement, none of the Agents shall have any duties or responsibilities, except those expressly set forth herein, and no fiduciary relationship with any Lender, implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents against any Agent. The Company and each other Credit Party acknowledges and agrees that the Agents, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Credit Parties and their respective Affiliates, and neither any Agent nor any Lender has any obligation to disclose any of such interests to the Company or any other Credit Party or any of their respective Affiliates.

(c) Lead Arranger, in its capacity as such, shall have no right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, Lead Arranger shall not have nor be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the Lead Arranger in their capacity as such as it makes with respect to the Agents in the preceding paragraph (b).

11.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Without limiting the foregoing, the Administrative Agent may appoint any of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Company and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions. Each Collateral Agent may execute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Without limiting the foregoing, each Collateral Agent may appoint any of its affiliates as its agent to perform the functions of the Collateral Agent hereunder relating to the advancing of funds to the Company and distribution of funds to the Lenders and to perform such other related functions of the Collateral Agent hereunder as are reasonably incidental to such functions. None of the Agents shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in Section 11.3.

11.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person’s own gross negligence or willful misconduct to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by facsimile, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Credit Party to perform its obligations thereunder. None of the Agents shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.

11.4 Reliance by Administrative Agent or Collateral Agent. Any Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, electronic message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by any Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agents. The Agents shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

11.5 Notice of Default. None of the Agents shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a notice of default. In the event that any Agent receives such a notice, such Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders; provided that (i) the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to liability or that is contrary to this Agreement or applicable law and (ii) unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

11.6 Non-Reliance on Administrative Agent, Collateral Agent, FILO Administrative Agent, Lead Arranger and Other Lenders. Each Lender expressly acknowledges that none of the Agents, the FILO Administrative Agent or Lead Arranger nor any of their respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by any Agent, the FILO Administrative Agent or Lead Arranger hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by such Agent, the FILO Administrative Agent or Lead Arranger to any Lender. Each Lender represents to each Agent, the FILO Administrative Agent and the Lead Arranger that it has, independently and without reliance upon any Agent, the FILO Administrative Agent, Lead Arranger or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder, issue and participate in the Letters of Credit and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent, the FILO Administrative Agent, Lead Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, none of the Agents, the FILO Administrative Agent or Lead Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, financial condition, assets, liabilities, net assets, properties, results of operations, value, prospects and other condition or creditworthiness of the Credit Parties which may come into the possession of any Agent, the FILO Administrative Agent, or Lead Arranger or any of their officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries.

11.7 Indemnification. The Lenders severally agree to indemnify each of the Agents in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their respective Commitments (or, to the extent such Commitments have been terminated, according to the respective outstanding principal amounts of the Loans and obligations, and whether as an L/C Issuer or a Participating Lender, with respect to Letters of Credit), in each case determined as of the time the applicable unreimbursed expense, obligation, loss or other amount is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against any Agent in any way relating to or arising out of the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by any Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from any Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements contained in this Section 11.7 shall survive the payment of all amounts payable hereunder.

11.8 Administrative Agent and Collateral Agent in its Individual Capacity. The Agents and their Affiliates and Subsidiaries may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though each Agent were not each Agent hereunder. With respect to its Loans made or renewed by it and any Letter of Credit issued by or participated in by it, each of the Agents shall have the same rights and powers, duties and liabilities under the Credit Documents as any Lender and may exercise the same as though it were not an Agent and the terms Lender and Lenders shall include each Agent in its individual capacities.

11.9 Successor Administrative Agent or Collateral Agent. Any Agent and the FILO Administrative Agent may resign as Agent upon thirty (30) days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved by the Company (which approval shall not be unreasonably withheld, provided that no such consent shall be required upon the occurrence and during the continuation of an Event of Default) and which appointment shall be agreed by such successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. If the Collateral Agent shall resign as Collateral Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved by the Company (which approval shall not be unreasonably withheld) and which appointment shall be agreed by such successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of a Collateral Agent and the term “Collateral Agent” shall mean such successor agent effective upon its appointment, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Credit Documents.

Any resignation by Eclipse as Administrative Agent pursuant to this Section shall also constitute resignation by each then applicable L/C Issuer as an L/C Issuer hereunder, unless otherwise confirmed in writing by such L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of an L/C Issuer as a retiring L/C Issuer, (ii) any retiring L/C Issuer shall be discharged from all of its duties and obligations in such capacities hereunder or under the other Credit Documents and (iii) a successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by any retiring L/C Issuer outstanding at the time of such succession or make other arrangements satisfactory to each retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer as issuer of such Letters of Credit.

11.10 L/C Issuer as Issuer of Letters of Credit. Each Lender hereby acknowledges that the provisions of this Article 11 shall apply to each L/C Issuer, in its capacity as issuer of any Letter of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent.

11.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless clause (i) in the immediately preceding paragraph (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in clause (iv) in the immediately preceding paragraph (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

(c) The Administrative Agent and Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Credit Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

11.12 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase); provided, that, notwithstanding anything to the contrary set forth in this Agreement other than the following paragraph, the consent of the FILO Administrative Agent shall be required to credit bid any or all of the FILO Credit Obligations. In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Notwithstanding anything to the contrary set forth in the foregoing paragraph, each of the Secured Parties hereby agrees that the Administrative Agent may, on behalf of itself and the other Revolving Credit Secured Parties, credit bid the Revolving Credit Obligations in accordance with Section 363(k) of the United States Bankruptcy Code (or any similar provision of other applicable Law, including the Uniform Commercial Code), and each FILO Credit Secured Party agrees not to object to (and shall be deemed to consent to) such credit bid, so long as such credit bid does not exceed the amount of the Revolving Credit Obligations. Each of the Secured Parties hereby agrees that the FILO Administrative Agent may direct the Administrative Agent to, on behalf of the FILO Credit Secured Parties, credit bid the FILO Credit Obligations in accordance with Section 363(k) of the United States Bankruptcy Code (or any similar provision of other applicable Law, including the Uniform Commercial Code), and the Administrative Agent agrees to take such direction from the FILO Administrative Agent and to not object thereto (and shall be deemed to consent thereto), in each case, so long as such credit bid does not exceed the amount of the FILO Credit Obligations and all Revolving Credit Obligations shall be Paid in Full in cash upon the effectiveness of any such sale under Section 363 of the United States Bankruptcy Code (or any similar provision of other applicable Law) (and any such credit bid of the FILO Credit Obligations shall provide for the same). The Secured Parties hereby agree that, in the event the Administrative Agent takes any action to credit bid the FILO Credit Obligations upon the direction of the FILO Administrative Agent on behalf of the FILO Credit Secured Parties, the Administrative Agent shall be entitled to all of the benefits of Article 11 in connection with such action.

11.13 Acknowledgments of Lenders and L/C Issuers.

(a) (i) Each Lender and each L/C Issuer hereby agrees that (x) if the Administrative Agent notifies such Lender or such L/C Issuer that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or such L/C Issuer from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such L/C Issuer (whether or not known to such Lender or such L/C Issuer), and demands the return of such Payment (or a portion thereof), such Lender or such L/C Issuer shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such L/C Issuer to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or such L/C Issuer shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or L/C Issuer under this Section 11.13(a) shall be conclusive, absent manifest error.

(ii) Each Lender and each L/C Issuer hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each L/C Issuer agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or such L/C Issuer shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such L/C Issuer to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Company hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or any L/C Issuer that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or such L/C Issuer with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any other Credit Party, except, in each case, to the extent that such erroneous Payment (or any portion thereof) is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds of the Company or any other Credit Party.

(iv) Each party’s obligations under this Section 11.13(a) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.

(b) Each Lender represents that, in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Company, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws).

11.14 Collateral Matters.

(a) The Collateral Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Collateral Documents. The Collateral Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Required Lenders) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Lenders under the Credit Documents or applicable laws.

(b) The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Collateral Documents, irrevocably authorize the Collateral Agent to (i) release any Lien granted to or held by the Collateral Agent upon any Collateral (a) upon payment in full of the Obligations; (b) constituting Property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Credit Document; (c) constituting Property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter; or (d) constituting Property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; (ii) release a Subsidiary Guarantor from its obligations under the Guaranty and any other applicable Credit Document if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under this Agreement; and (iii) enter into the Intercreditor Agreement. For the avoidance of doubt, each of the Administrative Agent and the Collateral Agent shall have the benefit of the provisions of Article 11 of this Agreement with respect to all actions taken by it pursuant to this Section 11.14(b) or in accordance with the terms of the Intercreditor Agreement to the full extent thereof. In addition, each of the Secured Parties hereby authorizes the Administrative Agent, the Collateral Agent and/or any successor agent (A) to execute or to enter into amendments of or supplements to, amendments and restatements of, waivers or other modifications of the Collateral Documents, the Intercreditor Agreement and any additional or replacement intercreditor agreements, in each case, in order to effect the subordination of, and to provide for certain additional rights, obligations and limitations in respect of, any Liens that are intended to be junior to the Liens securing the Obligations and incurred as permitted by the Credit Documents, (B) to establish certain relative rights as between the holders of the Obligations and the holders of the Indebtedness secured by such Liens that are junior to the Liens securing the Indebtedness and (C) any amendments, supplements or other modifications of any Collateral Document to add or remove any legend that may be required pursuant to the Intercreditor Agreement. Each of the Secured Parties hereby irrevocably (1) consents to the treatment of Liens provided for under the Intercreditor Agreement, (2) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement, (3) agrees that no Secured Party shall have any right of action whatsoever against the any Agent as a result of any action taken by such Agent pursuant to this Section 11.14(b) or in accordance with the terms of the Intercreditor Agreement and (4) authorizes and directs the Agents to carry out the provisions and intent of the Intercreditor Agreement.

(c) Upon request by the Collateral Agent at any time, the Secured Parties will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Subsidiary Guarantor from its obligations under its Guaranty pursuant to this Section 11.14. Neither Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall any Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.

(d) Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Agents, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies under the Guaranty and under the Collateral Documents may be exercised solely by the Collateral Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents.

12. MISCELLANEOUS

12.1 Amendments and Waivers.

(a) No Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 12.1. With the written consent of the Required Lenders, the Administrative Agent and the respective Credit Parties may, from time to time, enter into written amendments, supplements or modifications to any Credit Document for the purpose of adding any provisions to such Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or any other Person thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided, however, that:

(i) no such waiver and no such amendment, supplement or modification shall (A) extend the Revolving Credit Termination Date, the FILO Credit Termination Date or the scheduled maturity of any Loan or extend the expiry date of any Letter of Credit beyond the Revolving Credit Termination Date, or reduce the rate or extend the time of payment of interest on any Loan or Letter of Credit, or change the method of calculating interest on any Loan or Letter of Credit, or reduce the amount or extend the time of payment of any fee payable to the Lenders hereunder, or reduce or forgive the principal amount thereof, or increase the amount of, or postpone the scheduled date of expiry of, any Commitment of any Lender, without the consent of each Lender directly affected thereby, or (B) amend, modify or waive any provision of this Section 12.1 or the definition of Required Lenders, Required FILO Lenders or Required Revolving Lenders, or alter the manner in which payments of principal, interest, or other amounts hereunder shall be applied as among the Lenders in the respective Facility (in which case, the written consent of each Lender in the respective Facility shall be required), or change the percentage of the Lenders required to waive a condition precedent under Sections 7.1, 7.2 or 7.3, or amend, modify, eliminate or waive a condition precedent under or waive or amend any other provision in any of the Credit Documents which by their terms require all Lenders’ consent or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, or release all or substantially all of the Collateral or subordinate Collateral Agent’s Lien (other than a subordination in connection with a debtor-in-possession financing and, for the avoidance of doubt, a subordination pursuant to Section 9.2(g)(vi) of this Agreement) on any material portion of the Collateral in any transaction or series of transactions, or subordinate the payment priority of the Obligations (other than in connection with a debtor-in-possession financing) or release all or substantially all of the value of the guarantees granted (or required to be granted) pursuant to this Agreement, in each case, without the written consent of each Lender (unless otherwise specified in sub-clause (B) of this clause (i));

(ii) no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of Article 11 without (A) the written consent of the Administrative Agent, the Collateral Agent and each L/C Issuer or (B) with respect to any provision affecting the FILO Administrative Agent in its capacity as such, the written consent of the FILO Administrative Agent;

(iii) no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of Section 5.18(a) or Section 5.18(d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender;

(iv) other than in connection with the provision of a Conforming Post-Petition Financing to implement the Insolvency Increase Amount, no such waiver and no such amendment, supplement or modification shall increase the advance rates set forth in the definition of (A) “Borrowing Base” or add new categories of eligible assets or making other changes to the definition of “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Company would be increased, without the prior written consent of each Revolving Credit Lender (other than any Defaulting Lender) or (B) “FILO Borrowing Base” or add new categories of eligible assets or making other changes to the definition of “FILO Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Company would be increased, without the prior written consent of each FILO Credit Lender (other than any Defaulting Lender);

(v) except in connection with, and solely with respect to, a Conforming Post-Petition Financing, no such waiver and no such amendment, supplement or modification shall add new tranches of Indebtedness under any Credit Document that, in the case of this clause, are senior in right of repayment to, or pari passu in right of repayment with, the FILO Credit Loans without the written consent of each FILO Credit Lender;

(vi) no such waiver and no such amendment, supplement or modification shall (1) change the definition of FILO Deficiency Reserve (or any component definition thereof) or any modification that ceases to deduct from the Borrowing Base (or fails to establish or maintain) the FILO Deficiency Reserve, (2) amend, modify or waive any of the provisions of Section 2.9(c), (3) change the definitions of Carve Out, Conforming Post-Petition Financing, Post-Petition Financing, Insolvency Increase Amount or Maximum Revolving Insolvency Amount (or any component definitions thereof) or changes, modifies or waives any of the provisions of Article 13, (4) change, modify or waive (A) any of the provisions of Section 8.2(f) or of Annex I, in each case, in a manner which is more favorable to the Credit Parties, or (B) any of the provisions of Section 5.25 in a manner which is more favorable to the Credit Parties, (5) change the definitions of FILO Credit Specified Event of Default or FILO Standstill Period (or any component definitions thereof), (6) change, modify or waive any of the provisions of Article 10 in any manner which would also constitute a waiver of any existing FILO Credit Specified Event of Default, or (7) change the definition of “Assignee” (or any component definition thereof), or changes, modifies or waives any of the provisions of Section 12.6, in a manner which would directly make assignments of the FILO Credit Loans more restrictive or would permit the Credit Parties or their Affiliates to be Assignees, in each case without the written consent of each FILO Credit Lender;

(vii) no such waiver and no such amendment, supplement or modification shall (1) change, modify or waive any of the provisions of the Intercreditor Agreement in a manner that is adverse to the FILO Credit Lenders as a class (but not, for the avoidance of doubt, any waiver, amendment, supplement or modification that treats the FILO Credit Lenders in the same manner as the Revolving Credit Lenders) or (2) change the definitions of FILO Credit Obligations, Obligations, Reserves or Revolving Credit Obligations (or any component definitions thereof),in each case without the written consent of the Required FILO Lenders; and

(viii) the Administrative Agent and the Company acting together may, without the consent of any other Person, amend, modify or supplement this Agreement and any other Credit Document to cure any typographical error, mistake or defect, to comply with local law or the advice of local counsel or to cause one or more Credit Documents to be consistent with other Credit Documents.

(b) Notwithstanding this Section 12.1 or anything else to the contrary in this Agreement or any other Credit Document, each FILO Credit Secured Party agrees that it will not raise any objection to, or oppose, and shall be deemed to have consented to, the release of any Credit Party from its obligations under any Credit Document or to any private or public sale or other disposition of all or any portion of the Collateral (and any post-petition or post-filing assets subject to adequate protection Liens or comparable Liens under any applicable Law in favor of the Agents) free and clear of any Liens and other claims (a) at any time after the occurrence and during the continuance of an Event of Default under this Agreement if the Administrative Agent has consented to such release or such sale or other disposition; provided, however, that after the occurrence and during the continuance of an Event of Default under this Agreement and prior to the commencement of any proceeding under any Debtor Relief Laws with respect to any Credit Party, any such release and/or any such sale or other disposition by the Agents shall be made in accordance with applicable Law and the Administrative Agent shall provide not less than five (5) Business Days’ prior written notice to the FILO Administrative Agent of any proposed release and/or sale or other disposition, or (b) under Section 363 of the Bankruptcy Code (or other similar provision of any applicable Law), in each case under the foregoing clauses (a) and (b), if the Administrative Agent has consented to such release any/or such sale or other disposition, and in connection with each of the foregoing clauses (a) and (b), each FILO Credit Secured Party shall be deemed to have consented to such release any/or such sale or other disposition and hereby irrevocably authorizes the Agents to release any Lien on any of the Collateral in connection therewith; provided that any Lien of the Collateral Agent on such Collateral attaches to the net proceeds of such release and/or such sale or other disposition of the Collateral received by the Agents and that all proceeds of the Collateral received by the Agents from such release and/or such sale or other disposition are, after application to any Conforming Post-Petition Financing, applied in accordance with Section 5.18(d).

(c) Any such waiver and any such amendment, supplement or modification described in this Section 12.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party, the Lenders, each Agent and all future holders of the Loans. No waiver, amendment, supplement or modification of any Letter of Credit shall extend the expiry date thereof without the written consent of the Participating Lenders. In the case of any waiver, the Company, the Lenders and each Agent shall be restored to their former position and rights hereunder and under the outstanding Loans, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of , as applicable, “each Lender” or “each Lender affected thereby” and the consent of the Required Lenders is obtained, “each Revolving Credit Lender” or “each Revolving Credit Lender affected thereby” and the consent of the Required Revolving Lenders is obtained, or “each FILO Credit Lender” or “each FILO Credit Lender affected thereby” and the consent of the Required FILO Lenders is obtained, but in any such case the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company, the Administrative Agent and any applicable L/C Issuer shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an assignment under Section 12.6 and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 12.6, and (ii) the Company shall pay to such Non-Consenting Lender in Same Day Funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Company hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 5.20 or Section 5.23.

12.2 Notices.

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, addressed as follows in the case of each Credit Party and the Administrative Agent, and to the address on record with the Administrative Agent in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Company:	KLX Energy Services Holdings, Inc. 3040 Post Oak Blvd., Suite 1500 Houston, TX 77056 Attention: Keefer Lehner Email: [*]

The Administrative Agent and Collateral Agent:	Eclipse Business Capital LLC 333 W Wacker Suite 950 Chicago, IL 60606 Attention: Jim Gurgone Email: [*]

The FILO Administrative Agent:	Eclipse Business Capital LLC 333 W Wacker Suite 950 Chicago, IL 60606 Attention: John Whetstone Email: [*]

provided, further, that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.7, 5.1, 5.4, 5.5, and 5.6 shall not be effective until received; provided, further, that the failure to provide the copies of notices to the Company provided for in this Section 12.2 shall not result in any liability to any Agent or any Lender.

(b) The Administrative Agent and each of its Affiliates is authorized to transmit, post or otherwise make or communicate, in its sole discretion (but shall not be required to do so), by Approved Electronic Communications in connection with this Agreement or any other Credit Document and the transactions contemplated therein. The Administrative Agent is hereby authorized to establish procedures to provide access to and to make available or deliver, or to accept, notices, documents and similar items by posting to ABLSoft. All uses of ABLSoft and other Approved Electronic Communications shall be governed by and subject to, in addition to the terms of this Agreement, the separate terms, conditions and privacy policy posted or referenced in such system (or such terms, conditions and privacy policy as may be updated from time to time, including on such system) and any related contractual obligations executed by the Administrative Agent and the Credit Parties in connection with the use of such system. Each of the Credit Parties, the Lenders and the Administrative Agent hereby acknowledges and agrees that the use of ABLSoft and other Approved Electronic Communications is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the Administrative Agent and each of its Affiliates to transmit Approved Electronic Communications. ABLSoft and all Approved Electronic Communications shall be provided “as is” and “as available”. None of the Administrative Agent or any of its Affiliates or related persons warrants the accuracy, adequacy or completeness of ABLSoft or any other electronic platform or electronic transmission and disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Administrative Agent or any of its Affiliates or related persons in connection with ABLSoft or any other electronic platform or electronic transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Company and each other Credit Party executing this Agreement agrees that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with ABLSoft, any Approved Electronic Communication or otherwise required for ABLSoft or any Approved Electronic Communication. Prior to the Execution Date, the Company shall deliver to the Administrative Agent a complete and executed Client User Form regarding the Company’s use of ABLSoft in the form of Exhibit K annexed hereto. No Approved Electronic Communications shall be denied legal effect merely because it is made electronically. Approved Electronic Communications that are not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such Approved Electronic Communication, an Electronic Signature, upon which the Administrative Agent and the Credit Parties may rely and assume the authenticity thereof. Each Approved Electronic Communication containing a signature, a reproduction of a signature or an Electronic Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original. Each Electronic Signature shall be deemed sufficient to satisfy any requirement for a “signature” and each Approved Electronic Communication shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to this Agreement, any other Credit Document, the UCC, the Federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural law governing such subject matter. Each party or beneficiary hereto agrees not to contest the validity or enforceability of an Approved Electronic Communication or Electronic Signature under the provisions of any applicable Law requiring certain documents to be in writing or signed; provided, that nothing herein shall limit such party’s or beneficiary’s right to contest whether an Approved Electronic Communication or Electronic Signature has been altered after transmission.

(c) All notices, requests, demands and other communications under or in respect of this Agreement or any transactions hereunder, other than those approved for or required to be delivered by Approved Electronic Communications (including via ABLSoft or otherwise pursuant to Section 12.2(b)), shall be in writing and shall be personally delivered or mailed (by prepaid registered or certified mail, return receipt requested), sent by prepaid recognized overnight courier service, or by email to the applicable party at its address or email address indicated above.

12.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Letters of Credit and the Loans.

12.5 Payment of Expenses; Limitation of Liability; Indemnification.

(a) The Company agrees:

(i) to promptly pay or reimburse the Administrative Agent and the Lenders for all of their reasonable out-of-pocket costs and expenses, and for the reasonable and documented allocated costs of internal counsel for the Agents, incurred in connection with the development, preparation, execution, delivery, administration, amendment, waiver and modification of, the Credit Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby and the syndication of the Loans under this Agreement, including, without limitation, (i) the reasonable fees and disbursements of counsel to the Administrative Agent and (ii) appraisals and field examinations pursuant to Section 8.12 and the insurance reviews and the collateral monitoring services performed by the Administrative Agent or the Collateral Agent, in each case subject to receipt of supporting documentation in reasonable detail;

(ii) to promptly pay or reimburse each Lender and each Agent for all their costs and expenses incurred in connection with, and to pay, indemnify, and hold each Agent and each Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights (including in any workout proceedings, restructuring, standstill or forbearance providing relief to the Credit Parties) under any Credit Document and any such other documents, including, without limitation, reasonable out-of-pocket fees and disbursements of counsel to each Agent and each Lender (including, but not limited to, reasonable fees and expenses of one counsel to the Administrative Agent, reasonable fees and costs allocated to internal counsel to the Administrative Agent, and one counsel to other Lenders taken together, and one local counsel in each appropriate jurisdiction and expenses incurred in connection with travel, courier, reproduction, printing and delivery expenses), incurred in connection with the foregoing and in connection with advising the Administrative Agent with respect to its rights and responsibilities under this Agreement and the documentation relating thereto, subject to receipt of supporting documentation in reasonable detail (it being agreed that the Agents and the Lenders shall have the right to employ separate counsel and the Company shall bear the reasonable out-of-pocket fees, costs, and expenses of such separate counsel if (A) the use of the selected counsel would present such counsel with a conflict of interest or (B) the actual or potential defendants in, or targets of, any such action include both the Company and the Agents and/or a Lender, and such Agent or Lender shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Company or any other such Person);

(iii) to promptly pay, indemnify, and to hold each Agent and each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect thereto, or resulting from any delay in paying such recording and filing fees, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents; and

(iv) to pay, indemnify, and hold each Agent, and each Lender (each, an “Indemnified Person”) and their respective affiliates, officers, directors, employees, trustees, advisors and agents (the affiliates, officers, directors, employees, trustees, advisors and agents of any Indemnified Person are such Indemnified Person’s “Related Parties”) harmless from and against any and all other actual out-of-pocket liabilities, obligations, losses, damages (including punitive damages), penalties, fines, claims (whether brought by a third party or by the Company or any other Credit Party or any of the Company’s or such Credit Party’s directors, shareholders or creditors, and regardless of whether any Indemnified Person is a party thereto), actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable experts’ and consultants’ fees and reasonable fees and disbursements of counsel and third party claims for personal injury or real or personal property damage) which may be incurred by or asserted against any Agent, the Lenders or the Related Parties (x) arising out of or in connection with any investigation, litigation or proceeding related to this

Agreement, the other Credit Documents, the proceeds of the Loans, or any of the other transactions contemplated hereby or thereby, whether or not any Agent or any of the Lenders is a party thereto, (y) with respect to any environmental matters, any environmental compliance expenses and remediation expenses in connection with the presence, suspected presence, release or suspected release of any Materials of Environmental Concern in or into the air, soil, groundwater, surface water or improvements at, on, about, under, or within the Properties, or any portion thereof, or elsewhere in connection with the transportation of Materials of Environmental Concern to or from the Properties, or (z) without limiting the generality of the foregoing, by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payments under, Letters of Credit (it being agreed that nothing in this Section 12.5(a)(iv)(z) is intended to limit the Company’s obligations pursuant to Section 2.6);

(all the foregoing, collectively, the “Indemnified Liabilities”), provided that the Company shall have no obligation hereunder with respect to Indemnified Liabilities of any Indemnified Person or its Related Parties arising from the gross negligence or willful misconduct of such Indemnified Person or its Related Parties as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(b) To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnified Person and its Related Parties on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(c) The agreements in this Section 12.5 shall survive repayment of the Loans and all other amounts payable hereunder.

(d) All amounts due under this Section 12.5 shall be payable promptly after written demand therefor.

12.6 Successors and Assigns; Participations; Purchasing Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Company, the Lenders, the Agents, all future holders of the Loans, and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions, Approved Funds or Lender Affiliates (“Participants”) participating interests in any Loan owing to such Lender, any participating interest of such Lender in the Letters of Credit, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Credit Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Credit Documents, the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents; provided, however, that such Lender shall not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 12.1(a)(i) that affects such Participant. The Company agrees that if amounts outstanding under this Agreement and the Loans are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Loan to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Loan; provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lenders the proceeds thereof, as provided in Section 12.7. The Company also agrees that each Participant shall be entitled to the benefits of Sections 5.12, 5.19, 5.20 and 5.23 with respect to its participation in the Letters of Credit and in the Commitments and the Loans outstanding from time to time; provided that (x) no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, (y) each Participant shall be subject to the provisions of paragraph (c) of Section 5.20 and (z) a Participant shall not be entitled to the benefits of Section 5.23 unless the Company is notified of the participation interest sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 5.23(g) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loans, Notes or Letters of Credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loans, Notes or Letters of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c) Any Lender (an “Assignor”) may, in the ordinary course of its business and in accordance with applicable law, with the prior written consent of each applicable L/C Issuer (provided that no consent of an L/C Issuer shall be required if (x) an Event of Default occurs with respect to the Company under Section 10.1(f) and (y) such L/C Issuer has no outstanding Letters of Credit at that time), at any time sell to any Lender, any Affiliate or Lender Affiliate thereof (including any Affiliate or Subsidiary of such transferor Lender) or any Approved Fund and, with the prior written consent of the Company (provided that the Company shall be deemed to have consented unless the Company shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and in any case subject to the penultimate sentence of this paragraph (c)) and the Administrative Agent (which in each case shall not be unreasonably withheld, conditioned, or delayed), sell to one or more additional banks or financial institutions, as one or more assignees thereof (together, an “Assignee”), all or any part of its rights and obligations under this Agreement, the Notes and the other Credit Documents and, with respect to the Letters of Credit, such Lender’s L/C Participating Interest, pursuant to an Assignment and Assumption executed by such Assignee, such assigning Lender (and by the Company, the Administrative Agent and each L/C Issuer, to the extent their consent is required), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (A) each such sale pursuant to this Section 12.6(c) of a Lender’s rights and obligations (I) to a Person which is not then a Lender or an Affiliate or Lender Affiliate of a Lender shall be of the entire remaining amount of the assigning Lender’s rights and obligations or, if less than such entire remaining amount, of Commitments and/or Loans of $5,000,000 or more unless otherwise agreed by the Company and the Administrative Agent; and (II) to a Person which is then a Lender or an Affiliate or Lender Affiliate of a Lender may be in any amount and shall not require the consent of the Company or the Administrative Agent, and (B) each Assignee which is a Foreign Lender shall comply with the provisions of Section 5.23(g); and provided, further, that the foregoing shall not prohibit a Lender from selling participating interests in accordance with Section 12.6(b) in all or any portion of its Commitments and/or Loans (without duplication). For purposes of sub-clauses (A) and (B) of the first proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with the Commitments and Loans as set forth therein, and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Such Assignment and Assumption shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Assignee and the resulting adjustment of Commitment Percentages arising from the purchase by such Assignee of all or a portion of the rights and obligations of such assigning Lender under this Agreement. Notwithstanding anything herein to the contrary (and to the extent permitted by law), after the occurrence and during the continuance of a Specified Event of Default any Lender may sell all or any part of its rights and obligations under this Agreement without the consent of the Company.

(d) The Administrative Agent acting on behalf of and as an agent for the Company, shall maintain at the address of the Administrative Agent referred to in Section 12.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, the principal amount (and stated interest) of any Revolving Credit Loans, if any owing to, and if such Lender has any Revolving Credit Commitment, the L/C Participating Interests of, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans or L/C Participating Interests recorded therein for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an Assignee (and by the Company, each applicable L/C Issuer and the Administrative Agent to the extent required hereby), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (which fee the Company shall have no obligation to pay and which fee may be waived by the Administrative Agent in its discretion), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Company.

(f) If, pursuant to this Section 12.6, any interest in this Agreement or any Loan or Letter of Credit is transferred to any Person (such Person, a “Transferee”) which would be a Foreign Lender upon the effectiveness of such transfer, the assigning Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the assigning Lender (for the benefit of the assigning Lender, the Administrative Agent and the Company) that under applicable law and treaties no Taxes will be required to be withheld by the Administrative Agent, the Company or the assigning Lender with respect to any payments to be made to such Transferee in respect of the Loans or L/C Participating Interests, (ii) to furnish to the assigning Lender (and, in the case of any Assignee registered in the Register, the Administrative Agent and the Company) such Internal Revenue Service Forms required to be furnished pursuant to Section 5.23(g) and (iii) to agree (for the benefit of the assigning Lender, the Administrative Agent and the Company) to be bound by the provisions of Section 5.23(g).

(g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment (i) by a Lender of any Loan or Note to any Federal Reserve Bank or other central bank in accordance with applicable law and (ii) by a Lender or a Lender Affiliate which is a fund to its trustee in support of its obligations to its trustee; provided that any transfer of Loans or Notes upon, or in lieu of, enforcement of or the exercise of remedies under any such pledge shall be treated as an assignment thereof which shall not be made without compliance with the requirements of this Section 12.6.

(h) The Company, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (g) above.

12.7 Adjustments; Set-off; Cashless Settlement.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or Lenders, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of any of its Revolving Credit Loans or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.1(f), or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Credit Loans or L/C Participating Interests, as the case may be, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Revolving Credit Loans or L/C Participating Interests, as the case may be, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Lender so purchasing a portion of another Lender’s Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give the Company notice of any set-off, provided that the failure to give such notice shall not affect the validity of such set-off.

(b) Upon the occurrence and during the continuance of an Event of Default specified in Section 10.1(a) or 10.1(f), each Agent and each Lender are hereby irrevocably authorized at any time and from time to time without notice to the Company, any such notice being hereby waived by the Company, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Agent or such Lender to or for the credit or the account of the Company or any part thereof in such amounts as such Agent or such Lender may elect, on account of the liabilities of the Company hereunder and under the other Credit Documents and claims of every nature and description of such Agent or such Lender against the Company in any currency, whether arising hereunder, or otherwise, under any other Credit Document as such Agent or such Lender may elect, whether or not such Agent or such Lender has made any demand for payment and although such liabilities and claims may be contingent or unmatured. Each Agent and each Lender shall notify the Company promptly of any such setoff made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Agent and each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Agent or such Lender may have.

(c) Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent and such Lender.

12.8 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and the reductions of the Letter of Credit Commitment of any L/C Issuer constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 12.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Company without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Company hereby agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Company, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and waives any claim against any Lender-Related Person for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

(b) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

(c) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed “pdf.” or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include “Electronic Signatures”, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.9 [Reserved].

12.10 GOVERNING LAW; NO THIRD PARTY RIGHTS. THIS AGREEMENT AND THE LOANS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE LOANS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS AGREEMENT IS SOLELY FOR THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND, EXCEPT AS SET FORTH IN SECTION 12.6, NO OTHER PERSONS SHALL HAVE ANY RIGHT, BENEFIT, PRIORITY OR INTEREST UNDER, OR BECAUSE OF THE EXISTENCE OF, THIS AGREEMENT.

12.11 SUBMISSION TO JURISDICTION; WAIVERS.

(a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 12.2 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND

(iv) AGREES THAT NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.12 No Fiduciary Duty, etc.

(a) The Company acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Agent or Lender will have any obligations except those obligations expressly set forth herein and in the other Credit Documents and each Agent and Lender is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the Credit Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. The Company agrees that it will not assert any claim against any Agent or Lender based on an alleged breach of fiduciary duty by such Agent or Lender in connection with this Agreement and the transactions contemplated hereby. Additionally, the Company acknowledges and agrees that no Agent or

Lender is advising the Company as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Credit Documents, and the Agents and Lenders shall have no responsibility or liability to the Company with respect thereto.

(b) The Company further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Agent and Lender, together with its respective Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Agent or Lender may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Company and other companies with which the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Agent or Lender or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, the Company acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Agent and Lender and its respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Company may have conflicting interests regarding the transactions described herein and otherwise. No Agent or Lender will use confidential information obtained from the Company by virtue of the transactions contemplated by the Credit Documents or its other relationships with the Company in connection with the performance by such Agent or Lender of services for other companies, and no Agent or Lender will furnish any such information to other companies. The Company also acknowledges that no Agent or Lender has any obligation to use in connection with the transactions contemplated by the Credit Documents, or to furnish to the Company, confidential information obtained from other companies.

12.13 Confidentiality.

(a) Each of the Administrative Agent, the FILO Administrative Agent, each L/C Issuer (as a result of any issuance of a Letter of Credit under this Agreement) and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or securitization relating to the Company and its obligations, (vii) with the consent of the Company or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, the FILO Administrative Agent, any L/C Issuer or any Lender on a nonconfidential basis from a source other than the Company. In addition, the Administrative Agent, the FILO Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, the FILO Administrative Agent, any L/C Issuer or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential; provided, further, that, in the case of clauses (ii) and (iii) (other than in connection with routine regulatory examinations), unless specifically prohibited by applicable law, court order or the applicable regulatory authority, each Lender, the Administrative Agent and the FILO Administrative Agent shall use its commercially reasonable efforts to notify the Company of any such non-public information prior to disclosure hereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 12.13(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE OTHER CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

12.14 USA Patriot Act. Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the Patriot Act), it may be required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Patriot Act.

12.15 Flood Insurance Provisions. In no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Collateral” or “ABL First Priority Collateral” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Credit Document.

12.16 Severability. If any provision of this Agreement or any other Credit Document is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (ii) the parties hereto shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.17 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any the applicable Resolution Authority.

12.18 Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

13. CERTAIN ADDITIONAL MATTERS PERTAINING TO FILO CREDIT LOANS.

13.1 Post-Petition Financing; Insolvency Proceedings. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, if any Credit Party shall be subject to any proceeding under any Debtor Relief Laws, the Lenders hereby agree as follows:

(a) Conforming Post-Petition Financings. If the Administrative Agent or any Revolving Credit Lenders shall seek to provide any Credit Party with, or consent to a third party providing, any Post-Petition Financing, with such Post-Petition Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the United States Bankruptcy Code or other applicable Law, would be Collateral), each of the FILO Credit Secured Parties agrees and confirms that it shall be deemed to have consented to such Post-Petition Financing and to the Liens securing the same (or securing any claim for diminution in value in connection therewith) and that it shall not object to any such Post-Petition Financing or to the Liens securing the same (or securing any claim for diminution in value in connection therewith) (nor support any other Person objecting to such Post-Petition Financing or to the Liens securing the same (or securing any claim for diminution in value in connection therewith) or request the Administrative Agent make any such objection), on any grounds whatsoever so long as (i) the Administrative Agent retains its Lien on the Collateral to secure the FILO Credit Obligations, subordinate to the Liens securing such Post-Petition Financing which satisfies the terms and conditions of this Section 13.1 (and any Lien securing any claim for diminution in value in connection therewith), but otherwise with the same relative priority vis-a-vis other liens in the Collateral as existed immediately prior to the commencement of such proceeding; provided that, if in connection with any Post-Petition Financing provided, or consented to, by the Administrative Agent or any Revolving Credit Lender, any Liens on the Collateral held by the Collateral Agent, or any Liens securing such Post-Petition Financing, are subject to a surcharge or are subject to a Carve Out, court ordered charge, fee or other similar interest or right, and so long as the amount of such surcharge, Carve Out, court ordered charge, fee or other similar interest or right is reasonable under the circumstances, then the Liens of the Collateral Agent on the Collateral securing the FILO Credit Obligations shall also be subordinated to such surcharge, claim, Carve Out, court ordered charge, fee or other similar interest or right to the same extent as the Revolving Credit Obligations and/or Post-Petition Financing, as applicable, (ii) the aggregate principal amount of the unfunded commitments and loans and letter of credit accommodations outstanding under any such Post-Petition Financing, together with the aggregate Revolving Credit Loans and the outstanding balance of any Letters of Credit (giving effect to any repayments), does not exceed the Maximum Revolving Insolvency Amount, (iii) the Administrative Agent under such Post-Petition Financing shall implement, and maintain, at all times, a reserve against all Borrowing Bases under such Post-Petition Financing in the amount of the Carve Out, (iv) the Administrative Agent under such Post-Petition Financing shall implement, and maintain, at all times, a reserve against all Borrowing Bases under such Post-Petition Financing in the amount of the FILO Deficiency Reserve, consistent with the terms of this Agreement, (v) such Post-Petition Financing shall not compel any Credit Party to seek confirmation of a specific plan of reorganization, unless the FILO Credit Obligations shall be indefeasibly paid in full in cash on the effective date thereof, and (vi) such Post-Petition Financing shall be subject to the same rights of the FILO Administrative Agent and the FILO Credit Lenders with respect to amendments, waivers and modifications as set forth in Section 12.1(a) with respect to this Agreement and the other Credit Documents (a Post-Petition Financing complying with the provisions of this paragraph referred to herein as a “Conforming Post-Petition Financing”).

(b) Other Post-Petition Financing Offers. The FILO Credit Secured Parties hereby agree that they shall not, and shall not permit any Affiliate controlled by any of them to, (i) provide or offer to provide any Post-Petition Financing to the Credit Parties or (ii) except in the case of a Conforming Post-Petition Financing provided in accordance with Section 13.1(a), endorse, or support any other Person in, the provision of any Post-Petition Financing to the Credit Parties in any proceeding under any Debtor Relief Laws with respect to a Credit Party.

(c) Adequate Protection. All adequate protection granted to the Agents in any proceeding under any Debtor Relief Laws with respect to a Credit Party, including all Liens granted to the Collateral Agent in any such proceeding as adequate protection, are intended to be for the benefit of all Secured Parties and shall be subject to Section 5.18, subject to any court order affecting the rights and interests of the parties hereto not in conflict with the terms hereof. Without limiting the foregoing, the FILO Administrative Agent, on behalf of the FILO Credit Secured Parties, shall have the right to seek adequate protection for the FILO Credit Loans solely in the form of payment of interest at the then applicable interest rate for the FILO Credit Loans and reimbursement of reasonable expenses of the FILO Administrative Agent; provided, however, that the Administrative Agent, on behalf of the Revolving Credit Secured Parties, may contest (or support any other Person contesting) any request by any FILO Credit Secured Parties for such adequate protection from proceeds of Collateral unless each of the following conditions is satisfied: (i) such payments are approved by a final order of the applicable U.S. Bankruptcy Court (or other court of competent jurisdiction) approving a Post-Petition Financing consented to by the Administrative Agent, (ii) the Administrative Agent and the other Secured Parties (other than the FILO Credit Secured Parties) are also receiving adequate protection payments covering their interest, fees and expenses, (iii) the amount of all such payments is added to the Maximum Revolving Insolvency Amount, and (iv) the FILO Credit Secured Parties agree to pay over an amount not to exceed the payments so received if the Revolving Credit Obligations and all obligations under such Post-Petition Financing are not Paid in Full in such Proceeding.

(d) Relief from Stay. Each of the FILO Credit Secured Parties agrees not to (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any proceeding under any Debtor Relief Laws with respect to a Credit Party, without the prior written consent of the Administrative Agent, or (ii) oppose any request by the Administrative Agent, any other Secured Party (other than any FILO Credit Secured Party), or, in the case of any Conforming Post-Petition Financing, any Person providing such Post-Petition Financing, for relief from the automatic stay or any other stay in any such proceeding.

(e) Judgment Liens. Each of the FILO Credit Secured Parties agrees that, in the event that any FILO Credit Secured Party becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights and remedies with respect to the FILO Credit Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes.

(f) Intercreditor Agreement Controls. For the avoidance of doubt in the event of any inconsistency between this Article 13 and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall govern and control.

13.2 Separate Classifications. Whether or not it is held that the Revolving Credit Obligations and the FILO Credit Obligations together constitute only one secured claim (rather than separate classes of secured claims), the FILO Credit Secured Parties hereby agree that in any proceeding under any Debtor Relief Laws with respect to a Credit Party, all payments and distributions shall be applied as if the Revolving Credit Obligations and the FILO Credit Obligations were separate classes of secured claims against the Credit Parties in respect of the Collateral with the effect that the Revolving Credit Secured Parties and the FILO Credit Secured Parties shall be entitled to receive payment of all amounts owing to them as set forth pursuant to the priorities in Section 5.18 (whether or not allowed in such proceeding, and including in respect of post-petition interest and expenses) that would be owing to them as if the Revolving Credit Obligations and the FILO Credit Obligations were so classified as a separate claim and secured by a separate Lien, and any payments or proceeds of Collateral otherwise received or receivable shall be turned over to the appropriate Secured Party to the extent necessary to effectuate the intent of this Section 13.2.

13.3 Avoidance and Reinstatement. If a Secured Party or a FILO Credit Secured Party receives payment or property on account of any Revolving Credit Obligations or FILO Credit Obligations, respectively, and the payment is subsequently invalidated, avoided, declared to be fraudulent or preferential, set aside or otherwise required to be transferred to a trustee, receiver or the estate of any Credit Party (in each instance, to the extent required by applicable Law, a “Recovery”), then, to the extent of the Recovery, the applicable Obligations intended to have been satisfied by the payment will be reinstated as Revolving Credit Obligations or FILO Credit Obligations, as applicable, as of the date of such payment, and no payment with respect to, or discharge of the Revolving Credit Obligations or FILO Credit Obligations, as applicable, will be deemed to have occurred for all purposes hereunder. If this Agreement is terminated prior to a Recovery, this Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair, or otherwise affect the obligations of the Credit Parties from the date of reinstatement. Upon such reinstatement of any Obligations, each applicable Secured Party will disgorge and deliver to the Administrative Agent any Collateral or proceeds thereof received in payment of, or to discharge, such Obligations to effect the reinstatement required pursuant to the terms hereof. No Secured Party may benefit from a Recovery, and any distribution made to a Secured Party as a result of a Recovery will be paid over to the Administrative Agent for application to the Obligations in accordance with Section 5.18 (after application to any Post-Petition Financing that is a Conforming Post-Petition Financing or is otherwise consented to by the FILO Administrative Agent).

13.4 Payments Over. In the event that, notwithstanding the provisions of this Article 13, payments or proceeds of Collateral shall be received by any Secured Party in violation of the priorities set forth herein, such payments or proceeds of Collateral shall be held in trust for the benefit of and shall be paid over to or delivered to the Administrative Agent upon the Administrative Agent’s or the Required Lenders’ written demand.

13.5 Subrogation. Until the Revolving Credit Obligations are Paid in Full, the FILO Credit Secured Parties shall have no right of subrogation to the rights of the Revolving Credit Secured Parties to receive payments or distributions of cash or property applicable to the Revolving Credit Obligations. For purposes of such subrogation, no payments or distributions to the Revolving Credit Secured Parties of any cash or property to which the FILO Credit Secured Parties would be entitled except for the provisions of this Agreement, and no payment over to the Revolving Credit Secured Parties pursuant to this Agreement by the FILO Credit Secured Parties, as between any Credit Party, its creditors (other than the Revolving Credit Secured Parties), and the FILO Credit Secured Parties, shall be deemed to be a payment by the Credit Parties to or on account of the FILO Credit Obligations.

13.6 FILO Purchase Option.

(a) If any Purchase Option Event shall occur, the FILO Credit Lenders shall have the right, but not the obligation, to purchase all, but not less than all, of the Revolving Credit Obligations; provided that such option shall expire if the FILO Administrative Agent on behalf of the electing FILO Credit Lenders fails to deliver a written notice (a “Purchase Notice”) to the Administrative Agent within ten (10) Business Days following the date the FILO Administrative Agent obtains knowledge of the occurrence of a Purchase Option Event (or, in the case of a Purchase Option Event arising under clause (g) of such defined term, five (5) Business Days), which Purchase Notice shall (i) identify the applicable FILO Credit Lenders committing to such purchase (the “Purchasing Creditors”) and indicate the percentage of the Revolving Credit

Obligations to be purchased by each Purchasing Creditor (which aggregate commitments must add up to one hundred percent (100%) of the Revolving Credit Obligations) and (ii) confirm that the offer contained therein is irrevocable. Upon receipt of such Purchase Notice by the Administrative Agent, the Purchasing Creditors shall have from the date of delivery thereof to and including the date that is ten (10) Business Days after the Purchase Notice was received by the Administrative Agent (or such later date as may be agreed by the Administrative Agent in its sole discretion) to purchase all (but not less than all) of the Revolving Credit Obligations (the date of such purchase, the “Purchase Date”).

(b) On the Purchase Date, the Administrative Agent and the Revolving Credit Secured Parties shall, subject to any required approval of any Governmental Authority, if any, sell to the Purchasing Creditors all (but not less than all) of the Revolving Credit Obligations. On such Purchase Date, the Purchasing Creditors shall (i) pay to the Administrative Agent, for the benefit of the Revolving Credit Secured Parties, as directed by the Administrative Agent, in immediately available funds the full amount of all Revolving Credit Obligations, together with all accrued and unpaid interest and fees, all in the amounts specified by the Administrative Agent and determined in good faith in accordance with the Credit Documents or other applicable documents, (ii) furnish such amount of cash collateral in immediately available funds as the Administrative Agent determines is reasonably necessary to secure the Revolving Credit Lenders on terms reasonably satisfactory to the Administrative Agent in connection with any (x) asserted indemnification claims, and (y) all Revolving Credit Obligations in respect of or relating to Letters of Credit but not in any event in an amount greater than 105% thereof, and (iii) agree to reimburse the Revolving Credit Lenders for any loss, cost, damage or expense resulting from the granting of provisional credit for any checks, wire or ACH transfers that are reversed or not final or other payments provisionally credited to the Revolving Credit Obligations and as to which the Administrative Agent and the other Revolving Credit Lenders have not yet received final payment as of the Purchase Date. Such purchase price shall be remitted by wire transfer in immediately available funds to such bank account of the Administrative Agent (for the benefit of the applicable Secured Parties) as the Administrative Agent shall have specified in writing to the FILO Administrative Agent. Interest and fees shall be calculated to but excluding the Purchase Date if the amounts so paid by the applicable Purchasing Creditors to the bank account designated by the Administrative Agent are received in such bank account prior to 2:00 p.m., and interest shall be calculated to and including such Purchase Date if the amounts so paid by the Purchasing Creditors to the bank account designated by the Administrative Agent are received in such bank account after 2:00 p.m. Notwithstanding anything to the contrary contained in the Credit Documents, the Credit Parties hereby consent to and approve the assignment of the Revolving Credit Obligations contemplated by this Section 13.6(b).

(c) Any purchase pursuant to the purchase option described in this Section 13.6 shall, except as provided below, be expressly made without representation or warranty of any kind by the Administrative Agent or the other Revolving Credit Secured Parties as to the Revolving Credit Obligations, the Collateral or otherwise, and without recourse to the Administrative Agent and the other Revolving Credit Secured Parties as to the Revolving Credit Obligations, the Collateral or otherwise, except that the Administrative Agent and each of the other Revolving Credit Secured Parties, as to itself only, shall represent and warrant only as to (i) the principal amount of the Revolving Credit Obligations being sold by it, (ii) that such Person has not created any Lien on, or sold any participation in, any Revolving Credit Obligations being sold by it, and (iii) that such Person has the right to assign the Revolving Credit Obligations being assigned by it.

(d) In connection with any purchase of Revolving Credit Obligations pursuant to this Section 15.6, each Revolving Credit Secured Party agrees to enter into and deliver to the Purchasing Creditors on the Purchase Date, as a condition to closing, an assignment agreement substantially in the form of Exhibit C-1 to this Agreement or any other form approved by the Administrative Agent and, at the expense of the Credit Parties, each of the Revolving Credit Secured Parties shall deliver all possessory Collateral (if any), together with any necessary endorsements and other documents (including any applicable stock powers or note powers), then in such Secured Party’s possession or in the possession of its agent or bailee, or turn over control as to any Pledged Collateral, deposit accounts or securities accounts of which such Secured Party or its agent or bailee then has control, as the case may be, to the FILO Administrative Agent to act as the successor Administrative Agent and Collateral Agent and otherwise take such actions as may be reasonably appropriate to effect an orderly transition to the FILO Administrative Agent to act as the successor Administrative Agent and Collateral Agent. Upon the consummation of the purchase of the Revolving Credit Obligations pursuant to this Section 13.6, the Administrative Agent shall be deemed to have resigned as an “agent” or “administrative agent” or “collateral agent” (or any similar role) for the Secured Parties, under the Credit Documents; provided the Administrative Agent (and all other agents under this Agreement) shall be entitled to all of the rights and benefits of a former “agent” or “administrative agent” or “collateral agent” under this Agreement.

(e) Notwithstanding the foregoing purchase of the Revolving Credit Obligations by the Purchasing Creditors, the Revolving Credit Secured Parties shall continue to have recourse to the Credit Parties for those contingent indemnification obligations and other obligations under the Credit Documents which by their terms would survive any repayment of the Obligations.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, the Administrative Agent, the Collateral Agent, the FILO Administrative Agent and each Lender have signed this Agreement as of the date first set forth above.

Administrative Agent and Collateral Agent: ECLIPSE BUSINESS CAPITAL LLC

By:	/s/ Robert Richardson
Name: Robert Richardson Its: Authorized Signatory

Revolving Credit Lenders: ECLIPSE BUSINESS CAPITAL SPV, LLC

By:	/s/ Robert Richardson
Name: Robert Richardson Its: Authorized Signatory

FILO Administrative Agent: ECLIPSE BUSINESS CAPITAL LLC

By:	/s/ Robert Richardson
Name: Robert Richardson Its: Authorized Signatory

FILO Credit Lenders: ECLIPSE BUSINESS CAPITAL SPV, LLC

By:	/s/ Robert Richardson
Name: Robert Richardson Its: Authorized Signatory

Signature Page to ABL Credit Agreement

The Company: KLX ENERGY SERVICES HOLDINGS, INC.

By:	/s/ Max Bouthillette
Name: Max Bouthillette Its: Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

Signature Page to ABL Credit Agreement